Exhibit 10.1

Execution Version

VISHAY INTERTECHNOLOGY, INC.

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF JUNE 24, 2008

COMERICA BANK,
AS LEAD ARRANGER, BOOK RUNNING MANAGER AND
ADMINISTRATIVE AGENT

BANK OF AMERICA N.A. AS CO-SYNDICATION AGENT

JPMORGAN CHASE BANK, N.A AS CO-SYNDICATION AGENT

HSBC BANK USA, NATIONAL ASSOCIATION AS DOCUMENTATION AGENT

i

	4.2	Accrual of Interest and Maturity; Evidence of Indebtedness	65
	4.3	Repayment of Principal	66
	4.4	Requests for Term Loan Advances; Refundings and Conversions of
		Advances of Term Loan	67
	4.6	Prime-based Advance in Absence of Election or Upon Default	71
	4.7	Interest Payments; Default Interest	71
	4.8	Optional Prepayment of Term Loan	72
	4.9	Mandatory Prepayment of Term Loan	73
	4.10	Use of Proceeds	74

4A.	MARGIN ADJUSTMENTS		74
	4A.1	Margin Adjustments	74
	4A.2	Margins	75

5.	CONDITIONS		75
	5.1	Execution of this Agreement and the other Loan Documents	75
	5.2	Corporate Authority	76
	5.3	Collateral Documents and Guaranties	76
	5.4	Representations and Warranties — All Parties	76
	5.5	Compliance with Certain Documents and Agreements	76
	5.6	Opinion of Counsel	76
	5.7	Certificates	77
	5.8	Payment of Fees	77
	5.9	Other Documents and Instruments	77
	5.10	Continuing Conditions	77

6.	REPRESENTATIONS AND WARRANTIES		77
	6.1	Corporate Existence	77
	6.2	Due Authorization — Company	78
	6.3	Due Authorization — Significant Subsidiaries	78
	6.4	Title to Material Property	78
	6.5	Encumbrances	78
	6.6	Subsidiaries	78
	6.7	Taxes	79
	6.8	No Defaults	79
	6.9	Compliance with Laws	79
	6.10	Enforceability of Agreement and Loan Documents	79
	6.11	Non-contravention — Company	80
	6.12	Non-contravention — Other Parties	80
	6.13	No Litigation — Company	80
	6.14	No Litigation — Other Parties	80
	6.15	Consents, Approvals and Filings, Etc.	81
	6.16	Agreements Affecting Financial Condition	81
	6.17	No Investment Company; No Margin Stock	81
	6.18	ERISA	82
	6.19	Environmental Matters and Safety Matters	82
	6.20	Accuracy of Information	83

7.	AFFIRMATIVE COVENANTS		84
	7.1	Preservation of Existence, Etc.	84
	7.2	Keeping of Books	84
	7.3	Reporting Requirements	84
	7.4	Tangible Net Worth	85
	7.5	Leverage Ratio	85
	7.6	Fixed Charge Coverage Ratio	86
	7.7	Inspections	86
	7.8	Taxes	86
	7.9	Further Assurances and Information	86
	7.10	Insurance	86
	7.11	Indemnification	87
	7.12	Governmental and Other Approvals	87
	7.13	Compliance with Contractual Obligations and Laws	87
	7.14	ERISA	88
	7.15	Environmental Matters	88
	7.16	Significant Subsidiaries	89
	7.17	Security and Defense of Collateral	92
	7.18	Vishay Israel	93
	7.19	Use of Proceeds	93

8.	NEGATIVE COVENANTS		93
	8.1	Capital Structure, Business Objects or Purpose	93
	8.2	Limitations on Fundamental Changes	94
	8.3	Guaranties	95
	8.4	Debt	95
	8.5	Liens	97
	8.6	Dividends	98
	8.7	Investments	98
	8.8	Accounts Receivable	100
	8.9	Transactions with Affiliates	100
	8.10	Intentionally Omitted	101
	8.11	Prohibition Against Certain Restrictions	101
	8.12	Intentionally omitted	101
	8.13	Amendment of Subordinated Debt and Other Debt Documents and
		Permitted Securitizations	101
	8.14	Payment or Prepayment of Other Debts	101

9.	DEFAULTS		102
	9.1	Events of Default	102
	9.2	Exercise of Remedies	105
	9.3	Rights Cumulative	105
	9.4	Waiver by Company and Permitted Borrowers of Certain Laws	105
	9.5	Waiver of Defaults	106

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		106
	10.1	Payment Procedure	106

	10.2	Application of Proceeds of Collateral	108
	10.3	Pro-rata Recovery	108
	10.4	Set Off	108

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		109
	11.1	Reimbursement of Prepayment Costs	109
	11.2	Eurocurrency Lending Office	110
	11.3	Availability of Alternative Currency	110
	11.4	Refunding Advances in Same Currency	110
	11.5	Circumstances Affecting Eurocurrency-based Rate Availability	110
	11.6	Laws Affecting Eurocurrency-based Advance Availability	111
	11.7	Increased Cost of Eurocurrency-based Advances	111
	11.8	Indemnity	112
	11.9	Judgment Currency	112
	11.10	Capital Adequacy and Other Increased Costs	113
	11.11	Substitution of Lenders	113
	11.12	Right of Lenders to Fund through Branches and Affiliates	114

12.	AGENT		115
	12.1	Appointment of Agent	115
	12.2	Deposit Account with Agent or any Lender	115
	12.3	Exculpatory Provisions	115
	12.4	Successor Agent	116
	12.5	Loans by Agent	116
	12.6	Credit Decisions	116
	12.7	Intentionally Omitted	117
	12.8	Agent’s Fees	117
	12.9	Nature of Agency	117
	12.10	Authority of Agent to Enforce This Agreement	117
	12.11	Indemnification	117
	12.12	Knowledge of Default	118
	12.13	Agent’s Authorization; Action by Lenders	118
	12.14	Enforcement Actions by Agent	119
	12.15	Collateral Matters	119
	12.16	Syndication Agent and Documentation Agents	120
	12.17	No Reliance on Agent’s Customer Identification Program	121

13.	MISCELLANEOUS		121
	13.1	Accounting Principles	121
	13.2	Consent to Jurisdiction	121
	13.3	Law of Michigan	122
	13.4	Interest	122
	13.5	Closing Costs; Other Costs	122
	13.6	Notices	123
	13.7	Further Action	124
	13.8	Successors and Assigns; Assignments and Participations	124
	13.9	Indulgence	128

13.10	Counterparts	128
13.11	Amendment and Waiver	128
13.12	Taxes and Fees	130
13.13	Confidentiality	130
13.14	Withholding Taxes	130
13.15	ERISA Restrictions	131
13.16	Restatement Date	133
13.17	Severability	133
13.18	Table of Contents and Headings; Construction of Certain Provisions	133
13.19	Independence of Covenants	133
13.20	Reliance on and Survival of Various Provisions	133
13.21	WAIVER OF JURY TRIAL	133
13.22	Complete Agreement; Amendment and Restatements	134
13.23	Patriot Act Notice	134
13.24	Advertisements	134
13.25	Electronic Transmissions	134

[Schedules and Exhibits will be provided to the Securities and Exchange Commission, Supplementally, upon request.]

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

     THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is made as of the 24th day of June, 2008 by and among Lenders (as defined below), Comerica Bank, as Lead Arranger, Book Running Manager and Administrative Agent for Lenders (in its capacity as Administrative Agent, “Agent”), JPMorgan Chase Bank, N.A. as Co-Syndication Agent, Bank of America N.A. as Co-Syndication Agent, HSBC Bank USA, National Association as Documentation Agent, Vishay Intertechnology, Inc., a Delaware corporation (“Company”) and the Permitted Borrowers (as defined below and collectively with Company, the “Borrowers”) from time to time signatory hereto.

RECITALS

     A. The Borrowers have requested that Lenders amend and restate that certain Third Amended and Restated Credit Agreement dated as of April 20, 2007 (as amended the “Prior Credit Agreement”).

     B. Lenders are prepared to amend and restate the Prior Credit Agreement and to continue to extend credit to the Borrowers by amendment, restatement and renewal (but not in novation) of the Prior Credit Agreement, but only upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, BORROWERS, AGENT, AND LENDERS AGREE:

     1. DEFINITIONS

     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

     “Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be any Borrower and/or any Significant Subsidiary which is not a Permitted Borrower hereunder jointly and severally with Company) as named in an application to Agent for the issuance of such Letter of Credit.

     “Advance(s)” shall mean, as the context may indicate, a Revolving Credit Advance, a Term Loan Advance or a Swing Line Advance (including without limitation any readvance, refunding or conversion of such Revolving Credit Advance, Term Loan Advance or Swing Line Advance pursuant to Sections 2.3, 2.5(c) or 4.4 hereof) and any advance in respect of a Letter of Credit under Section 3.6 hereof (including without limitation the unreimbursed amount of any draws under Letters of Credit) and shall include, as applicable, each Eurocurrency-based Advance, Quoted Rate Advance and Prime-based Advance. For the avoidance of doubt, Advances hereunder shall include all borrowings under the Prior Credit Agreement and still outstanding as of the Restatement Date.

     “Affected Lender” shall have the meaning set forth in Section 11.11 hereof.

     “Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise indicated, or the context otherwise requires, “Affiliates” as used herein shall mean Affiliates of Company.

     “Agent” shall mean Comerica Bank, a Texas banking association, acting as administrative agent hereunder, or any successor administrative agent appointed in accordance with Section 12.4 hereof.

     “Agent’s Correspondent” shall mean for Advances in eurodollars, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States); for Advances in other Alternative Currencies, at such bank or banks as Agent may from time to time designate by written notice to the Borrowers and Lenders.

     “Agent’s Fees” shall mean those fees and expenses required to be paid by Company to Agent under Section 12.8 hereof.

     “Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

     “Alternative Currency” shall mean Japanese Yen (“¥”), British Pounds Sterling (“Sterling”) and the Euro, and, subject to availability and to the terms and conditions of this Agreement, such other freely convertible foreign currencies, as requested by any of Borrowers and acceptable to Agent and Lenders, in their reasonable discretion.

     “Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 4.1.

     “Applicable Interest Rate” shall mean the Eurocurrency-based Rate, the Prime-based Rate or, with respect to Swing Line Advances, the Quoted Rate, as selected by a Borrower from time to time subject to the terms and conditions of this Agreement.

     “Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 4.1.

     “Asset Sale” shall mean the sale, transfer or other disposition by any Borrower or any of their Subsidiaries of any asset to any Person (other than to a Borrower or a Guarantor).

     “Assignment Agreement” shall have the meaning ascribed to such term in Section 13.8(c) hereof.

     “Authorized Officer” shall mean the Chairman, any Vice Chairman, President, Treasurer, CFO, or the Corporate Controller of Company or any applicable Subsidiary, as the case may be, or any person otherwise designated by Company or such Subsidiary, as the case may be, as having the authority to act for Company or such Subsidiary in the particular instance.

     “BCc Replacement Financing” shall mean the debt in the aggregate amount of $105,000,000 issued by Company to refinance certain mezzanine debt issued by BCcomponents Holdings B.V., a Dutch private limited liability company.

     “Borrowers” is defined in the preamble.

     “Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York, and if funds are to be paid or made available in any Alternative Currency, on such day in the place where such funds are to be paid or made available and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency-based Advance denominated in Euros, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Advance are to be made which is a Trans-European Business Day.

     “Capital Expenditures” shall mean, without duplication, any amounts paid or accrued for a period in respect of any purchase or other acquisition for value of fixed or capital assets, net of the cash proceeds of any grant (but exclusive of any related debt issuance or other borrowing) received during such period by Company or any of its Subsidiaries from any governmental authority, up to the aggregate amount of capital additions in the relevant jurisdiction in which such grant was received during such period; provided that, in no event shall Capital Expenditures include amounts expended in respect of normal repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

     “Collateral” shall mean all property or rights in which a security interest, mortgage, Lien or other encumbrance for the benefit of Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise.

     “Collateral Documents” shall mean the Pledge Agreements, and any related documents, including but not limited to that certain Reaffirmation of Domestic Pledge Agreements, in each case as may be amended, restated or otherwise modified from time to time.

     “Commodities Hedging Obligation(s)” shall mean any precious metal commodity swap agreement, forward purchase agreement, cap agreement or collar agreement, and any other agreement or arrangement entered into for protection against fluctuations in precious metal prices, and, except as used in the definition of “Indebtedness,” not for speculative purposes.

     “Company” is defined in the Preamble.

     “Consolidated” or “Consolidating” shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Company and its Subsidiaries mean the accounts of Company and its

Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP, applied on a consistent basis and consistent with the financial statements as at and for the fiscal year ended December 31, 2006.

     “Consolidated EBITDA” shall mean the EBITDA of Company and its Subsidiaries on a Consolidated basis.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     “Covenant Compliance Report” shall mean the report to be furnished by Company to Agent, substantially in the form attached hereto as Exhibit D, as such exhibit may be amended or otherwise modified from time to time by the Required Lenders, and certified by the chief financial officer of Company pursuant to Section 7.3(c) hereof, for the purpose of monitoring the Borrowers’ compliance herewith and to notify Lenders of the acquisition or creation of new Subsidiaries.

     “Current Dollar Equivalent” shall mean, as of any applicable date of determination, with respect to any Advance or Letter of Credit made, issued or carried in an Alternative Currency, the amount of Dollars which is equivalent to the then outstanding principal amount of such Advance or Letter of Credit at the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such Alternative Currency for delivery at approximately 11:00 A.M. (Detroit time) two (2) Business Days after such date. Alternative Currency equivalents of Advances in Dollars (to the extent used herein) shall be determined by Agent in a manner consistent herewith.

     “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities on a balance sheet and/or in accompanying footnotes in accordance with GAAP, including any contingent obligations resulting from the sale or transfer of assets.

     “Default” shall mean any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

     “Dollar Amount” shall mean (i) with respect to each Advance or Letter of Credit made, issued or carried (or to be made, issued or carried) in Dollars, the principal amount thereof and (ii) with respect to each Advance or Letter of Credit made, issued or carried (or to be made or carried) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Advance or Letter of Credit at the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such Alternative Currency at approximately 11:00 A.M. (Detroit time) two (2) Business Days before such Advance or Letter of Credit is made or issued (or to be made or issued), as such Dollar Amount may be adjusted from time to time pursuant to Section 2.11 hereof. When used with respect to any Alternative

Currency portion of an Advance or Letter of Credit being repaid or remaining outstanding at any time or with respect to any other sum expressed in an Alternative Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the principal amount of such Advance or Letter of Credit, or the amount so expressed in such Alternative Currency, at the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such Alternative Currency at the relevant time. Alternative Currency amounts of Advances made, carried or expressed in Dollars (to the extent used herein) shall be determined by Agent in a manner consistent herewith.

     “Dollars” and the sign “$” shall mean lawful money of the United States of America.

     “Domestic Advance” shall mean any Advance other than a Eurocurrency-based Advance or any other Advance denominated in an Alternative Currency.

     “Domestic Guaranty” shall mean that certain Third Amended and Restated Domestic Guaranty dated as of the Restatement Date delivered to Agent covering all Indebtedness outstanding of the Borrowers executed and delivered as of the date hereof (or to be executed and delivered by joinder) by Company and each of the Significant Domestic Subsidiaries, as amended, restated or otherwise modified from time to time.

     “Domestic Permitted Borrower” shall mean any Permitted Borrower which is a Domestic Subsidiary.

     “Domestic Subsidiary” shall mean any Subsidiary of Company incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Company or a Domestic Subsidiary of Company, and “Domestic Subsidiaries” shall mean any or all of them.

     “E-System” shall mean any electronic system and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

     “EBITDA” shall mean, of any Person, for any period, the Net Income of such Person for such period adjusted (A) to include, if applicable, the Net Income of any Person accrued during such period but prior to the date it became a Subsidiary of Company or was merged into or consolidated with Company (based on financial information reasonably satisfactory to Agent), and (B) to exclude, without duplication, the following items of income or expense to the extent that such items are included in the calculation of such Net Income: (a) Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets, (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, (h) any gain or loss associated with the sale or write-down of assets, (i) any gain or loss from or attributable to minority interests and (j) any gain or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to such Person or any Subsidiary of such Person by the entity accounted for by the equity method of accounting).

     “Effective Date” shall mean April 20, 2007.

     “Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or e-fax or otherwise to or from an e-system or other equivalent service.

     “EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

     “EMU Legislation” shall mean legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

     “Environmental Auditors” shall mean, when selected or retained by Company or Agent, as the case may be hereunder, such counsel, engineering or testing firms or other experienced, reputable environmental consultants reasonably acceptable to the Required Lenders.

     “Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

     “Equity Offering” shall mean the issuance and sale for cash, on or after the date hereof, by Company or any of its Subsidiaries of additional Equity Interests.

     “Equity Offering Adjustment” shall mean that amount to be added to the minimum Tangible Net Worth required to be maintained under Section 7.4 hereof consisting of an amount equal to seventy-five percent (75%) of each Equity Offering conducted by Company or any of its Subsidiaries, net of costs of issuance, on and after December 31, 2006, on a cumulative basis; provided, however, that in the case of each Equity Offering by a Subsidiary, the amount of the Equity Offering Adjustment shall not exceed 75% of the amount, if any, by which such Equity Offering increases Tangible Net Worth.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code, and the regulations in effect from time to time thereunder.

     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is under common control with Company within the meaning of Section 4001 of ERISA or is part of a group which includes Company and would be treated as a single employer under Section 414 of the Internal Revenue Code.

     “Euro” or “Euro Unit” shall mean the currency unit of the Euro as defined in the EMU Legislation.

     “Eurocurrency Rate” shall mean with respect to each Eurocurrency-based Advance carried in any Alternative Currency (and each Eurocurrency-Interest Period pertaining thereto) the per annum interest rate determined by Agent (or, in case of Swing Line Advances, Swing Line Lender) to be the offered rate for deposits in such currency with a term comparable to such Interest Period that appears on the applicable Reuters Screen Libor Page or the applicable British Bankers’ Association rate as reported by any generally recognized financial information service, in each case as reported at approximately 11:00 a.m., London time, two Business Days (or, in the case of a Eurocurrency-based Advance in Euros, on such other date as is customary in the relevant offshore interbank market) prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate for any such currency does not appear on a Reuters Screen Libor Page or is not reported by any generally recognized financial information service, “Eurocurrency Rate” shall mean, with respect to each such Advance denominated in such currency, the per annum interest rate at which deposits in the relevant currency are offered to Agent’s Eurocurrency Lending Office (or, in the case of Swing Line Advances, Swing Line Lender’s Eurocurrency Lending Office) by other prime banks in the relevant offshore interbank market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period.

     “Eurocurrency-based Advance” shall mean any Advance (including a Swing Line Advance) which bears interest at the Eurocurrency-based Rate.

     “Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin (subject, if applicable, to adjustment under Section 4A.1 hereof), plus the quotient of:

(A)

(a) in the case of Eurocurrency-based Advances carried in Dollars, the Eurodollar Rate, or

(b) in the case of Eurocurrency-based Advances carried in an Alternative Currency, the Eurocurrency Rate,

divided by

(B) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category,

all as conclusively determined by Agent (absent manifest error), such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     “Eurocurrency-Interest Period” shall mean, (a) for Swing Line Advances carried at the Eurocurrency-based Rate, an interest period of fourteen (14) days or one month (or any lesser number of days agreed to in advance by a Borrower, Agent and Swing Line Lender) and (b) for all other Eurocurrency-based Advances, an interest period of one, two, three or six months (or any lesser or greater number of days agreed to in advance by a Borrower together with Agent and Lenders) as selected by such Borrower, as applicable, for a Eurocurrency-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.

     “Eurocurrency Lending Office” shall mean, (a) with respect to Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and Lenders and (b) as to each of Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and Agent.

     “Eurodollar Rate” shall mean with respect to each Eurocurrency-based Advance carried in Dollars (and each Eurocurrency-Interest Period pertaining thereto) the per annum interest rate at which deposits in dollars are offered to Agent’s Eurocurrency Lending Office (or, in the case of Swing Line Advances, Swing Line Lender’s Eurocurrency Lending Office) by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period.

     “Event of Default” shall mean any of the events specified in Section 9.1 hereof.

     “Existing Letter of Credit” shall mean each letter of credit issued under the Prior Credit Agreement, if any, which is outstanding on the Restatement Date, as set forth on Schedule 1.4 hereto.

     “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” shall mean the fee letter dated May 16, 2008 between Company and Agent hereunder, as amended, restated or otherwise modified from time to time.

     “Fees” shall mean Agent’s Fees, the Revolving Credit Facility Fee, the Letter of Credit Fees, and the other fees and charges payable hereunder.

     “Fixed Charge Coverage Ratio” shall mean, with respect to Company and its Consolidated Subsidiaries, as of any date of determination, a ratio, (i) the numerator of which shall be equal to Consolidated EBITDA for the preceding four fiscal quarters ending on the date of determination, minus Capital Expenditures during such period and (ii) the denominator of which shall be the sum of regularly scheduled principal payments and Interest Expense of Company and its Consolidated Subsidiaries for such period, in each case determined in accordance with GAAP.

     “Foreign Guaranty” shall mean that certain Second Amended and Restated Foreign Guaranty dated August 31, 2007 covering all Indebtedness of the Foreign Permitted Borrowers hereunder (but expressly excluding any Hedging Obligations) executed and delivered whether by joinder or otherwise (or to be executed and delivered by joinder) by the Significant Foreign Subsidiaries, together with any other guaranty executed and delivered by a Significant Foreign Subsidiary, in each case as amended, restated or otherwise modified from time to time.

     “Foreign Permitted Borrower” shall mean any Permitted Borrower hereunder which is a Foreign Subsidiary of Company.

     “Foreign Subsidiary” shall mean any of Company’s Subsidiaries, other than a Domestic Subsidiary; and “Foreign Subsidiaries” shall mean any or all of them.

     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

     “Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

     “Granting Lender” shall mean a Lender which elects to grant to an SPFV the option to fund all or any part of any Advance that such Lender would otherwise be obligated to fund pursuant to this Agreement, in each case in accordance with Section 13.8(c) hereof; provided, however, that notwithstanding the funding by an SPFV of an Advance (or a portion thereof) hereunder, the Granting Lender shall retain all of its rights and obligations under this Agreement with respect to such Advance or otherwise.

     “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Company or Subsidiary, as applicable, in good faith.

     “Guaranties” shall mean the Domestic Guaranty and the Foreign Guaranty, and any other guaranty entered into in relation to the Indebtedness or any portion thereof, whether by joinder or otherwise, in each case as the same may be amended, restated or otherwise modified from time to time, and “Guaranty” shall mean any or all of them.

     “Guarantor(s)” shall mean each Person which shall have executed and delivered a Guaranty or a Joinder Agreement thereto.

     “Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

     “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Material on or about any facilities owned, leased or operated by Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to Hazardous Material and/or asbestos; any so-called “superfund” or “superlien” law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time prior to the payment in full of all Indebtedness and the termination in full of any obligations of the Lenders to extend Advances hereunder.

     “Hedging Obligation(s)” shall mean Interest Rate Protection Agreements and any foreign currency exchange agreements (including without limitation foreign currency hedges and swaps) or other foreign exchange transactions, or any combination of such transactions or agreements or any option with respect to any such transactions or agreements entered into between Company and/or any of its Subsidiaries and a Lender or an Affiliate of a Lender to manage existing or anticipated foreign exchange risk and not for speculative purposes, provided, that, for purposes of the Collateral Documents and the Foreign Guaranty, “Hedging Obligations” shall also include the Commodities Hedging Obligations to the extent such Commodities Hedging Obligations are “Indebtedness” as defined in this Agreement.

     “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement in its entirety and not to any particular paragraph or provision of this Agreement.

     “Indebtedness” shall mean (a) all indebtedness and liabilities including without limitation principal, interest (including without limitation interest accruing at the then-applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then-applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company and/or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, owing by any of the Borrowers to Lenders (or any of them) or to Agent, in any manner and at any time, under this Agreement or the Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by any of the Borrowers or any of the Subsidiaries to, or acquired by, Lenders (or any of them) or by Agent, (b) any Special Letters of Credit, (c) net obligations with respect to (i) Hedging Obligations and (ii) Commodities Hedging Obligations, provided that (x) the maximum aggregate amount which shall be available from proceeds of the Collateral under the Collateral Documents or from any other sums collected from the Borrowers or any of Company’s Subsidiaries pursuant to the Loan Documents (excluding the Loan Documents specifically governing the Commodities Hedging Obligations) for application against Commodities Hedging Obligations shall not exceed $10,000,000 (with the application of such proceeds to be made by Agent on a basis consistent with Section 10.2 hereof, such application to be made on a pro rata basis among the eligible hedging providers under those Commodities Hedging Obligations designated by Company pursuant to clause (y) of this definition, but otherwise in Agent’s sole discretion), (y) the documentation relating to such Commodities Hedging Obligations, including a letter agreement between the hedging provider and Company or applicable Subsidiary covering multiple commodities hedging transactions (I) specifies that such obligations have been designated by Company as (and, subject to the terms hereof, shall constitute) “Indebtedness” hereunder and (II) contains an express acknowledgment by the eligible hedging provider (satisfactory in form and substance to Agent) of the limitation imposed on all Commodities Hedging Obligations under clause (x) of this definition, and (z) copies of such documentation shall have been provided to Agent promptly following the execution thereof, accompanied by an updated list of all such documents having been so designated by Company (which Agent is hereby authorized to furnish to any hedging provider requesting such documentation), provided further that both the Commodities Hedging Obligations and the Hedging Obligations are entered into between Company and/or any of its Subsidiaries and a Lender or an Affiliate of a Lender, (d) any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, (e) solely to the extent this term is used in any Pledge Agreement, Guaranty or other document guarantying or pledging Collateral in support of the obligations of any of the Borrowers hereunder and as “Indebtedness” is used in Section 10.2 hereof, any liabilities to Agent or any Lender arising in connection with any Lender Products, and (f) any and all consolidations, amendments, renewals, replacements or extensions of any of the foregoing. For the purposes of Section 9.2(b), “Indebtedness” shall exclude any Hedging Obligations or Commodities Hedging Obligations.

     “Intercompany Loan” shall mean any loan (or advance in the nature of a loan) by Company or any Subsidiary of Company to Company or any Subsidiary of Company.

     “Intercompany Loans, Advances or Investments” shall mean any Intercompany Loan, any advance, any Investment (including, without limitation, any Guaranty Obligations of any indebtedness or lease obligations of Company or any Subsidiary to a third party) made by Company or any Subsidiary to, in or for the benefit of, as applicable, Company or any Subsidiary.

     “Intercompany Notes” shall mean the promissory notes issued or to be issued by any Subsidiary to Company or to any Significant Domestic Subsidiary to evidence an Intercompany Loan, substantially in the form attached hereto as Exhibit I.

     “Interest Expense” shall mean, for any Person and with respect to any period, the sum of the amount of interest paid or accrued in respect of such period, determined in accordance with GAAP.

     “Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 hereof, as the case may be, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of one month (or any lesser number of days agreed to in advance by any Borrower, Agent and Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to a Eurocurrency-Interest Period, if the next succeeding Business Day falls in another calendar month, such Eurocurrency-Interest Period shall end on the next preceding Business Day, and (ii) when a Eurocurrency-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurocurrency-Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

     “Interest Rate Protection Agreement(s)” shall mean any interest rate, swap, cap, floor, collar, forward rate agreement or other rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transactions or agreements now existing or hereafter entered into by Company or any of its Subsidiaries to manage existing or anticipated interest rate risk and not for speculative purposes.

     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     “Investment” shall mean any investment, loan or advance by Company or any of its Subsidiaries to, or any other loan, advance or investment (including without limitation any Guarantee Obligation) by Company or any of its Subsidiaries in, to or for the benefit of any

Person (including without limitation, Company or any Subsidiary), without offset, reduction or other adjustment, whether such loan, advance or investment shall be in the nature of an investment in Equity Interests, evidences of indebtedness, Guarantee Obligations or otherwise.

     “Israeli Subsidiary(ies)” shall mean any Subsidiary of the Company (including Vishay Israel), whether direct or indirect, incorporated under the laws of Israel.

     “Issuing Lender” shall mean Comerica Bank, or any successor thereto.

     “Issuing Office” shall mean Agent’s office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48275 or such other office as Agent shall designate in writing as its Issuing Office.

     “Joinder Agreement” shall mean a joinder agreement in the form attached as Exhibit A to the form of the Domestic Guaranty or to the form of the Foreign Guaranty, to be executed and delivered by any Person required to be a Guarantor pursuant to Section 7.16 of this Agreement.

     “Joint Venture” shall mean any corporation, partnership, association, joint stock company, limited liability company, partnership, business trust or other combined enterprise, other than a Subsidiary, in which (or to which) Company or any of its Subsidiaries has made a loan, investment or advance or has an ownership stake or interest, whether in the nature of Share Capital or otherwise (but expressly excluding Permitted Investments) to fund a business enterprise.

     “Lender(s)” shall mean each of the Lenders signatory to this Agreement and any assignee which becomes a Lender pursuant to Section 13.8(c) hereof, and shall include, as applicable, Swing Line Lender.

     “Lender Products” shall mean any one or more of the following types of services or facilities extended to Company or any of its Subsidiaries by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

     “Letter(s) of Credit” shall mean any standby letters of credit issued by Agent at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof, including, without limitation, any Existing Letters of Credit.

     “Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to Agent of an Account Party or Account Parties requesting Agent to issue such Letter of Credit, as amended from time to time.

     “Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of Lenders in connection with Letters of Credit pursuant to Section 3.4 hereof.

     “Letter of Credit Maximum Amount” shall mean, as of any date of determination, the lesser of: (a) Seventy Five Million Dollars ($75,000,000) and (b) the Revolving Credit Aggregate Commitment as of such date, minus the aggregate principal amount of Advances outstanding as of such date under the Revolving Credit and under the Swing Line, minus, in each case the Letter of Credit Reserve in effect on such date.

     “Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

     “Letter of Credit Payment” shall mean any amount paid or required to be paid by Agent in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

     “Letter of Credit Reserve” shall mean Five Million Dollars ($5,000,000), as decreased by Company with Agent’s approval.

     “Leverage Ratio” shall mean, as of any date of determination, with respect to Company and its Consolidated Subsidiaries, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters then ending.

     “Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, or any other type of Lien, charge or encumbrance, whether based on common law, statute or contract.

     “Loan Documents” shall mean collectively, this Agreement, the Letter of Credit Agreements, the Guaranties, the Collateral Documents, agreements relating to Hedging Obligations entered into between Company and/or any of its Subsidiaries and a Lender or an Affiliate of a Lender, agreements relating to Commodities Hedging Obligations (to the extent such Commodities Hedging Obligations are “Indebtedness” as defined in this Agreement), and any other documents, instruments or agreements executed pursuant to or in connection with any such document, the Indebtedness or this Agreement as such documents may be amended or otherwise modified from time to time. For the purposes of Section 13.11, “Loan Documents” shall exclude any Hedging Obligations and Commodities Hedging Obligations.

     “Moody’s” means Moody’s Investors Service, Inc., its successors and assigns, and, if such organization shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by Agent.

     “Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

     “National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

     “Net Cash Proceeds” shall mean the aggregate cash payments received by any Borrower or any of their respective Subsidiaries from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Person in respect of any sale or issuance.

     “Net Income” shall mean the net income (or loss) of a Person for any period determined in accordance with GAAP.

     “Net Income Adjustment” shall mean that amount to be added to the minimum Tangible Net Worth required to be maintained under Section 7.4 hereof consisting of fifty percent (50%) of Company’s Consolidated Net Income for each of Company’s fiscal quarters ending on or after March 31, 2007 (in each case, only if a positive number), on a cumulative basis.

     “New Convertible Subordinated Debt” means that certain new convertible subordinated Debt of Company in the amount of up to $500,000,000 issued by Company under an Indenture dated as of August 6, 2003 between Company and Wachovia Bank, National Association, as Trustee on substantially the terms and conditions contained in Company’s Offering Memorandum relating to such debt dated July 31, 2003.

     “Notes” shall mean the Revolving Credit Notes, the Swing Line Notes and the Term Loan Notes.

     “Participating Member State” shall mean such country so described in any EMU Legislation.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation under ERISA, or any successor corporation.

     “Pension Plan” shall mean each employee pension benefit plan, as defined in Section 3(2) of ERISA, of Company or an ERISA Affiliate but only to the extent such Pension Plan is subject to ERISA, as provided in Section 4 of ERISA, and is subject to Section 412 of the Internal Revenue Code and Section 302 of ERISA other than a Multiemployer Plan.

     “Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

     “Permitted Acquisition” shall mean any acquisition by Company or any of its Subsidiaries of assets, businesses or business interests or Equity Interests in any Person (whether such acquisition is consummated by purchase or merger, provided that the Company or the applicable Subsidiary is the survivor of such merger), conducted while no Default or Event of Default has occurred and is continuing hereunder (both before and after giving effect thereto) in accordance with the following requirements:

(a)	Such acquisition is of a business or Person primarily engaged in a line of business in which Company or any Subsidiary is permitted to engage under Section 8.1(b) hereof;

(b)	The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall have approved such transaction or recommended that such transaction be approved;

(c)	in the event that the value of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Company or its Subsidiaries with respect thereto, including all indebtedness which is assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject, but excluding the value of any common shares of the Company transferred as a part of such acquisition, shall be

	(i)	greater than or equal to Fifty Million Dollars ($50,000,000), determined as of the date of such acquisition, then not less than fifteen (15) nor more than ninety (90) days prior to the date each such proposed acquisition is scheduled to be consummated, Company provides written notice thereof to Agent, accompanied by (A) the term sheet, purchase agreement and, when available, drafts of all material documents pertaining to such proposed acquisition, (B) historical financial information (including, but not limited to, income statements, balance sheets and cash flows) covering either the three most recent complete fiscal years of the acquisition target prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, and the quarterly financial statements of the acquisition target for the most recent eight consecutive fiscal quarters (provided however that, if the financial information referred to in this subparagraph (B) is not available, Company shall furnish Agent with financial information otherwise reasonably satisfactory to the Required Lenders) and (C) Pro Forma Projected Financial Information, or

	(ii)	less than Fifty Million Dollars ($50,000,000) but greater than or equal to Ten Million Dollars ($10,000,000), then not less than ten (10) Business Days after date each such proposed acquisition has been consummated, Company provides written notice thereof to Agent (with certified copies of all material documents pertaining to such acquisition);

whereupon Agent shall promptly upon its receipt thereof distribute copies of all notices and other materials received from Company under this clause (c) to each Lender; and

(d)	within thirty (30) days after any such acquisition has been completed, Company, its Subsidiaries and any of the other business entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to Agent, any Loan Documents required under Section 7.16 hereof.

     “Permitted Borrower Addendum” shall mean an addendum substantially in the form attached hereto as Exhibit H, to be executed and delivered by each Permitted Borrower which becomes a party to this Agreement after the date hereof, as such Exhibit may be amended from time to time.

     “Permitted Borrower Sublimit” shall mean the maximum aggregate amount of Advances and Letters of Credit (including Letter of Credit Obligations) available at any time to each of the Permitted Borrowers hereunder, as set forth on Schedule 1.6 hereof.

     “Permitted Borrower(s)” shall mean Vishay Europe, Vishay Electronic, Vishay Asia, Siliconix, Siliconix Technology and Vishay India (subject, in each case, to prior compliance in full with the requirements of Section 2.1 hereof and in the case of Vishay India, with appropriate changes in local law and regulation which would make the extension of credit to Vishay India on the terms set forth herein compliant with such local law and regulation), and any Wholly Owned Subsidiary of Company which, after the Restatement Date and with the prior written approval of Lenders, becomes a party hereto pursuant to the requirements of Section 2.1 hereof.

     “Permitted Currencies” shall mean Dollars or any Alternative Currency.

     “Permitted Liens” shall mean, with respect to any Person:

(a)	Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by GAAP;

(b)	mechanics’, materialmen’s, bankers’, carriers’, warehousemen’s, and similar Liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such Liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions (subject to the applicable provisions of this Agreement) and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) such provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP;

(d)	(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (including obligations to customs authorities), bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

(e)	any minor imperfections of title, including but not limited to easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate do not materially adversely affect the present or future use of the property to which they relate, which would have a material adverse effect on the sale or lease of such property, or which would render title thereto unmarketable.

     “Permitted Investments” shall mean:

(a)	Governmental Obligations;

(b)	Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are rated in any of the highest 3 major rating categories as determined by at least one nationally recognized Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which itself or its debt is rated in the highest 3 major rating categories as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, certificates of deposit, or depository receipts issued by a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $500,000,000;

(d)	commercial paper with a minimum rating of “A-1” (or better) by S&P or “P-1” (or better) by Moody’s, full faith and credit direct obligations of the United States of America or, with respect to the Foreign Subsidiaries, of the central government of the applicable jurisdiction, or any agency thereof, certificates of deposit, and other short term investments (each of a duration of one year or less), maintained by Company or any of its Subsidiaries consistent with the present investment practices of such parties (as classified in the current financial statements of such parties);

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced and repurchase agreements entered into with counterparties having ratings in either of the highest two rating categories by Moody’s or S&P, or the highest rating category by Fitch Investor Services, Duff & Phelps or Thompson Bank Watch and providing for underlying securities to be held by a third party;

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above; and

(g)	other short term investments (excluding investments in Subsidiaries, Affiliates or Joint Ventures) made or maintained by any Foreign Subsidiary outside of the United States of America in the ordinary course of its business, consistent with the present investment practices of Company and its Subsidiaries as of the date hereof (generally, and as to the individual and aggregate amounts and other terms thereof).

     “Permitted Securitization” shall mean the transfer or encumbrance of certain foreign accounts receivable by any of the Foreign Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

(a)	The disposition of foreign accounts receivable will not result in the aggregate principal amount of Debt at any time issued and outstanding in respect of Permitted Securitizations being in excess of Two Hundred Million Dollars ($200,000,000) in aggregate while the Indebtedness remains outstanding;

(b)	The Foreign Subsidiary disposing of foreign accounts receivable to a Special Purpose Subsidiary pursuant to such Permitted Securitization shall itself actually receive (substantially contemporaneously with such disposition) cash in connection with any such Securitization Transaction in an amount based on normal and customary advance rates (and taking into account typical deductions for market-based, arms-length Securitization Transactions);

(c)	Each such disposition shall be without recourse to Company or its Domestic Subsidiaries and otherwise on normal and customary terms and conditions for comparable asset-based Securitization Transactions;

(d)	Each such Securitization Transaction shall be structured on the basis of the issuance of non-recourse (to Company or its Domestic Subsidiaries) Debt or other similar securities by a Special Purpose Subsidiary;

(e)	Both immediately before and immediately after each such disposition, no Default or Event of Default (whether or not related to such disposition) shall have occurred and be continuing; and

(f)	Immediately prior to and immediately after conducting each such Securitization Transaction, Company must have on its rated Senior Debt a BB- or better rating from S&P and a Ba3 rating or better from Moody’s.

     “Permitted Transfer” shall mean (i) any disposition of inventory or worn out or obsolete machinery, equipment or other such personal property in the ordinary course of business, and (ii) the transfer by Company or its Subsidiaries to Company or any Wholly Owned Subsidiary of machinery and equipment from and after the Restatement Date (provided that no Default or Event of Default has occurred and is continuing at the time of any such transfer).

     “Permitted Transferee” shall mean a “Permitted Transferee” as defined in Company’s current Certificate of Incorporation, and any subsequent amendment of the definition of such term approved by the Required Lenders.

     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

     “Pledge Agreement(s)” shall mean that certain Second Amended and Restated Stock Pledge and Security Agreement dated as of April 20, 2007, as the same may be amended, restated or otherwise modified from time to time, together with all other pledge agreements, including any nantissements, notarial deeds, pledges of financial instrument accounts, or other local law pledges (and any of them) previously executed and delivered, executed and delivered as of the Effective Date or to be executed or delivered pursuant to this Agreement (as the same may be amended, restated or otherwise modified from time to time) all, in favor of Agent, for and on behalf of Lenders under this Agreement (or pledged directly to the Lenders, as local law shall require), provided, however, that with respect to those Pledge Agreements executed by or covering the Equity Interests of a Significant Foreign Subsidiary prior to the Restatement Date such Pledge Agreements may exclude from the Indebtedness secured thereunder Hedging Obligations that are deemed Indebtedness hereunder.

     “Prime Rate” shall mean the per annum interest rate established by Agent, or in the case of Swing Line Advances carried at the Prime-based Rate, by Swing Line Lender, as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent or Swing Line Lender at any such time.

     “Prime-based Advance” shall mean an Advance (including a Swing Line Advance) which bears interest at the Prime-based Rate.

     “Prime-based Rate” shall mean that rate of interest which is the sum of the Applicable Margin plus the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

     “Prior Credit Agreement” is defined in the Preamble.

     “Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by an Authorized Officer of Company (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition and, pro forma combined projected financial information for Company and its Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected opening balance sheets and covenant calculations as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) fiscal years of Company following the acquisition and projected statements of income, balance sheets and cash flow statements for each of those years based on historical financial information prepared in accordance with GAAP, including sufficient detail to permit calculation of the amounts and the financial covenants described in Sections 7.4 through 7.6 hereof and evidencing projected compliance therewith, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described and (ii) a statement in reasonable detail specifying all material assumptions underlying the projections.

     “Prohibited Transaction” shall mean any transaction involving a Pension Plan which constitutes a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

     “Quoted Rate” shall mean the rate of interest per annum offered by Swing Line Lender in its sole discretion with respect to a Swing Line Advance.

     “Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

     “Rating Agency” shall mean S&P, or Moody’s, or any of their respective successors, or any other nationally recognized rating agency, and “Rating Agencies” shall be the collective reference to any or all of the foregoing.

     “Reaffirmation of Domestic Pledge Agreements” shall mean that certain Reaffirmation of Domestic Pledge Agreements dated as of the Restatement Date to the Agent for the benefit of the Lenders as the same may be amended, restated or otherwise modified from time to time.

     “Refunded Swing Line Advance” is defined in Section 2.5(e) hereof.

     “Register” is defined in Section 13.8(f) hereof.

     “Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under this Agreement).

     “Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Company and its Subsidiaries or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

     “Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.9(b) of this Agreement.

     “Reportable Event” shall mean a “reportable event” within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder, which is material to Company and its Subsidiaries, taken as a whole, the reporting of which has not been waived under such regulations.

     “Request for Advance” shall mean a Request for Revolving Credit Advance, a Request for Swing Line Advance, a Request for Term Loan Advance, or any of them, as the context may indicate or otherwise require.

     “Request for Revolving Credit Advance” shall mean a request for Revolving Credit Advance issued by Company or by a Permitted Borrower and countersigned by Company under Section 2.3(c) hereof, as the case may be, in the form attached annexed hereto as Exhibit A-1, as such form may be amended or otherwise modified from time to time.

     “Request for Swing Line Advance” shall mean a request for Swing Line Advance issued by Company or by a Permitted Borrower and countersigned by Company under Section 2.5(c) hereof, in the form attached annexed hereto as Exhibit A-2, as such form may be amended or otherwise modified from time to time.

     “Request for Term Loan Advance” shall mean a request for Term Loan Advance issued by Company under Section 4.4 hereof, in the form attached annexed hereto as Exhibit K, as such form may be amended or otherwise modified from time to time.

     “Required Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 50.0% of the sum of (i) the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loan; provided that, for purposes of determining Required Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages.

     “Required Revolving Credit Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, the Revolving Credit Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Required Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages.

     “Required Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Term Loan.

     “Restatement Date” shall mean the date on which all of the conditions precedent set forth in Sections 5.1 through 5.10 hereof have been satisfied, as evidenced by the closing certificate of Company.

     “Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrowers by Lenders pursuant to Section 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

     “Revolving Credit Advance” or “Advance of the Revolving Credit” shall mean a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(a) hereof, and may include, subject to the terms hereof, Eurocurrency-based Advances and Prime-based Advances.

     “Revolving Credit Aggregate Commitment” shall mean Two Hundred Fifty Million Dollars ($250,000,000.00) subject to (i) any increases in the Revolving Credit Aggregate Commitment from time to time pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase and (ii) reduction or termination under Section, 2.15, 2.16 or 9.2 hereof.

     “Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

     “Revolving Credit Facility Fee” shall mean the facility fee payable to Agent for distribution to Lenders pursuant to Section 2.13 hereof.

     “Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

     “Revolving Credit Maturity Date” shall mean the earlier to occur of (i) April 20, 2012, as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.15 or 9.2 hereof.

     “Revolving Credit Notes” shall mean the revolving credit notes which may be issued by the Borrowers at the request of a Lender pursuant to Section 2.2(e) hereof in the form annexed to this Agreement as Exhibit B-1 and B-2, as applicable, as such Notes may be amended, renewed, replaced or extended from time to time.

     “Revolving Credit Optional Increase” shall mean an amount up to Two Hundred Fifty Million Dollars ($250,000,000.00), minus the portions thereof applied from time to time under Section 2.16 hereof to increase the Revolving Credit Aggregate Commitment.

     “Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof.

     “Securitization Transaction(s)” shall mean a transfer of, or grant of a Lien on, foreign accounts receivable by any Foreign Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any securities secured directly or indirectly by interests in, or of trust or a comparable certificates or other securities directly or indirectly evidencing interests in, such foreign accounts receivable.

     “Senior Debt” shall mean, with respect to Company and its Consolidated Subsidiaries, Total Debt, excluding Subordinated Debt.

     “Significant Domestic Subsidiary(ies)” shall mean, at any time the Domestic Permitted Borrowers and all Domestic Subsidiaries, whether existing as of the Restatement Date or created or acquired by Company thereafter, except any Subsidiary:

(a)	the total assets of which, on an individual basis, on any date of determination, are less than $20,000,000; and

(b)	which has, as of the most recent fiscal quarter then ending, for the four preceding fiscal quarters, an EBITDA of less than $5,000,000.

     “Significant Foreign Subsidiary(ies)” shall mean, at any time, the Foreign Permitted Borrowers and all Foreign Subsidiaries, whether existing as of the Restatement Date or created or acquired by Company thereafter, except any Subsidiary:

(a)	the total assets of which, on an individual basis, on any date of determination, are, excluding goodwill, less than $100,000,000; and

(b)	which has, as of the most recent fiscal quarter then ending, for the four preceding fiscal quarters, an EBITDA of less than $15,000,000,

provided however that, notwithstanding the foregoing, none of the Israeli Subsidiaries shall be considered a Significant Foreign Subsidiary hereunder and none of the Subsidiaries the Equity Interests of which are not held directly by Company or any Domestic Subsidiary shall be considered a Significant Foreign Subsidiary hereunder.

     “Significant Subsidiary(ies)” shall mean the Significant Domestic Subsidiaries and the Significant Foreign Subsidiaries.

     “Siliconix” shall mean Siliconix Incorporated, a Delaware corporation.

     “Siliconix Technology” shall mean Siliconix Technology C.V., a company formed under the laws of The Netherlands.

     “SPFV” shall mean a special purpose funding vehicle utilized by a Granting Lender pursuant to Section 13.8 hereof to fund all or any part of any Advance that such Lender would otherwise be obligated to fund under this Agreement.

     “Special Letters of Credit” shall mean letters of credit issued by Agent from time to time as an administrative convenience for the account of Company or its Subsidiaries on its own behalf and not on behalf (by risk participation or otherwise) of the other Lenders, in an aggregate undrawn amount at any time outstanding plus the aggregate amount of unpaid Reimbursement Obligations not to exceed the Letter of Credit Reserve in effect at such time, each such letter of credit being in an undrawn amount of less than $750,000.

     “Special Purpose Subsidiary” shall mean any wholly-owned direct or indirect Subsidiary of Company established for the sole purpose of conducting a Permitted Securitization and otherwise established and operated in accordance with customary industry practices.

     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., its successors and assigns, and, if such organization shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by Agent.

     “Stockholder’s Equity” shall mean (i) legal capital (carried at the par or stated value thereof) consisting of common or preferred stock, (ii) paid-in capital to the extent of the excess over par or stated value paid for Equity Interests and that created by a corporate readjustment and (iii) retained earnings consisting of cumulative Net Income reduced by dividends declared or paid.

     “Subordinated Debt” shall mean all Debt of Company and its Subsidiaries which has been subordinated in right of payment and priority to the Indebtedness, in each case on terms and conditions reasonably satisfactory to Agent and the Required Lenders, including, without limitation, the Subordinated Debt existing on the Restatement Date and identified (as such) on Schedule 8.13 hereto.

     “Subsidiary(ies)” shall mean any corporation, association, joint stock company, limited liability company, partnership or business trust of which more than fifty percent (50%) of the outstanding voting Equity Interests are owned either directly or indirectly by Company or one or more of its Subsidiaries or by Company and one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Company and/or its Subsidiaries.

     “Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of Agent or any other cash management arrangement which Company and/or any Permitted Borrower and Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

     “Swing Line” shall mean the revolving credit loan to be advanced to any of the a Borrowers by Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof) not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

     “Swing Line Advance” or “Advance of the Swing Line” shall mean a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate Advances and Prime-based Advances.

     “Swing Line Lender” shall mean Comerica Bank, and its successors and assigns.

     “Swing Line Maximum Amount” shall mean Forty Million Dollars ($40,000,000).

     “Swing Line Notes” shall mean the swing line notes which may be issued by Company or a Permitted Borrower at the request of Swing Line Lender pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C-1 or C-2, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

     “Tangible Net Worth” shall mean, as of any date of determination, the total common shareholders’ equity of Company and its Subsidiaries on a Consolidated basis, together with the amount, if any, of preferred stock which is classified as part of shareholders’ equity, as reflected on the most recent regularly prepared quarterly balance sheet of Company and such Subsidiaries, which balance sheet shall be prepared in accordance with GAAP, minus the book amount of intangible assets including, without limitation, such items as goodwill, trademarks, trade names, copyrights, patents, licenses and rights in any intangible assets, and unamortized debt discount and expense, as of such date determined in accordance with GAAP, but excluding the effects of the currency translation adjustment and of the pension adjustment under the additional minimum liability section of FASB 87.

     “Term Loan” shall mean the term loan to be made to Borrower by the Term Loan Lenders pursuant to Section 4.1 hereof, in the aggregate principal amount of not more than One Hundred Twenty Five Million Dollars ($125,000,000).

     “Term Loan Advance” or “Advance of the Term Loan” shall mean the borrowing requested by the Company and made by the Term Loan Lenders pursuant to Sections 4.1 and 4.4 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurocurrency-based Advances and Prime-based Advances.

     “Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

     “Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

     “Term Loan Maturity Date” shall mean July 1, 2011.

     “Term Loan Notes” shall mean the term notes described in Section 4.2(e) hereof, made by Borrower to each of the Term Loan Lenders in the form attached hereto as Exhibit J, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     “Term Loan Percentage” shall mean with respect to any Term Loan Lender, the percentage specified opposite such Term Loan Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof.

     “Total Debt” shall mean, with respect to Company and its Consolidated Subsidiaries, as of any date of determination, the sum, without duplication, of (a) the aggregate outstanding principal amounts of (i) Advances outstanding as of such date and any Letter of Credit Obligations outstanding as of such date, (ii) all other Debt of Company and its Subsidiaries as of such date for borrowed money or which is evidenced by debentures, notes or other similar instruments, (iii) all other obligations of Company and its Subsidiaries as of such date to reimburse the issuers of letters of credit issued for their account for each payment made by such issuers under such letters of credit (iv) all capitalized lease obligations of Company and its Subsidiaries as of such date (v) all obligations of Company and its Subsidiaries under conditional sale or other title retention agreements relating to property or assets purchased and (vi) any Debt or off balance sheet obligations issued pursuant to a Securitization Transaction (whether by a Special Purpose Subsidiary or otherwise), all determined on a Consolidated basis.

     “Trans-European Business Day” shall mean a day when the Trans-European Settlement System is open for business.

     “Trans-European Settlement System” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer System or any successor.

     “Treaty on European Union” shall mean the Treaty of Maastricht (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), as amended by the Treaty of Amsterdam (which was signed on October 2, 1997 and came into force on May 1, 1999) and the Treaty of Nice (which was signed on February 26, 2001 and came into force on February 1, 2003).

     “USA Patriot Act” shall have the meaning set forth in Section 6.9.

     “Vishay Asia” shall mean Vishay Intertechnology Asia Ltd. Pte., a company organized under the laws of Singapore.

     “Vishay Europe” shall mean Vishay Europe GmbH, a company organized under the laws of the Federal Republic of Germany, formerly known as Vishay Beteiligungs GmbH.

     “Vishay Electronic” shall mean Vishay Electronic GmbH, a company organized under the laws of the Federal Republic of Germany.

     “Vishay India” shall mean Vishay Components India Pvt Ltd., a company organized under the laws of India.

     “Vishay Israel” shall mean Vishay Israel Limited, a corporation organized under the laws of Israel and a Subsidiary of Company.

     “Weighted Percentage” shall mean with respect to any Lender, its percentage share as set forth in Schedule 1.1, as such Schedule may be revised by the Agent from time to time, which percentage shall be calculated as follows:

(a)	as to such Lender, so long as the Revolving Credit Aggregate Commitment has not been terminated, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan; and

(b)	as to such Lender, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its applicable Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of the aggregate principal amount outstanding under (x) the Revolving Credit (including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances) and (z) the Term Loan.

     “Wholly Owned Subsidiary(ies)” shall mean any of Company’s direct or indirect Subsidiaries whose Equity Interests (other than directors’ or qualifying shares to the extent required under applicable law) are owned entirety by any other Wholly Owned Subsidiary and/or Company, and for the avoidance of doubt, shall include the Israeli Subsidiaries.

     1.2 Euro.

(a)	Redenomination of Eurocurrency-based Advances and other Advances into Euro Units.

	(i)	Each obligation under this Agreement of a party hereto which (A) was originally denominated in the former national currency of a Participating Member State, or (B) would otherwise have been denominated in such former national currency prior to such date shall be denominated in, or redenominated into, as applicable, the Euro Unit in accordance with EMU Legislation and applicable state law, provided that, if and to the extent that any EMU Legislation provides that amounts denominated in the euro unit or the National Currency Unit of a Participating Member State, that are payable by crediting an account of the creditor within that country, may be made in either Euro or National Currency Units, each party to this Agreement shall be entitled to pay or repay any such amounts in either the Euro Unit or such National Currency Unit.

	(ii)	Subject to any EMU Legislation, references in this Agreement to a minimum amount (or an integral multiple thereof) in a National Currency Unit to be paid to or by a party hereto shall be deemed to be a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro Unit as Agent may from time to time specify.

      (b)      Payments.

(i)	All payments by any Borrower or any Lender of amounts denominated in the Euro or a National Currency Unit of a Participating Member State, shall be made in immediately available, freely transferable, cleared funds to the account of Agent in the principal financial center in such Participating Member State, as from time to time designated by Agent for such purpose.

(ii)	All amounts payable by Agent to any party under this Agreement in the National Currency Unit of a Participating Member State shall instead be paid in the Euro Unit.

(iii)	Subject in the case of any Lender to Section 12.3 hereof, Agent shall not be liable to any party to this Agreement in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount denominated in the Euro or a National Currency Unit of a Participating Member State.

(iv)	All references herein to the London interbank or other national market with respect to any National Currency Unit of a Participating Member State shall be deemed a reference to the applicable markets and locations referred to in the definition of “Business Day” in Section 1.1.

(c)	Increased Costs. The Borrowers shall, from time to time upon demand of any Lender (with a copy to Agent), pay to such Lender the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, such Lender or any holding company of such Lender as a result of the introduction of, changeover to or operation of the Euro in a Participating Member State, other than any such cost or reduction or amount foregone reflected in any interest rate hereunder.

(d)	Inconsistent Practice. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Euro Member shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of Euros, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Euro Member; provided, that if any Advance in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.

(e)	Unavailability of Euro. If Agent at any time determines that: (i) the Euro has ceased to be utilized as the basic accounting unit of the European Community; (ii) for reasons affecting the market in Euros generally, Euros are not freely traded between banks internationally; or (iii) it is illegal, impossible or impracticable for payments to be made hereunder in Euro, then Agent may, in its discretion declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision, would have been payable in the Euro shall be made in a component currency of the Euro or Dollars (as selected by Agent (the “Selected Currency”) and the amount to be so paid shall be calculated on the basis of the equivalent of the Euro in the Selected Currency).

(f)	Additional Changes at Agent’s Discretion. This section and other provisions of this Agreement relating to Euros and the National Currency Units of Participating Member States shall be subject to such further changes (including changes in interpretation or construction) as Agent may from time to time in its reasonable discretion notify to the Borrowers and Lenders to be necessary or appropriate to reflect the changeover to the Euro in Participating Member States.

     2. REVOLVING CREDIT

     2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in any one or more of the Permitted Currencies to any of the Borrowers from time to time on any Business Day during the period from the Restatement Date until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, based on the Dollar Amount of any Revolving Credit Advances outstanding in Dollars and the Current Dollar Equivalent of any Advances outstanding in Alternative Currencies, not to exceed at any one time outstanding such Revolving Credit Lender’s Revolving Credit Percentage. Except as provided in Section 2.12 hereof, for purposes of this Agreement, Revolving Credit Advances in Alternative Currencies shall be determined, denominated and redenominated as set forth in Section 2.11 hereof. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit. Advances of the Revolving Credit shall be subject to the following additional conditions and limitations:

(a)	No Permitted Borrower shall be entitled to request an Advance of the Revolving Credit or the Swing Line or the issuance of a Letter of Credit hereunder until (i) it has become a party to this Agreement, either by execution and delivery of this Agreement, or by execution and delivery of a Permitted Borrower Addendum to this Agreement, (ii) it has become a party to the applicable Guaranty either by execution and delivery of such Guaranty or by execution and delivery of a Joinder Agreement to such Guaranty, and (iii) in the case of each Permitted Borrower, Company has encumbered and/or delivered (or caused to be encumbered and/or delivered), as the case may be, pursuant to a Pledge Agreement those Equity Interests issued by such Permitted Borrower and owned (directly or indirectly) by Company by authority documents, legal opinions and other supporting documents as reasonably required by Agent and the Required Revolving Credit Lenders hereunder;

(b)	No Subsidiary which is a Permitted Borrower as of the Restatement Date nor any Foreign Subsidiary which becomes a Permitted Borrower after the Restatement

Date shall be entitled to request or maintain (or, in the case of any Eurocurrency-based Advance, maintain beyond any applicable Interest Period then in effect) an Advance of the Revolving Credit or the Swing Line or the issuance of a Letter of Credit hereunder if it ceases to be a Wholly Owned Subsidiary of Company.

     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness. (a) Company hereby unconditionally promises to pay to Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance of such Revolving Credit Lender made to Company and each Permitted Borrower, and each Permitted Borrower hereby unconditionally promises to pay to Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance of such Revolving Credit Lender made to such Permitted Borrower, on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

(a)	Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Company and each Permitted Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(b)	Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and applicable Permitted Currency of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Company or the applicable Permitted Borrower, as the case may be, to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by Agent hereunder from Company or the applicable Permitted Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(c)	The entries made in the Register and the accounts of each Revolving Credit Lender maintained pursuant to paragraphs (b) and (c) of this Section 2.1 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of Company and the Permitted Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of each of Company and each Permitted Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Company or such Permitted Borrower by such Revolving Credit Lender in accordance with the terms of this Agreement.

(d)	Company agrees that, upon written request to the Agent (with a copy to Company) by any Revolving Credit Lender, Company and each of the Permitted Borrowers will execute and deliver, to such Revolving Credit Lender, at Company’s (or such Permitted Borrower’s) own expense, a Revolving Credit Note of each of Company and each of the Permitted Borrowers evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender; provided, that the delivery of such Revolving Credit Notes shall not be a condition precedent to the Restatement Date.

     2.3 Requests for and Refundings and Conversions of Advances. Company or a Permitted Borrower (with the countersignature of Company hereunder) may request a Revolving Credit Advance, refund any such Revolving Credit Advance in the same type of Revolving Credit Advance or convert any such Revolving Credit Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Officer of Company or of such Permitted Borrower (with the countersignature of an Authorized Officer of Company), subject to the following and to the remaining provisions hereof:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A-1, including without limitation:

	(i)	the proposed date of such Revolving Credit Advance, which must be a Business Day;

	(ii)	whether such Revolving Credit Advance is a refunding or conversion of an outstanding Revolving Credit Advance;

	(iii)	whether such Revolving Credit Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto; and

	(iv)	in the case of a Eurocurrency-based Advance, the Permitted Currency in which such Revolving Credit Advance is to be made.

(b)	each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 noon (Detroit time) three (3) Business Days prior to the proposed date of such Revolving Credit Advance, except in the case of a Prime-based Advance to the Company or a Domestic Permitted Borrower, for which the Request for Revolving Credit Advance must be delivered by 12:00 noon (Detroit time) on such proposed date;

(c)	on the proposed date of such Revolving Credit Advance, the Dollar Amount of the principal amount of such requested Revolving Credit Advance, plus the Dollar Amount of the principal amount of any other Revolving Credit Advances and Swing Line Advances being requested on such date, plus the principal amount of all other Advances of the Revolving Credit and of the Swing Line (except to the extent being refunded by such requested Revolving Credit Advance) then outstanding hereunder, in each case whether to Company or any of the Permitted Borrowers (using the Current Dollar Equivalent of any such Revolving Credit Advances outstanding in any Alternative Currency, determined pursuant to the terms hereof as of the date of such requested Revolving Credit Advance), plus the aggregate outstanding amount of all Letter of Credit Obligations (based on the Dollar Amount of such Letter of Credit Obligations for any Letters of Credit denominated in Dollars and the Current Dollar Equivalent of any Letters of Credit denominated in any Alternative Currency) shall not exceed the Revolving Credit Aggregate Commitment; provided however, that, in the case of any Revolving Credit Advance being applied to refund an outstanding Swing Line Advance, the aggregate principal amount of Swing Line Advances to be refunded shall not be included for purposes of calculating the limitation under this Section 2.3(c);

(d)	in the case of a Permitted Borrower, on the proposed date of such Revolving Credit Advance, the principal amount of the Revolving Credit Advance being requested by such Permitted Borrower (determined and tested as aforesaid), plus the principal amount of any other Revolving Credit Advances and Swing Line Advances being requested by such Permitted Borrower on such date, plus the principal amount of any other Revolving Credit Advances and all Swing Line Advances then outstanding to such Permitted Borrower hereunder (determined as aforesaid), plus the Letter of Credit Obligations relating to Letters of Credit issued for the account of such Permitted Borrower, shall not exceed the applicable Permitted Borrower Sublimit;

(e)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Revolving Credit Advance, as opposed to any refunding or conversion thereof, shall be in a minimum amount of $5,000,000;

(f)	in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in a minimum amount of Ten Million Dollars ($10,000,000) or the equivalent thereof in an Alternative Currency (or a whole multiple of One Hundred Thousand Dollars ($100,000), or the equivalent thereof in the applicable Alternative Currency) and at any one time there shall not be in effect more than (x) for Revolving Credit Advances to Company, ten (10) Applicable Interest Rates and Interest Periods, and (y) for Revolving Credit Advances to each Permitted Borrower five (5) Applicable Interest Rates and Interest Periods for each such currency;

(g)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Company or the Permitted Borrowers;

(h)	each Request for Revolving Credit Advance shall constitute a certification by Company and the applicable Permitted Borrower, if any, as of the date thereof that:

(i)	both before and after such Revolving Credit Advance, the obligations of Company and the Permitted Borrowers set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of Company and the Permitted Borrowers, as the case may be;

(ii)	all conditions to Revolving Credit Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Revolving Advance (both before and after giving effect to such Revolving Credit Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and after giving effect to such Revolving Credit Advance);

(iv)	the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Credit Advance (both before and after giving effect to such Revolving Credit Advance); and

(v)	the execution of such Request for Revolving Credit Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of Company or the Permitted Borrowers.

Agent, acting on behalf of Revolving Credit Lenders, may, at its option, lend under this Section 2 upon the telephone request of an Authorized Officer of Company or a Permitted Borrower and, in the event Agent, acting on behalf of Revolving Credit Lenders, makes any such Advance upon a telephone request, the requesting officer shall fax or email to Agent, on the same day as such telephone request, a Request for Revolving Credit Advance. Company and Permitted Borrowers hereby authorize Agent to disburse Revolving Credit Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by Company and delivered to Agent prior to the date of such request to make Requests for Revolving Credit Advance on behalf of Company and the Permitted Borrowers. Notwithstanding the foregoing, Company and each Permitted Borrower acknowledge that Company and each such Permitted Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for a Revolving Credit Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

     2.4 Disbursement of Advances.

(a)	Upon receiving any Request for Revolving Credit Advance from Company or a Permitted Borrower under Section 2.3 hereof, Agent shall promptly notify each

Revolving Credit Lender by wire, telex, email or telephone (confirmed by email, wire, telecopy or telex) of the amount and currency of such Advance to be made and the date such Advance is to be made by said Revolving Credit Lender pursuant to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Advance in immediately available funds in the currency of such Advance to Agent, as follows:

	(i)	for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

	(ii)	for Eurocurrency-based Advances, at Agent’s Correspondent for the account of the Eurocurrency Lending Office of Agent, not later than 12 noon (the time of Agent’s Correspondent) on the date of such Advance.

(b)	Subject to submission of an executed Request for Revolving Credit Advance by Company or a Permitted Borrower (with the countersignature of Company as aforesaid) without exceptions noted in the compliance certification therein, Agent shall make available to Company or to the applicable Permitted Borrower, as the case may be, the aggregate of the amounts so received by it from Revolving Credit Lenders in like funds and currencies:

	(i)	for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company or such Permitted Borrower maintained with Agent or to such other account or third party as Company or such Permitted Borrower may reasonably direct; and

	(ii)	for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of Agent’s Correspondent) on the date of such Advance, by credit to an account of Company or such Permitted Borrower maintained with Agent’s Correspondent or to such other account or third party as Company or such Permitted Borrower may reasonably direct.

(c)	Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender or upon its order. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Revolving Credit Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date and in such currency, as aforesaid and may, in reliance upon such assumption, make available to Company or to the applicable Permitted Borrower, as the case may be, a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Company, and Company or the applicable Permitted Borrower shall pay such amount to Agent, if such notice is delivered to Company prior to 1:00 p.m (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Company shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Company shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Company or the applicable Permitted Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Company or such Permitted Borrower, as the case may be, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)	in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)	in the case of Company or such Permitted Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Company or any of its Subsidiaries, Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

      2.5 (a) Swing Line Advances. Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances in Dollars or in any Alternative Currency (each such advance being a “Swing Line Advance”) to any Borrower, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an aggregate amount, based on the Dollar Amount of any such Advances outstanding in Dollars and the Current Dollar Equivalent of any such Advances outstanding in Alternative Currencies, not to exceed at any time outstanding the Swing Line Maximum Amount. Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to Swing Line Lender resulting from each Swing Line Advance of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time. The entries made in such account or accounts of Swing Line Lender shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of such Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of such Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to such Borrower by Swing Line Lender in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the applicable Borrower on the last day of the Interest Period applicable thereto (if any) and in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

     Each Borrower agrees that, upon the written request of Swing Line Lender (with a copy concurrently delivered to Agent) it will execute and deliver to Swing Line Lender Swing Line Notes executed by it provided, that the delivery of such Swing Line Notes shall not be a condition precedent to the Restatement Date.

(a)	Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Lender’s account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by Swing Line Lender to record any such information shall not relieve such Borrower of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(b)	Requests for Swing Line Advances. Company or a Permitted Borrower (with the countersignature of Company) may request a Swing Line Advance only after delivery to Swing Line Lender (with a copy concurrently delivered to Agent) of a Request for Swing Line Advance executed by an Authorized Officer of Company and, if applicable such Permitted Borrower, subject to the following and to the remaining provisions hereof:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit A–2, including without limitation:

(A) the proposed date of such Swing Line Advance, which must be a Business Day;

(B) whether such Swing Line Advance is to be a Prime-based Advance, a Eurocurrency-based Advance or a Quoted Rate Advance;

(C) except with respect to any Prime-based Advance, the duration of the Interest Period applicable thereto; and

(D) in the case of a Eurocurrency-based Advance, the Permitted Currency in which such Advance is to be made.

(ii)	the Dollar Amount of the principal amount of such requested Swing Line Advance, plus the aggregate principal amount of all other Swing Line Advances then outstanding hereunder (including any other Swing Line Advances requested to be made on such date but excluding any such Advances being refunded by such requested Swing Line Advance) to any Borrower (using the Current Dollar Equivalent of any such Advances outstanding in any Alternative Currency, determined pursuant to the terms hereof as of the date of such requested Advance) shall not exceed the Swing Line Maximum Amount;

(iii)	as of the proposed date of such Swing Line Advance, the Dollar Amount of the principal amount of such requested Swing Line Advance, plus the aggregate principal amount of all other Swing Line Advances and all Advances of the Revolving Credit then outstanding hereunder (including any Revolving Credit Advances or other Swing Line Advances requested to be made on such date, but excluding any such Advances being refunded by such requested Swing Line Advance) to any Borrower (using the Current Dollar Equivalent of any such Advances outstanding in any Alternative Currency, determined pursuant to the terms hereof as of the date of such requested Advance), and the aggregate outstanding Letter of Credit Obligations (based on the Dollar Amount of any Letters of Credit denominated in Dollars and the Current Dollar Equivalent of the Letters of Credit denominated in any Alternative Currency) shall not exceed the Revolving Credit Aggregate Commitment;

(iv)	in the case of any Permitted Borrower, as of the proposed date of such Swing Line Advance, the principal amount of the requested Swing Line Advance to such Permitted Borrower (determined as aforesaid), plus the aggregate principal amount of any other Swing Line Advances and all other Advances then outstanding to such Permitted Borrower hereunder (including, without duplication, Revolving Credit Advances or Swing Line Advances requested to be made on such date) determined as aforesaid, plus the aggregate amount of all outstanding Letter of Credit Obligations relating to Letters of Credit issued for the account of such Permitted Borrower (using the Current Dollar Equivalent thereof for any Letters of

Credit denominated in any Alternative Currency) shall not exceed the applicable Permitted Borrower Sublimit;

(v)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least One Hundred Thousand Dollars ($100,000) or, in the case of such Advances requested by any Permitted Borrowers formed under the laws of The Netherlands, the Dollar Amount as of such date of Euro 50,000, if such Dollar Amount is greater than $100,000;

(vi)	in the case of a Eurocurrency-based Advance or a Quoted Rate Advance, the principal amount of such Advance, the principal amount of such Swing Line Advance plus the amount of any other outstanding Advance of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be, at least Two Hundred Fifty Thousand Dollars ($250,000), or the equivalent thereof in an Alternative Currency (or a whole multiple of One Hundred Thousand Dollars ($100,000), or the equivalent thereof in the applicable Alternative Currency), and at any one time there shall not be in effect more than (x) for Advances in Dollars, Five (5) Applicable Interest Rates and Interest Periods, and (y) for Advances in any Alternative Currency (other than eurodollars), two (2) Applicable Interest Rates and Interest Periods for each such currency;

(vii)	each such Request for Swing Line Advance shall be delivered to Swing Line Lender (with a copy concurrently delivered to Agent) (x) for each Advance in Dollars, by 2:00 p.m. (eastern time) (or such other time as Swing Line Lender shall specify to the applicable Borrower) on the proposed date of the Advance and (y) for each Advance in any Alternative Currency, by 10:00 a.m. (eastern time) two (2) Business Days prior to the proposed date of Advance;

(viii)	each Request for Swing Line Advance, once delivered to Swing Line Lender, shall be irrevocable by Company and any applicable Permitted Borrower, and shall constitute and include a certification by Company and any applicable Permitted Borrower as of the date thereof that:

(A) both before and after such Swing Line Advance, the obligations of the Borrowers set forth in this Agreement and the Loan Documents, are valid, binding and enforceable obligations of the Borrowers and any of their Subsidiaries party thereto;

(B) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(C) both before and after the making of such Swing Line Advance, there is no Default or Event of Default in existence; and

(D) both before and after such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects.

(ix) At the option of Agent, subject to revocation by Agent at any time and from time to time and so long as Agent is Swing Line Lender, Borrower may utilize Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Company and the applicable Permitted Borrowers shall be deemed to have certified to Agent and Revolving Credit Lenders each of the matters set forth in clause (viii) of this Section 2.5(c). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke any Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that Company and the applicable Permitted Borrowers each complies with the provisions set forth in this Section 2.5.

(c)	Disbursement of Swing Line Advances. Unless otherwise notified in writing by Agent promptly following each receipt of a Request for Swing Line Advance hereunder, Swing Line Lender may assume that all conditions precedent to the disbursement of such requested Swing Line Advance have been satisfied, including without limitation that no Default or Event of Default has occurred and is continuing and that the entirety of the Swing Line Maximum Amount less any outstanding Swing Line Advances is available hereunder (provided that Agent shall have no responsibility whatsoever to Swing Line Lender or to any other Lender to give any notice hereunder, except as set forth in Section 12.12 of this Agreement), and subject to the proper submission of an executed Request for Swing Line Advance by Company or a Permitted Borrower without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Lender shall make available to Company or the applicable

Permitted Borrower the amount so requested, in like funds and currencies, not later than:

	(i)	for Prime-based Advances or Quoted Rate Advances, not later than 5:00 p.m. (eastern time) on the date of such Advance by credit to an account of Company or the applicable Permitted Borrower maintained with Swing Line Lender or with Agent or to such other account or third party as Company or the Permitted Borrower may reasonably direct in writing; and

	(ii)	for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the office of Swing Line Lender funding such Advance) on the date of such Advance, by credit to an account of Company or the Permitted Borrower maintained with Swing Line Lender’s or Agent’s Correspondent or to such other account or third party as Company or the applicable Permitted Borrower may reasonably direct in writing.

Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(d)	Refunding of or Participation Interest in Swing Line Advances.

	(i)	Acting through Agent (which shall, subject to the terms hereof, comply with Swing Line Lender’s request), Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of Company or the applicable Permitted Borrower (each of which hereby irrevocably directs Swing Line Lender and Agent to act on its behalf) request each of Revolving Credit Lenders (including Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to each of Company and/or the applicable Permitted Borrowers, for each Permitted Currency in which Swing Line Advances are outstanding to such party, in an amount (in the applicable Permitted Currency, determined in accordance with Section 2.11(b) hereof) equal to such Revolving Credit Lender’s Revolving Credit Percentage of the principal amount of the aggregate Swing Line Advances outstanding in each Permitted Currency to each such party on the date such notice is given (the “Refunded Swing Line Advances”); provided however that Swing Line Advances which are carried at the Quoted Rate or the Eurocurrency-based Rate which are converted to Revolving Credit Advances at the request of Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by Swing Line Lender against any Borrower or other Revolving Credit Lenders as a consequence of such conversion. In the case of each Refunded Swing Line Advance outstanding in Dollars, the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In the case of each Refunded Swing Line Advance outstanding in any Alternative Currency, the applicable Advance of the Revolving Credit used to refund such Swing

Line Advance shall be an Advance in the applicable Alternative Currency, with an Interest Period of one month (or any lesser number of days selected by Agent in consultation with Revolving Credit Lenders). In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, Swing Line Lender shall retain its claim against Company or the applicable Permitted Borrower for any unpaid interest or fees in respect thereof. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied, but subject to Section 2.5(e)(iii), each Revolving Credit Lender shall make the proceeds of its Advance of the Revolving Credit available to Agent for the benefit of Swing Line Lender at the office of Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, and, in the case of any Eurocurrency-based Advance, prior to 2:00 p.m. Detroit time on the third Business Day following the date such notice is given, in each case in immediately available funds in the applicable Permitted Currency. The proceeds of such Advances of the Revolving Credit shall be promptly delivered by Agent to Swing Line Lender for application to repay the Refunded Swing Line Advances in accordance with the terms and conditions of this Agreement.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 9.1(j) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from Swing Line Lender an undivided participating interest in each Refunded Swing Line Advance in an amount equal to its Revolving Credit Percentage of such Refunded Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to Agent for the benefit of Swing Line Lender, in immediately available funds in the applicable Permitted Currency of such Swing Line Advance, the amount of its participation and upon receipt thereof Swing Line Lender will deliver to such Revolving Credit Lender a participation certificate evidencing such participation.

(iii)	Each Revolving Credit Lender’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Company, any Permitted Borrower or any other Person; (iv) any breach of this Agreement by Company, any Permitted Borrower or any other Person; (v) any inability of Company or the Permitted Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to Agent or Swing Line Lender, as applicable the amount required pursuant to clause (i) or (ii) above, as the case may be, Agent or Swing Line Lender, as the case may be, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate for Domestic Advances and for any other Advances, Agent’s marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to Company or any Permitted Borrower, Agent, Swing Line Lender, or any other Revolving Credit Lender or any other Person for another Revolving Credit Lender’s failure to make the amounts required under clause (i) or (ii) available.

Notwithstanding the foregoing, however, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance (including without limitation any Swing Line Advance funded under the “Sweep to Loan” system) if at least two (2) Business Days prior to the making of such Swing Line Advance by Swing Line Lender, the officers of Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Revolving Credit Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or an Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of Revolving Credit Lenders to make such Revolving Credit Advances or to purchase such participations shall be reinstated upon the date which such Default or Event of Default has been waived by the requisite Lenders.

     2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the Revolving Credit Maturity Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds (a) with respect to Swing Line Advances, quarterly commencing on the first day of the calendar quarter next succeeding the calendar quarter during which the initial Swing Line Advance is made and on the first day of each calendar quarter thereafter, and (b) with respect to Advances of the Revolving Credit, quarterly commencing on the first day of the calendar quarter next succeeding the calendar month during which the initial Advance of the Revolving Credit is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2.7 Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

(a)	Interest on each Eurocurrency-based Advance of the Revolving Credit and all Swing Line Advances carried at the Eurocurrency-based Rate shall accrue at its Applicable Interest Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year (except that any such Advances made in Sterling or any other Alternative Currency with respect to which applicable law or market custom so requires shall be calculated based on a 365 day year, or as otherwise required under applicable law or market custom) and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof. Interest due on a Eurocurrency-based Advance made in an Alternative Currency shall be paid in such Alternative Currency.

(b)	Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year (except that any such Advances made in any Alternative Currency with respect to which applicable law or market custom so requires shall be calculated based on a 365 day year, or as otherwise required under applicable law or market custom) and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

(c)	If the basis of accrual of interest or fees expressed in this Agreement with respect to the National Currency Unit of a Participating Member State shall be inconsistent with any convention or practice in the London interbank market or other applicable interbank market, as the case may be, for the basis of accrual of interest or fees with respect to the Euro, such convention or practice shall replace such expressed basis, effective as of and from the date on which such country becomes a Participating Member State; provided that if any Eurocurrency-based Advance in the currency of such country is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.

     2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is converted.

     2.9 Interest on Default. In the event and so long as any Event of Default shall exist after giving effect to any applicable grace or cure periods, in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(j), immediately upon the occurrence thereof (and without the requirement of any notice or demand), in the case of all other Events of Default, upon written notice from the Required Revolving Credit Lenders, interest shall be payable daily (a) on all Eurocurrency-based Advances of the Revolving Credit, Swing Line Advances carried at the Eurocurrency-based Rate and Quoted Rate Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate plus three percent (3%) for the remainder of the then existing Interest Period, if any, (b) with respect to Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus three percent (3%), and (c) with respect to Eurocurrency-based Advances thereof in any Alternative Currency from time to time outstanding, (i) at a per annum rate calculated by Agent, whose determination shall be conclusive absent manifest error, on a daily basis, equal to three percent (3%) above the interest rate per annum at which one (1) day deposits (or, if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as Agent may elect which shall in no event be longer than six (6) months) in the relevant eurocurrency in the amount of such overdue payment due to Agent are offered by Agent’s Eurocurrency Lending Office for the applicable period determined as provided above, or (ii) if at any such time such deposits are not offered by the Eurocurrency Lending Office, then at a rate per annum equal to three percent (3%) above the rate determined by Agent to be its aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance) of carrying the amount of such Eurocurrency-based Advance.

2.10	Optional Prepayment. Company or the Permitted Borrowers may prepay all or part of the outstanding balance of any Prime-based Advance(s) of the Revolving Credit at any time, provided that the amount of any partial prepayment shall be at least One Million Dollars ($1,000,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Five Million Dollars ($5,000,000). Subject to Section 11.1 hereof, Company or the Permitted Borrowers may prepay all or part of any Eurocurrency-based Advance (subject to not less than two (2) Business Days’ notice to Agent) provided that the amount of any such partial prepayment shall be at least One Million Dollars ($1,000,000), or the Current Dollar Equivalent thereof in an Alternative Currency, and, after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least Fifteen

Million Dollars ($15,000,000) or the Current Dollar Equivalent thereof in an Alternative Currency.

(b)	Company or the Permitted Borrowers may prepay all or part of the outstanding balance of any Swing Line Advance carried at the Prime-based Rate at any time, provided that, unless the “Sweep to Loan” system shall be in effect hereunder, the amount of any partial prepayment shall be at least Twenty Five Thousand Dollars ($25,000) and, after giving effect to any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least One Hundred Thousand Dollars ($100,000), or, in the case of any Swing Line Advances outstanding of any Permitted Borrowers formed under the laws of The Netherlands, the Dollar Amount of Euro 50,000, if such Dollar Amount is greater than $100,000. Subject to Section 11.1 hereof, Company may prepay all or part of any Swing Line Advances carried at the Eurocurrency-based Rate or Quoted Rate (subject to not less than two (2) Business Days’ notice to Swing Line Lender and Agent) only on the last day of the Interest Period therefor, provided that the amount of any such partial payment shall be at least Twenty Five Thousand Dollars ($25,000) and, after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.5(c) hereof shall be at least Two Hundred Fifty Thousand Dollars ($250,000).

(c)	Any prepayment made in accordance with this Section shall be subject to Section 11.1 hereof, but otherwise without premium, penalty or prejudice to the right to readvance under the terms of this Agreement.

     2.11 Determination, Denomination and Redenomination of Alternative Currency Advances. Whenever, pursuant to any provision of this Agreement:

(a)	an Advance of the Revolving Credit or a Swing Line Advance is initially funded, as opposed to any refunding or conversion thereof, in an Alternative Currency, the amount to be advanced hereunder will be the equivalent in such Alternative Currency of the Dollar Amount of such Advance;

(b)	an existing Advance of the Revolving Credit or a Swing Line Advance denominated in an Alternative Currency is to be refunded, in whole or in part, with an Advance denominated in the same Alternative Currency, the amount of the new Advance shall be continued in the amount of the Alternative Currency so refunded;

(c)	an existing Advance of the Revolving Credit denominated in an Alternative Currency is to be converted, in whole or in part, to an Advance denominated in another Alternative Currency, the amount of the new Advance shall be that amount of the Alternative Currency of the new Advance which may be purchased, using the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such other Alternative Currency at approximately 11:00 a.m. (Detroit time) two (2) Business Days prior to the last day of the

Eurocurrency Interest Period applicable to the existing Advance, with the Dollar Amount of the existing Advance, or portion thereof being converted; and

(d)	an existing Advance of the Revolving Credit denominated in an Alternative Currency is to be converted, in whole or in part, to an Advance denominated in Dollars, the amount of the new Advance shall be the Dollar Amount of the existing Advance, or portion thereof being converted (determined as aforesaid).

     2.12 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, or any Swing Line Advance carried at the Eurocurrency-based Rate, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) if any Advance denominated in an Alternative Currency or any deemed Advance under Section 3.6 hereof in respect of a Letter of Credit denominated in an Alternative Currency cannot be refunded or made, as the case may be, in such Alternative Currency by virtue of Section 11.3 hereof, or (c) subject to Section 2.9 hereof, if on such day a Default or an Event of Default shall have occurred and be continuing, then the principal amount thereof which is not then prepaid in the case of a Eurocurrency-based Advance shall, absent a contrary election of the Required Revolving Credit Lenders, be converted automatically to a Prime-based Advance and Agent shall thereafter promptly notify Company of said action. If a Eurocurrency-based Advance converted hereunder is payable in an Alternative Currency, the Prime-based Advance shall be in an amount equal to the Dollar Amount of such Eurocurrency-based Advance at such time and Agent and Revolving Credit Lenders shall use said Prime-based Advance to fund payment of the Alternative Currency obligation, all subject to the provisions of Section 2.14 hereof. Company and the Permitted Borrowers, if applicable, shall reimburse Agent and Revolving Credit Lenders on demand for any costs incurred by Agent or any of Revolving Credit Lenders, as applicable, resulting from the conversion pursuant to this Section 2.12 of Eurocurrency-based Advances payable in an Alternative Currency to Prime-based Advances.

     2.13 Revolving Credit Facility Fee. From the Restatement Date to the Revolving Credit Maturity Date, the Company and the Domestic Permitted Borrowers shall pay to Agent, for distribution to Revolving Credit Lenders (as set forth below), a Revolving Credit Facility Fee determined by multiplying the Applicable Fee Percentage per annum times the Revolving Credit Aggregate Commitment then applicable under Section 2.15 hereof (whether used or unused) then in effect computed on a daily basis. The Revolving Credit Facility Fee shall be payable quarterly in arrears commencing July 1, 2007 (in respect of the prior calendar quarter or portion thereof), and on the first day of each calendar quarter thereafter and on the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage.

     2.14 Currency Appreciation; Mandatory Reduction of Indebtedness.

(a)	Revolving Credit Aggregate Commitment. If at any time and for any reason, the aggregate principal amount of all Advances of the Revolving Credit hereunder to Company and to the Permitted Borrowers made in Dollars and the aggregate Current Dollar Equivalent of all Advances of the Revolving Credit outstanding hereunder to Company and to the Permitted Borrowers in any Alternative Currency as of such time, plus the aggregate principal amount of Swing Line Advances outstanding hereunder as of such time (determined as aforesaid), plus the aggregate Letter of Credit Obligations of Company and the Permitted Borrowers which shall be outstanding (based on the Dollar Amount of any Letters of Credit denominated in Dollars and the Current Dollar Equivalent of any Letters of Credit denominated in any Alternative Currency), as of such time exceeds the Revolving Credit Aggregate Commitment (as used in this clause (a), the “Excess”), Company and the Permitted Borrowers shall:

(i) immediately repay that portion of such Indebtedness then carried as a Prime-based Advance, if any, by the Dollar Amount of such Excess, and/or reduce any pending request for an Advance in Dollars on such day by the Dollar Amount of the Excess, to the extent thereof; and

(ii) on the last day of each Interest Period of any Eurocurrency-based Advance outstanding as of such time, until the necessary reductions of Indebtedness under this Section 2.14(a) have been fully made, repay the Indebtedness carried in such Advances and/or reduce any requests for refunding or conversion of such Advances submitted (or to be submitted) by Company or the applicable Permitted Borrower in respect of such Advances, by the amount in Dollars or the applicable Alternative Currency, as the case may be, of the Excess, to the extent thereof.

Compliance with this Section 2.14(a) shall be tested on the last day of each Interest Period in effect from time to time hereunder and may be tested on any other basis satisfactory to Agent in its sole discretion, provided that, so long as no Default or Event of Default has occurred and is continuing, at any time while the aggregate Advances of the Revolving Credit available to be borrowed hereunder (based on the Revolving Credit Aggregate Commitment then in effect) equal or exceed Fifty Million Dollars ($50,000,000), compliance with this Section 2.14(a) shall be tested as of the last day of each calendar quarter. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default or Event of Default, or if any Excess remains after recalculating said Excess based on ninety-five percent (95%) of the Current Dollar Equivalent of any Advances or Letters of Credit denominated in Alternative Currencies (and one hundred percent (100%) of any Advances or Letters of Credit denominated in Dollars), Company and the Permitted Borrowers shall be obligated immediately to reduce the foregoing Indebtedness hereunder by an amount sufficient to eliminate such Excess.

Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default or Event of Default, or if any Excess remains after recalculating said Excess based on ninety-five percent (95%) of the Dollar Amount of any such Advances or Letter of Credit Obligations denominated in Alternate Currencies and one hundred percent (100%) of any such Advances or Letter of Credit Obligations denominated in Dollars, the Foreign Borrowers shall be obligated immediately to reduce the foregoing Indebtedness hereunder by an amount sufficient to eliminate such Excess.

(b)	Permitted Borrower Sublimit. If at any time and for any reason with respect to any Permitted Borrower, the aggregate principal amount (tested in the manner set forth in clause (a) above) of all Advances of the Revolving Credit and of the Swing Line outstanding hereunder to such Permitted Borrower, plus the Letter of Credit Obligations under any Letters of Credit to or for the account of such Permitted Borrower (tested in the manner set forth in clause (a) above), which Advances and Letters of Credit are made or issued, or to be made or issued, in Dollars and ninety percent (90%) of the aggregate Current Dollar Equivalent of all such Advances and Letter of Credit Obligations for the account of such Permitted Borrower in any Alternative Currency as of such time, exceeds the applicable Permitted Borrower Sublimit (as used in this clause (b), the “Excess”), then in each case, such Permitted Borrower shall

	(i)	immediately repay that portion of the Indebtedness outstanding to such Permitted Borrower then carried as a Prime-based Advance, if any, by the Dollar Amount of such Excess, and/or reduce on such day any pending request for an Advance in Dollars submitted by such Permitted Borrower by the Dollar Amount of such Excess, to the extent thereof; and

	(ii)	on the last day of each Interest Period of any Eurocurrency-based Advance outstanding to such Permitted Borrower as of such time, until the necessary reductions of Indebtedness under this Section 2.14(b) have been fully made, repay such Indebtedness carried in such Advances and/or reduce any requests for refunding or conversion of such Advances submitted (or to be submitted) by such Permitted Borrower in respect of such Advances, by the amount in Dollars or the applicable Alternative Currency, as the case may be, of such Excess, to the extent thereof.

Provided that no Default or Event of Default has occurred and is continuing, each Permitted Borrower’s compliance with this Section 2.14(b) shall be tested as of the last day of each calendar quarter or, upon the written request of Company from time to time, as of the last day of each calendar month, provided Company furnishes Agent with current monthly financial statements complying with the requirements set forth in subparagraphs (i) and (ii) of Section 7.3(c) hereof. Upon the occurrence and during the continuance of any Default or Event of Default, compliance with this Section 2.14(b) shall be tested on a daily or other basis satisfactory to Agent in its sole discretion.

     2.15 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, Company may upon at least five (5) Business Days’ prior written notice to Agent, permanently reduce the Revolving

Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Twenty Million Dollars ($20,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued to the date of such reduction; (iii) Company or any Permitted Borrower, as applicable, shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (using the Current Dollar Equivalent of any such Advance outstanding in any Alternative Currency) of the Revolving Credit, plus the aggregate principal amount of Swing Line Advances outstanding hereunder (using the Current Dollar Equivalent of any such Advance outstanding in an Alternative Currency), plus the aggregate undrawn amount of outstanding Letters of Credit (using the Current Dollar Equivalent thereof for any Letters of Credit denominated in any Alternative Currency), plus the unreimbursed amount of any draws under any Letters of Credit (determined as aforesaid), exceeds the amount of the Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance; and (v) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to Company or any Permitted Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to Swing Line Lender and will not be available for reinstatement by or readvance to Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Revolving Credit Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Eurocurrency-based Rate or the Quoted Rate.

     2.16 Extensions of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Revolving Credit Lender (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Revolving Credit Lender) prior to April 30 but not before March 31st of each year, request that Revolving Credit Lenders extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (such request, a “Request”).

(a)	Each Revolving Credit Lender shall, within 30 days of receipt of such request, notify Agent in writing whether such Revolving Credit Lender consents to the extension of the Revolving Credit Maturity Date, such consent to be in the sole discretion of such Revolving Credit Lender. If any Revolving Credit Lender does not so notify Agent of its decision within such 30 day period, such Revolving Credit Lender shall be deemed to have not consented to such request of the Borrower.

(b)	Agent shall promptly notify Company whether Revolving Credit Lenders have consented to such request. If Agent does not so notify Company within 30 days of Agent’s receipt such Request, Agent shall be deemed to have notified Company that Revolving Credit Lenders have not consented to Company’s request.

(c)	Each Revolving Credit Lender which elects not to extend the Revolving Credit Maturity Date or fails to so notify Agent of such consent (a “Non-Consenting Lender”) hereby agrees that if any other Revolving Credit Lender or financial institution acceptable to Company and Agent offers to purchase such Non- Consenting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment within 180 days after receipt of the related Request for a purchase price equal to the sum of all amounts then owing with respect to the outstanding Advances (and participations in any Swing Line Advances or any Letters of Credit) and all other amounts accrued for the account of such Non- Consenting Lender, such Non-Consenting Lender will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Revolving Credit Lender or financial institution pursuant to and on the terms specified in the form of Assignment Agreement attached hereto as Exhibit E. Before assigning to a financial institution other than a Revolving Credit Lender pursuant to this clause (d), each Revolving Credit Lender that has elected to extend the Revolving Credit Maturity Date (a “Consenting Lender”) shall have the right, but not any obligation, pro rata with all other Consenting Lenders which elect to purchase a pro rata share of such non-consenting Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (and participations in Swing Line Advances and Letters of Credit) to purchase each such Non-Consenting Lender’s Revolving Credit Percentage thereof pursuant to this clause (d). The Consenting Lenders which elect to exercise their purchase options hereunder shall by mutual agreement determine the amount of each Non-Consenting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment being purchased by each Consenting Lender, provided that if there is any dispute among the Consenting Lenders such purchase shall be based upon a pro rata sharing of each Non-Consenting Lender’s Revolving Credit Percentage thereof. Only if the Consenting Lenders have determined not to purchase all of the Non-Consenting Lender’s Revolving Credit Aggregate Commitment may financial institutions other than a Consenting Lender then purchase such Non-Consenting Lender’s Revolving Credit Aggregate Commitment.

(d)	Except as set forth in subparagraph (f) hereof, notwithstanding anything herein to the contrary, the Revolving Credit Maturity Date will not be extended unless all Revolving Credit Lenders have consented to the extension or if another Lender or financial institution has purchased each such Non-Consenting Lender’s Revolving Credit Aggregate Commitment pursuant to the terms of clause (d) above.

(e)	In the event, after giving effect to any assignments to Consenting Lenders under Section 2.16(d) hereof or otherwise, Revolving Credit Lenders holding eighty percent (80%) or more of the Revolving Credit Percentages (the “Approving Percentages”) have consented to an extension of the Revolving Credit Maturity Date hereunder, such extension shall become effective, notwithstanding that all of Revolving Credit Lenders have failed to approve such extension in accordance with this Section 2.16, so long as Company, at least five (5) Business Days prior to the Revolving Credit Maturity Date then in effect, reduces the Revolving Credit Aggregate Commitment to an amount not greater than the product of the Approving Percentages times the Revolving Credit Aggregate Commitment then in effect and repays the Indebtedness then outstanding hereunder (and, if necessary causes any outstanding Letters of Credit to be terminated or discharged) to the extent such Indebtedness exceeds the Revolving Credit Aggregate Commitment as so reduced, such that the entire Indebtedness outstanding to the Non-Consenting Lenders shall have been paid and discharged in full. Reductions may be made without regard to the notice provisions set forth in Section 2.15 hereof, but shall otherwise comply with said Section 2.15, except that any amounts repaid by Company against the Indebtedness pursuant to this subparagraph (f) shall be first applied to the Indebtedness outstanding to the Non- Consenting Lenders still holding Indebtedness hereunder at such time, with any remaining amounts applied in accordance with Section 2.15 hereof and the Revolving Credit Percentages held by such Non-Consenting Lenders shall be reallocated to the Consenting Lenders (giving effect to any assignments, as aforesaid), pro rata, based on the Revolving Credit Percentages then in effect and Agent shall distribute to the remaining Revolving Credit Lenders a revised Schedule 1.1 reflecting such reallocated Revolving Credit Percentages.

     2.17 Revolving Credit Optional Increase. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Borrowers have not previously elected to terminate the Revolving Credit Aggregate Commitment, Borrowers may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.17 not to exceed the Revolving Credit Optional Increase, subject, in each case, to the other terms and requirements of this Agreement and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)	The Borrowers shall have delivered to Agent a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a “Request for Increase”); provided, however that in the event the Borrowers have previously delivered a Request for Increase pursuant to this Section 2.17, Borrowers may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn), and Borrowers may not submit more than three (3) Requests for Increases hereunder;

(b)	a lender or lenders meeting the requirements of Section 13.8(c) hereof and acceptable to the Borrowers, Agent and Issuing Lender (including, for the purposes of this Section 2.17, any existing Lender which agrees to increase its commitment hereunder, the “New Lender(s)”) shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount (including for the purposes of this Section 2.17, the existing commitment of any existing Revolving Credit Lender) for each such New Lender of Fifteen Million Dollars ($15,000,000) and an aggregate amount for all such New Lenders of that portion of the then available Revolving Credit Optional Increase covered by the applicable Request, provided, however that each New Lender shall remit to Agent funds in an amount equal to its Revolving Credit Percentage (after giving effect to this Section 2.17) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Revolving Credit Percentages as determined below;

(c)	Borrowers (i) shall have paid to Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrower has prepaid such Advances and (ii) shall have paid to each New Lender a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the expiration date of such Letters of Credit;

(d)	the Borrowers shall have executed and delivered to Agent new Revolving Credit Notes payable to each of the New Lenders in the face amount of each such New Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.17), each of such Revolving Credit Notes to be substantially in the form specified by this Agreement, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lender, including the New Lenders);

(e)	the representations and warranties made by Borrowers, each Guarantor or any other party to any of the Loan Documents (excluding Agent and Lenders) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase, and no Default or Event of Default shall have occurred and be continuing as of such date and Borrowers shall have delivered an updated Covenant Compliance Report; and

(f)	such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by Agent or the Required Revolving Credit Lenders, in their reasonable discretion.

Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Borrowers and each of Revolving Credit Lenders of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.17 and the date on which such increase has become effective and shall prepare and distribute to the Borrowers and each of Revolving Credit Lenders (including the New Lenders) a revised Schedule 1.1 to the Credit Agreement setting forth the applicable new Revolving Credit Percentages of Revolving Credit Lenders (including the New Lender(s), taking into account such increase and assignments (if any).

     2.18 Application of Revolving Credit Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available, subject to the terms hereof, to fund working capital needs, to repay or prepay the New Convertible Subordinated Debt and/or the BCc Refinancing (or any refinancing of the New Convertible Subordinated Debt and/or the BCc Refinancing), including any interest, fees or expenses related thereto, or other general corporate purposes of any of the Borrowers.

     2.19 Additional Mandatory Prepayments.

(a)	Upon the payment in full of the Term Loan, any prepayments required to be made on the Term Loan pursuant to Sections 4.9(b) and (c) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Aggregate Commitment. Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrowers.

(b)	To the extent that, on the date any mandatory prepayment of the Revolving Credit Advances under this Section 2.19 or payment pursuant to the terms of any of the

Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurocurrency-Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurocurrency-based Advances prior to the last day of the applicable Eurocurrency-Interest Period, and the Borrowers will be obligated to pay any resulting breakage costs under Section 11.1.

     3. LETTERS OF CREDIT.

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as Issuing Lender may require, issue Letters of Credit for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Five Hundred Thousand Dollars ($500,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire on the earlier to occur of (x) 1 year from the date of issuance and (y) not later than ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than a Letter of Credit, this Agreement shall control.

     3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a)	after giving effect to the Letter of Credit requested (but taking into account any outstanding Letter of Credit to be replaced thereby), the aggregate amount of Letter of Credit Obligations (calculated on the basis of the Dollar Amount of any Letter of Credit Obligations relating to Letters of Credit denominated in Dollars and the Current Dollar Equivalent of any Letter of Credit Obligations relating to Letters of Credit denominated in an Alternative Currency) does not exceed the Letter of Credit Maximum Amount;

(b)	after giving effect to the Letter of Credit requested (but taking into account any outstanding Letter of Credit to be replaced thereby), (i) the aggregate amount of all Letter of Credit Obligations, plus the aggregate amount of all Advances including, all Advances deemed disbursed in respect of any Account Party’s Reimbursement Obligations, (calculated on the basis of the Dollar Amount of any Advances or Letter of Credit Obligations relating to Letters of Credit in each case denominated in Dollars and the Current Dollar Equivalent of any Advances or Letter of Credit Obligations relating to Letters of Credit denominated in an Alternative Currency) hereunder requested or outstanding on such date do not exceed the then applicable Revolving Credit Aggregate Commitment and (ii) if requested by a Permitted Borrower, the aggregate amount of all Letter of Credit Obligations issued for the account of such Permitted Borrower, plus the aggregate amount of all Advances to such Permitted Borrower, in each case calculated on the basis of the Dollar Amount of any Advances or Letter of Credit Obligations relating to Letters of Credit in each case denominated in Dollars and the Current Dollar Equivalent of any Advances or Letter of Credit Obligations relating to Letters of Credit denominated in an Alternative Currency) hereunder requested or outstanding on such date do not exceed the then applicable Permitted Borrower Sublimit;

(c)	whenever the Account Party is a Permitted Borrower, it shall not be entitled to request a Letter of Credit hereunder until it has complied in all respects with the provisions of Section 2.1(a) or (b) hereof, as applicable;

(d)	the obligations of Borrowers and the Guarantors set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of Borrowers and Guarantors and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by Borrowers or the Guarantors;

(e)	the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (unless such representations and warranties speak as of another date certain), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(f)	the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

(g)	the Account Party requesting the Letter of Credit shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Issuing Lender;

(h)	no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Lender refrain from issuing, or any Revolving Credit Lender refrain from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(i)	there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which Revolving Credit Lenders, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(j)	Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Company and any other Account Party of the matters set forth in Section 3.2 (a) through (f) hereof. Issuing Lender shall be entitled to rely on such certification without any duty of inquiry.

     3.3 Notice. Issuing Lender shall deliver to Agent, concurrently with or promptly following the issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Lender of the issuance of each Letter of Credit, not later than three (3) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof.

     3.4 Letter of Credit Fees.

(a)	A non-refundable per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the Dollar Amount of any Letters of Credit denominated in Dollars and the Current Dollar

Equivalent of any Letters of Credit denominated in any Alternative Currency) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 4.1 to this Agreement).

(b)	A letter of credit facing fee in the amount specified in the Fee Letter to be retained by Issuing Lender for its own Account.

(c)	If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by Issuing Lender or such Revolving Credit Lender, as the case may be, Company shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate Issuing Lender or such Revolving Credit Lender for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, submitted to Company, shall be conclusive evidence, absent manifest error, as to the amount thereof.

(d)	All payments by any Borrower to Issuing Lender or Revolving Credit Lenders under this Section 3.4 shall be made in Dollars and in immediately available funds at the Issuing Office or such other office of Issuing Lender as may be designated from time to time by written notice to the Borrowers by Issuing Lender. The fees described in clause (a) and (b) above shall be nonrefundable under all circumstances, shall be payable quarterly in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than three months) upon the issuance of each such Letter of Credit, and shall be calculated on the basis of a 360 day year and assessed (on a quarterly basis as aforesaid) as of the beginning of each quarter as of which such Letter of Credit is outstanding commencing on the date of issuance thereof, for the actual number of days from the beginning of such quarter to the earlier of the beginning of the next quarter or the stated expiration thereof.

     3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Company and any other applicable Account Party(ies) shall pay, for the sole account of Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

     3.6 Drawings and Demands for Payment Under Letters of Credit.

(a)	Company and each other applicable Account Party (as to the Letter of Credit which has been issued in the name of such Account Party) agree to pay to Issuing Lender, on the day on which Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by Issuing Lender in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by Issuing Lender relative thereto. Unless Company or the other applicable Account Party shall have made such payment to Issuing Lender on such day, upon each such payment by Issuing Lender, Issuing Lender shall be deemed to have disbursed to Company or the other applicable Account Party, and Company or the other applicable Account Party shall be deemed to have elected to substitute for its reimbursement obligation, with respect to Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit and, with respect to Letters of Credit denominated in any Alternative Currency, a Eurocurrency-based Advance of the Revolving Credit in the applicable Alternative Currency with an Interest Period, commencing three (3) Business Days following the date of Issuing Lender’s payment pursuant to the applicable Letter of Credit, of one month (or, if unavailable, such other Interest Period as selected by Issuing Lender in its sole discretion), in each case for the account of Revolving Credit Lenders in an amount equal to the amount so paid by Issuing Lender in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance or Eurocurrency-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of Company or the other applicable Account Party under this Section 3.6 shall be deemed satisfied, provided that, with respect to any such Eurocurrency-based Advance deemed to have been made hereunder, Company or the applicable Account Party (as to the Letter of Credit which has been issued in the name of such Account Party) shall also be obligated to pay to Issuing Lender, for Issuing Lender’s sole account, interest on the aggregate amount paid by Issuing Lender under the applicable draft or other demand for payment at Issuing Lender’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Issuing Lender as a result of such failure to deliver funds hereunder) of carrying such amount plus the Applicable Margin then in effect for Eurocurrency-based Advances, from the date of Issuing Lender’s payment pursuant to any Letter of Credit to the date of the commencement of the Interest Period for the applicable Eurocurrency-based

Advance deemed to have been made, as aforesaid, such interest (the “Gap Interest”) to be due and payable on the last day of the initial Interest Period established for such deemed Advance.

(b)	If Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Issuing Lender shall provide notice thereof to Company and each other applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Company or other applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to Issuing Lender on such date. Issuing Lender shall further use reasonable efforts to provide notice to Company or other applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Company or other applicable Account Party under Section 3.6(a) hereof.

(c)	Upon issuance by Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Lender, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Issuing Lender to Revolving Credit Lenders under Section 3.6(b) hereof is not given to Revolving Credit Lenders prior to 2:00 p.m. (Detroit time) on such date of draft or demand) or three (3) Business Days thereafter in respect of draws or demands under Letters of Credit issued in any Alternative Currency, shall make its Revolving Credit Percentage of the amount paid by Issuing Lender, and not reimbursed by Company or other applicable Account Party on such day, available in the applicable Permitted Currency and in immediately available funds at the principal office of Agent for the account of Issuing Lender. If and to the extent such Revolving Credit Lender shall not have made such pro rata portion available to Agent, such Revolving Credit Lender (whose obligations hereunder shall be several and not joint with any other Person), Company and any other applicable Account Party agree to pay to Agent for the account of Issuing Lender forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by Issuing Lender until such amount is so made available to Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of Company and any other applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Revolving Credit Lender shall pay such amount to Agent for the account of Issuing Lender together with such interest, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Lender disbursed in respect of the reimbursement obligation of Company or other applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Lender to make its pro rata portion of any such amount paid by Issuing Lender available to Agent for the account of Issuing Lender shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to Agent. Furthermore, in the event of the failure by Company or the Permitted Borrowers to pay the Gap Interest required under the proviso to Section 3.6(a) hereof, each of the Revolving Credit Lenders shall pay to Issuing Lender, within one Business Day following receipt from Issuing Lender of written request therefor, its pro rata portion of said Gap Interest, excluding any portion thereof attributable to the Applicable Margin.

     Notwithstanding the foregoing however, no Revolving Credit Lender shall acquire a pro rata risk participation in a Letter of Credit or related Letter of Credit Payment if the officers of Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Revolving Credit Lender at least two (2) Business Days prior to the date of the issuance of such Letter of Credit that the issuance of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that each Revolving Credit Lender shall acquire a pro rata risk participation in such Letter of Credit and the related Letter of Credit Payment upon the date on which such Default or Event of Default is waived by the Required Lenders or all Lenders, as applicable. In the event that Issuing Lender receives such a notice, Issuing Lender shall have no obligation to issue any Letter of Credit until such notice is withdrawn by Agent or such Revolving Credit Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(d)	Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

     3.7 Obligations Irrevocable. The obligations of Company and any other Account Party to make payments to Agent for the account of Issuing Lender or Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)	Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b)	Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

(c)	The existence of any claim, setoff, defense or other right which Company or any other Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, Issuing Lender or any Revolving Credit Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)	Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)	Payment by Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)	Any failure, omission, delay or lack on the part of Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)	Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Company or any other Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company or any other Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company or any other Account Party against Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Company or the other Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and any other Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

     3.8 Risk Under Letters of Credit.

(a)	In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b)	Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and, except pursuant to Section 12.3 hereof, Issuing Lender will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish Revolving Credit Lenders with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

(c)	In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, Company, any other applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Revolving Credit Lenders expressly acknowledge that they have made and will continue to make their own evaluations of Company’s and the Account Parties’ creditworthiness without reliance on any representation of Issuing Lender or its officers, agents and employees.

(d)	If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Issuing Lender shall receive same for the pro rata benefit of Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Issuing Lender, for redistribution in accordance with this Agreement.

3.9	Indemnification.The Company and the Domestic Permitted Borrowers and, as to each Letter of Credit which such Person is the Account Party, each other Account Party hereby indemnifies and agrees to hold harmless Lenders, Issuing Lender and Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which Lenders, Issuing Lender or Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Lender, Issuing Lender nor Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of Issuing Lender); (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company and the Domestic Permitted Borrowers and any other Account Parties shall not be required to indemnify Lenders, Issuing Lender and Agent and such other Persons for any liabilities resulting from the Issuing Lender’s gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, and; provided, further, that the Issuing Lender shall be liable to the Company and the Domestic Permitted Borrowers and any other Account Parties to the extent, but only to the extent, of any direct (but not any indirect or consequential) damages suffered by the Company and the Domestic Permitted Borrowers or such other Account Party as a result of such actions or omissions by Issuing Lender.

(b)	It is understood that in making any payment under a Letter of Credit Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Company or any other Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which Agent, Issuing Lender or Lenders are alleged to be liable and it shall be a condition of the assertion of any liability of Agent, Issuing Lender or Lenders by Company or any other Account Party under this Section that Company or the other applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

     3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of Issuing Lender to be reimbursed by Company or any other Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company or any other Account Party and

(ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

     3.11 Existing Letters of Credit. Each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit, and each application or other documentation submitted in connection with each Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit Agreement. On the date of execution of this Agreement, Issuing Lender shall be deemed automatically to have sold and transferred, and each other Revolving Credit Lender shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation (on the terms set forth herein), to the extent of such other Revolving Credit Lender’s Revolving Credit Percentage, in each Existing Letter of Credit and the applicable Letter of Credit Obligations with respect thereto and any security therefor or guaranty pertaining thereto. Letter of Credit Fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent to Revolving Credit Lenders; provided that Company shall pay to any new Revolving Credit Lenders becoming parties hereto on the Restatement Date (or any existing Revolving Credit Lender increasing its Revolving Credit Percentage on such date) a special letter of credit fee on the Existing Letters of Credit, calculated on the basis of the Letter of Credit Fees which would be applicable to such Existing Letters of Credit if issued on the Restatement Date (but in the case of any existing Revolving Credit Lender, computed only to the extent of the applicable increase in its Revolving Credit Percentage) for the period from the Restatement Date to the expiration date of such Existing Letters of Credit.

     4. TERM LOAN.

     4.1 Term Loan. Subject to the terms and conditions of this Agreement (including without limitation Section 4.4 hereof), each Term Loan Lender, severally and for itself alone, agrees to make a single Term Loan Advance in Dollars from time to time on any Business Day during the period from the Restatement Date until (but excluding) August 15, 2008 in an aggregate amount not to exceed an amount equal to such Lender’s Term Loan Percentage of the Term Loan to the Company. Subject to the terms and conditions set forth herein, the initial advance, any repayments, refundings or conversions, but no readvances, may be made under the Term Loan.

     4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)	Company hereby unconditionally promises to pay to the Agent for the account of each Term Loan Lender such Lender’s Term Loan Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the date such Term Loan Advance is made (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b)	Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Company to the appropriate lending office of such Term Loan Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c)	The Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Term Loan Lender, in which the Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Eurocurrency-Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Company to each Term Loan Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from Company in respect of the Term Loan Advances and each Term Loan Lender’s share thereof.

(d)	The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Company therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Company to repay the Term Loan Advance (and all other amounts owing with respect thereto) made to Company by the Term Loan Lenders in accordance with the terms of this Agreement.

(e)	Company agrees that, upon written request to the Agent by any Term Loan Lender, Company will execute and deliver to such Term Loan Lender, at Company’s expense, a Term Loan Note evidencing the outstanding Term Loan Advance, owing to such Term Loan Lender.

     4.3 Repayment of Principal. Company shall repay the Term Loan as set forth below, each such principal installment to be paid on a semi-annual basis, commencing on January 1, 2009 until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full:

Period	Payment (to be
made on each
stated date)
January 1, 2009, July 1, 2009, January 1, 2010	10% of the original
and July 1, 2010	principal amount of
the Term Loan
Advance
January 1, 2011	30% of the original
principal amount of
the Term Loan
Advance
Term Loan Maturity Date	Any amounts of
principal or interest
then outstanding on
Term Loan

     Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

     4.4 Requests for Term Loan Advances; Refundings and Conversions of Advances of Term Loan. The Company only may request a single Advance of the Term Loan in an amount not to exceed the Term Loan Aggregate Commitment, and the Company may from time to time convert such Advance to another type of Advance of the Term Loan only after delivery to Agent of a Request for Term Loan Advance executed by an Authorized Officer of Company, subject to the following:

(a)	such Request for Term Loan Advance shall set forth the information required on the Request for Term Loan Advance form annexed hereto as Exhibit K, including without limitation:

(b)	the proposed date of such Term Loan Advance (or the refunding or conversion of an outstanding Term Loan Advance), which must be a Business Day, and must be prior to August 15, 2008 in the case of the initial Term Loan Advance hereunder;

(c)	whether such Term Loan Advance is a refunding or conversion of an outstanding Advance; and

(d)	whether such Term Loan Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

(e)	such Request for Term Loan Advance shall be delivered to Agent by 12:00 noon (eastern standard time) two (2) Business Days prior to the proposed date of the Term Loan Advance, except in the case of a Prime-based Advance, for which the Request for Term Loan Advance must be delivered by 12:00 noon (Detroit time) on such proposed date for Term Loan Advance;

(f)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Five Million Dollars ($5,000,000) (or a larger integral multiple of $500,000);

(g)	in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Ten Million Dollars ($10,000,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)) and at any one time there shall not be in effect more than three (3) Eurocurrency-Interest Periods in effect for Advances of the Term Loan;

(h)	intentionally omitted;

(i)	such Request for Term Loan Advance (in the case of the initial Request for Term Loan Advance but not for any Request for Term Loan Advance for refunding or conversion of interest rate) shall be accompanied by a solvency certificate in form and substance reasonably acceptable to Agent for the Company executed by an Authorized Officer of the Company;

(j)	a Request for Term Loan Advance, once delivered to Agent, shall not be revocable by the Company;

(k)	each Request for Term Loan Advance shall constitute a certification by the Company, as of the date thereof that:

(i) both before and after the making of the initial Term Loan Advance or any refunding or conversion of any Term Loan Advance, the obligations of the Company and the Permitted Borrowers set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of Company and the Permitted Borrowers, as the case may be;

(ii) all conditions to the initial Term Loan Advance (or any such refunding or conversion of the Term Loan Advance) have been satisfied, and shall remain satisfied to the date of such Term Loan Advance (both before and after giving effect to such Term Loan Advance);

(iii) there is no Default or Event of Default then in existence, and none will exist upon the making of such Term Loan Advance (both before and after giving effect to such Term Loan Advance); and

(iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Term Loan Advance (both before and after giving effect to such Term Loan Advance), other than any representation or warranty that expressly speaks only as of a different date.

     Agent, acting on behalf of the Term Loan Lenders, may, at its option, lend under this Section 4.4 upon the telephone request of an Authorized Officer of Company and, in the event Agent, acting on behalf of the Term Loan Lenders, makes any such Advance upon a telephone request, the requesting officer shall fax or e-mail to Agent, on the same day as such telephone request, a Request for Term Loan Advance. The Company hereby authorizes Agent to disburse Advances under this Section 4.4 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company and delivered to Agent prior to the date of such request to make Requests for Term Loan Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Term Loan Advance form as of the date of such requested Advance.

     4.5 Disbursement of Advances.

(a)	Upon receiving any Request for Term Loan Advance from the Company under Section 4.4 hereof, Agent shall promptly notify each Term Loan Lender by wire, e-mail, facsimile or telephone of the amount of such Term Loan Advance to be made and the date such Term Loan Advance is to be made by said Term Loan Lender pursuant to its Term Loan Percentage of such Term Loan Advance. Unless such Term Loan Lender’s commitment to make the Term Loan Advance hereunder shall have been suspended or terminated in accordance with this Agreement, each such Term Loan Lender shall make available the amount of its Term Loan Percentage of each Term Loan Advance in immediately available funds to Agent, as follows:

	(i)	for Prime-based Advances, at the office of the Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

	(ii)	for Eurocurrency-based Advances, Agent’s Correspondent for the account of the Eurocurrency Lending Office of Agent not later than 12 noon (Detroit time) on the date of such Advance.

(b)	Subject to submission of an executed Request for Term Loan Advance by the Company accompanied by all documentation otherwise required under Section 4.4 hereof, Agent shall make available to the Company the aggregate of the amounts so received by it from the Term Loan Lenders in like funds and currencies:

	(i)	for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct; and

	(ii)	for Eurocurrency-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of the Company maintained with Agent or to such other account or third party as the Company may reasonably direct.

(c)	Agent shall deliver the documents and papers received by it for the account of each Term Loan Lender to such Term Loan Lender or upon its order. Unless Agent shall have been notified by any Term Loan Lender prior to the date of any proposed Term Loan Advance that such Term Loan Lender does not intend to make available to Agent such Term Loan Lender’s Term Loan Percentage of such Advance, Agent may assume that such Term Loan Lender has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not in fact made available to Agent by such Term Loan Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Term Loan Lender. If such Term Loan Lender does not pay such amount within one (1) Business Day of Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Company, the Agent shall promptly notify the Company and the Company shall pay the Agent the amount such Term Loan Lender failed to fund (the “Funding Deficiency”), and the Company shall pay the Agent the amount of the Funding Deficiency within three (3) Business Days after the receipt of written notice from the Agent. Agent shall also be entitled to recover from such Term Loan Lender or the Company, as the case may be, but without duplication, interest on the amount of the Funding Deficiency in respect of each day from the date such amount was made available by Agent to the Company, to the date such amount is recovered by Agent, at a rate per annum equal to:

	(i)	in the case of such Term Loan Lender, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Term Loan Advances; and

	(ii)	in the case of Company, the rate of interest then applicable to such Advance of the Term Loan.

     The obligation of any Term Loan Lender to make any Advance of the Term Loan hereunder shall not be affected by the failure of any other Term Loan Lender to make any Advance hereunder, and no Term Loan Lender shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Term Loan Lender, or any other party for another Term Loan Lender’s failure to make any loan or Advance hereunder. In the event any Term Loan Lender shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 4.5 (a “Defaulting Term Loan Lender”), the Agent shall promptly provide written notice thereof to the Company and to each other Term Loan Lender (each such other Term Loan Lender being referred to in this Section as a “Non-Defaulting Term Loan Lender”). Each Non-Defaulting Term Loan Lender shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Term Loan Lender shall assume the Defaulting Term Loan Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Term Loan Lender shall exercise such option by providing written notice of same to the Defaulting Term Loan Lender (and if there is more than one Non-Defaulting Term Loan Lender, the assignment agreement shall be entered into with the Non-Defaulting Term Loan Lender who first notifies the Defaulting Term Loan Lender of its decision to exercise said option) and to the Company. If no Non-Defaulting Term Loan Lender shall exercise the above-described option within the said ten (10) Business Day period and if the Company shall, subject to Section 13.8(c) hereof, within sixty (60) days of delivering the notice described above, advise such Defaulting Term Loan Lender of another bank or financial institution to which assignments are permitted pursuant to Section 13.8(c) hereof and which is willing to assume such Defaulting Term Loan Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Lender Financial Institution”), such Defaulting Term Loan Lender shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Lender Financial Institution; provided however that any such assignment shall not alter the Company’s remedies vis a vis the Defaulting Term Loan Lender.

     4.6 Prime-based Advance in Absence of Election or Upon Default. In the event Company shall fail with respect to any Eurocurrency-based Advance of the Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Eurocurrency-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurocurrency-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurocurrency-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify Company thereof. All accrued and unpaid interest on any Advance converted to a Prime-based Advance under this Section 4.6 shall be due and payable in full on the date such Advance is converted.

     4.7 Interest Payments; Default Interest.

(a)	Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2008 and on the first day of each calendar quarter thereafter. Whenever any payment under this Section 4.7 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

(b)	Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of three (3) months or less shall accrue at its applicable Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Eurocurrency-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of the Term Loan outstanding from time to time having a Eurocurrency-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurocurrency-Interest Period, and shall also be payable on the last day of the Eurocurrency-Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurocurrency-Interest Period applicable thereto to, but not including, the last day thereof.

(c)	Notwithstanding anything to the contrary in Section 4.7(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d)	In the case of any Event of Default under Section 9.1(j), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Required Term Loan Lenders, interest shall be payable on demand on the principal amount of all Term Loan Advances from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, three percent (3%) for the remainder of the then existing Eurocurrency-Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate plus three percent (3%).

4.8 Optional Prepayment of Term Loan.

(a)	Subject to clause (b) hereof, Company (at its option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Prime-based Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurocurrency-based Rate upon three (3) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty and any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Eurocurrency-based Rate shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

(b)	Each partial prepayment of the Term Loan shall be applied to all installments of the Term Loan due thereunder on a pro rata basis as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of the Term Loan outstanding as Eurocurrency-based Advances which have Eurocurrency-Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurocurrency-based Rate.

(c)	All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the applicable Term Loan Lenders in accordance with their respective Term Loan Percentages.

4.9 Mandatory Prepayment of Term Loan.

(a)	Intentionally omitted.

(b)	Subject to clauses (e) and (f) hereof, immediately upon receipt by Company or any of its Subsidiaries of any Net Cash Proceeds from any Asset Sales which are in excess of $50,000,000 in aggregate amount in any calendar year (the “Excess Net Proceeds”), to the extent such Excess Net Proceeds are not Reinvested as described in the following sentence, Company shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Company shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Company provides to Agent a certificate executed by a Authorized Officer of the Company (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of such Asset Sale and at the time of the application of such Net Cash Proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Company shall promptly pay such proceeds to Agent, to be applied to prepay the Term Loan in accordance with clauses (e) and (f) hereof.

(c)	Subject to clauses (e) and (f) hereof, immediately upon receipt by Company or any of its Subsidiaries of Net Cash Proceeds from (i) the issuance of any Equity Interests of such Person (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 4.9(c) hereto (or any successor plans)), Company shall prepay the Term Loan by an amount equal to fifty percent (50%) of such Net Cash Proceeds and (ii) the issuance of any Debt by the Company or any of its Subsidiaries after the Restatement Date other than Debt permitted under Sections 8.4(a) through (g) and (i) through (k), Company shall prepay the Term Loan by an amount equal to fifty percent (50%) of such Net Cash Proceeds.

(d)	Intentionally omitted.

(e)	Subject to clause (f) hereof, each mandatory prepayment under this Section 4.9 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment shall be applied to installments of principal on the Term Loan on a pro rata basis.

(f)	To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.9 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurocurrency-Interest Period attributable to the Eurocurrency-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1.

4.10 Use of Proceeds. Advances of the Term Loan shall be used by Company solely to repay the New Convertible Subordinated Debt.

4A. MARGIN ADJUSTMENTS.

4A.1 Margin Adjustments.

(a)	Adjustments to the Applicable Margin and the Applicable Fee Percentages, based on Schedule 4.1, shall be implemented on a quarterly basis as follows: such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and as to each Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 7.3(b) and 7.3(c) hereunder, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back.

(b)	From the Restatement Date until the required date of delivery (or if earlier, delivery) of the financial statements under Section 7.3(b) and (c) hereof, and the related Covenant Compliance Report for the fiscal quarter ending June 30, 2008, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 4.1. Thereafter, the adjustments to the Applicable Margin and the Applicable Fee Percentages shall be as set forth above.

(c)	Notwithstanding the foregoing, however, if, as a result of any restatement of or adjustment to the financial statements of Company and any of its Subsidiaries

(relating to the current or any prior fiscal period) or for any other reason, Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by Company as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Company and/or the Permitted Borrowers, as the case may be, shall automatically and retroactively be obligated to pay to Agent, promptly upon demand by Agent or the Required Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, of the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to Company or the Permitted Borrowers; provided, however, that if as a result of any such redetermination by Agent a proper calculation of the Applicable Margin and/or the Applicable Fee Percentages would have resulted in higher pricing for one or more periods and lower pricing for one or more periods, then the amount payable by Company and/or the Permitted Borrowers, as the case may be, pursuant to clause (x) of this sentence shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees actually paid for all such periods and the Applicable Margin and provided, further, if the current fiscal period is affected by such inaccuracy, the Applicable Fee Percentages shall be adjusted for the current period.

     4A.2 Margins.

     In the event Company fails timely to deliver the financial statements required under Sections 7.3(b) or 7.3(c), then from the date delivery of such financial statements was required until such financial statements are delivered, the Applicable Margin and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 4.1.

     5. CONDITIONS.

     The obligations of Lenders to make Advances or to issue Letters of Credit, pursuant to this Agreement are subject to the following conditions, provided however that Sections 5.1 through 5.9 below shall only apply to the initial Advances or Letters of Credit hereunder:

     5.1 Execution of this Agreement and the other Loan Documents. Each Borrower shall have executed and delivered to Agent for the account of each Lender, this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), the Notes and the other Loan Documents, and this Agreement and the other Loan Documents shall be in full force and effect.

     5.2 Corporate Authority. Agent shall have received a secretary’s certificate including evidence of incumbency for each Borrower and each Significant Subsidiary which is executing and delivering this Agreement or a Loan Document in connection with this Agreement, which secretary’s certificate shall include as exhibits thereto: (i) certified copies of resolutions of the Board of Directors of the applicable Person evidencing approval of the form of this Agreement and each of the other Loan Documents to which such Person is a party and authorizing the execution and delivery thereof and, if applicable, the borrowing of Advances and requesting of Letters of Credit hereunder; (ii) (A) certified copies of such Person’s articles of incorporation and bylaws or other constitutional documents certified as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation of each such entity (or, if unavailable in such jurisdiction, by a responsible officer of such entity); and (B) a certificate of good standing from the state or other jurisdictions of such Person’s incorporation, and from every state or other jurisdiction in which such Person is qualified to do business, if issued by such jurisdictions, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, hereof.

     5.3 Collateral Documents and Guaranties. Agent shall have received the following documents, fully executed by each Person party thereto and in form and substance reasonably acceptable to Agent:

     (a) the Domestic Guaranty; and

     (b) the Reaffirmation of the Domestic Pledge Agreements.

     5.4 Representations and Warranties — All Parties. The representations and warranties made by the Borrowers, each of the Significant Subsidiaries or any other party to any of the Loan Documents under this Agreement or any of the other Loan Documents (excluding Agent and Lenders), and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of the initial Advance hereunder.

     5.5 Compliance with Certain Documents and Agreements. The Borrowers and any of their respective Subsidiaries or Affiliates shall have each performed and complied with all agreements and conditions contained in this Agreement, the other Loan Documents, or any agreement or other document executed hereunder or thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

     5.6 Opinion of Counsel. The Borrowers shall have caused to be delivered the opinion of Kramer Levin, counsel to the Borrowers and their Subsidiaries on the Restatement Date, and such other local opinions of counsel to each of Borrowers and their Subsidiaries party to any Loan Documents executed together with this Agreement within five (5) Business Days of the Restatement Date, or such longer time period as to which the Agent may agree in writing, such opinions to be substantially in the form of the opinions of counsel previously delivered under the Prior Credit Agreement, with such changes as shall be acceptable to Agent.

     5.7 Certificates. Agent shall have received the following certificates, each in form and substance reasonably acceptable to Agent: (a) a closing certificate of an Authorized Officer of each Borrower dated the Restatement Date and evidencing, amongst other matters, that the Borrowers have an excess availability under the Revolving Credit on the Restatement Date of at least $50,000,000, and (b) a solvency certificate for each of the Borrowers executed by such Borrower’s treasurer or chief financial officer.

     5.8 Payment of Fees. Company shall have paid to Agent (for Agent’s sole accounts), Agent’s Fees and all costs and expenses required hereunder, together with all closing fees as may be due to the Lenders party hereto.

     5.9 Other Documents and Instruments. Agent shall have received, with a photocopy for each Lender, such other instruments and documents as the Required Lenders may reasonably request in writing in connection with the making of Advances or the issuing of any Letters of Credit hereunder, and all such instruments and documents shall be satisfactory in form and substance to Agent and the Required Lenders.

     5.10 Continuing Conditions. The obligations of Lenders to make any of the Advances or loans or of Agent to issue any Letters of Credit under this Agreement, including but not limited to the initial Advances of the Revolving Credit or the Swing Line hereunder, shall be subject to the following continuing conditions (in addition to any other conditions to the making of such Advances or issuance of such Letters of Credit set forth in this Agreement):

(a)	No Default or Event of Default shall have occurred and be continuing as of the making of the proposed Advance (both before and after giving effect thereto);

(b)	The representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects as of the making of the applicable Advance (except to the extent such representation or warranty relates to another date certain); and

(c)	There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations of Company and its Subsidiaries (taken as a whole) from December 31, 2007 (or any subsequent December 31st, if Agent determines, with the concurrence of the Required Lenders, based on Company’s financial statements for such subsequent fiscal year that no material adverse change has occurred during such year, such determination being made solely for purposes of determining the applicable date under this paragraph) to the date of the proposed Advance hereunder.

     6. REPRESENTATIONS AND WARRANTIES

     The Borrowers represent and warrant and such representations and warranties as applicable shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     6.1 Corporate Existence. Company and each of the Significant Subsidiaries is duly organized and validly existing in good standing under the laws of the applicable jurisdiction of organization, charter or incorporation; Company and each of the Significant Subsidiaries is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except where such failure to qualify and be authorized to do business will not have a material adverse impact on Company and its Subsidiaries, taken as a whole.

     6.2 Due Authorization — Company. Execution, delivery and performance of this Agreement, the other Loan Documents, and any other documents and instruments required under or in connection with this Agreement, and extensions of credit to Company are within its corporate or other organizational powers, have been duly authorized, are not in contravention of law or the terms of Company’s certificate of incorporation or bylaws or other organic documents, and, except as have been previously obtained or as referred to in Section 6.15, below, do not require the consent or approval, material to the transactions contemplated by this Agreement, or the Loan Documents, of any governmental body, agency or authority.

     6.3 Due Authorization — Significant Subsidiaries. Execution, delivery and performance of this Agreement, the other Loan Documents, and any other documents and instruments required under or in connection with this Agreement by each of the Significant Subsidiaries, and extensions of credit to Permitted Borrowers, are (or will be, on the applicable date of delivery of such Loan Documents) within their respective corporate or other organizational powers, have been (or will be, as aforesaid) duly authorized, are not (or will not be, as aforesaid) in contravention of law or the terms of their articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and, except as have been previously obtained (or as referred to in Section 6.15, below), do not (or will not, as aforesaid) require the consent or approval, material to the transactions contemplated by this Agreement, or the other Loan Documents, of any governmental body, agency or authority.

     6.4 Title to Material Property. Each of Company and each of the Significant Subsidiaries has good and valid title to the property owned by it, which property (individually or in the aggregate) is material to the business or operations of Company and its Subsidiaries, taken as a whole, excluding imperfections in title not material to the ownership, use and/or enjoyment of any such property.

     6.5 Encumbrances. There are no security interests in, Liens, mortgages or other encumbrances on and no financing statements on file with respect to any property of Company or any of the Subsidiaries, except for those Liens permitted under Section 8.5 hereof.

     6.6 Subsidiaries. As of the Restatement Date, there are no directly or indirectly owned Subsidiaries of Company, except for those Subsidiaries identified in Schedule 6.6, attached hereto, which Schedule shall also set forth which Subsidiaries are Foreign Significant Subsidiaries and Domestic Significant Subsidiaries as of the Restatement Date, and as to such Foreign Significant Subsidiaries and Domestic Significant Subsidiaries: (a) the jurisdiction of their formation, (b) their issued and outstanding Equity Interests, (c) the holders of such Equity Interests, (d) any applicable tax identification or corporate identification number and (e) the address of such Significant Subsidiary’s chief executive office.

     6.7 Taxes. Company and its Subsidiaries each has filed on or before their respective due dates, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except (a) where the failure to file tax returns or pay taxes shall not have a material adverse effect on Company and its Subsidiaries taken as a whole, or (b) to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of Company or its Subsidiaries, as applicable, as may be required by GAAP.

     6.8 No Defaults. There exists no default under the provisions of any instrument evidencing any permitted Debt of Company or its Subsidiaries or connected with the Liens permitted under Section 8.5 of this Agreement, or of any agreement relating thereto, except where such default would not have a material adverse effect on Company and its Subsidiaries taken as a whole and would not violate this Agreement or any of the other Loan Documents according to the terms thereof.

     6.9 Compliance with Laws. (a) Company and its Significant Subsidiaries each has complied with all applicable laws, including without limitation, Hazardous Material Laws, to the extent that failure to comply therewith would materially interfere with the conduct of the business of Company or any of its Subsidiaries taken as a whole, or would have a material adverse effect upon Company or any of its Subsidiaries taken as a whole, or upon any property (whether personal or real) owned by any of them and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by Company or any of its Subsidiaries will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

     6.10 Enforceability of Agreement and Loan Documents.

(a)	This Agreement and each of the other Loan Documents to which Company is a party, including without limitation, all other certificates, agreements and documents executed and delivered by Company under or in connection herewith or therewith have each been duly executed and delivered by duly Authorized Officers of Company and constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

(b)	This Agreement and each of the other Loan Documents to which any of the Subsidiaries is a party, and all certificates, documents and agreements executed in connection herewith or therewith by the Subsidiaries have each been duly executed and delivered by duly Authorized Officers of the applicable Subsidiary and constitute the valid and binding obligations of the Subsidiaries, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

     6.11 Non-contravention — Company. The execution, delivery and performance of this Agreement and the other Loan Documents and any other documents and instruments required under or in connection with this Agreement by Company are not in contravention of the terms of any indenture, material agreement or material undertaking to which Company is a party or by which it or its properties are bound or affected, except to the extent such terms have been waived or are not material to the transactions contemplated by this Agreement and the other Loan Documents or to the financial performance of Company and its Subsidiaries, taken as a whole.

     6.12 Non-contravention — Other Parties. The execution, delivery and performance of this Agreement, those other Loan Documents signed by any of the Subsidiaries, and any other documents and instruments required under or in connection with this Agreement signed by any of the Subsidiaries are not in contravention of the terms of any indenture, material agreement or material undertaking to which any of the Subsidiaries is a party or by which it or its properties are bound or affected, except to the extent such terms have been waived or are not material to the transactions contemplated by this Agreement and the other Loan Documents or to the financial performance of Company and its Subsidiaries, taken as a whole.

     6.13 No Litigation — Company. There is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or, to the best knowledge of Company, threatened or otherwise affecting Company (other than any suit, action or proceeding in which Company is the plaintiff and in which no counterclaim or cross-claim against Company has been filed), nor has Company or any of its officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by Company, except as otherwise disclosed in Schedule 6.13 attached hereto and except for miscellaneous suits, actions and proceedings which (i) do not have a reasonable likelihood of being adversely determined or (ii) have a reasonable likelihood of being adversely determined but, if resolved adversely to Company would not in the aggregate have a material adverse effect on Company and its Subsidiaries, taken as a whole. Except as so disclosed, there is not outstanding against Company any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator, nor, to the best knowledge of Company, is Company in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such judgment, decree, injunction, rule, order or violation would have a material adverse effect on Company and its Subsidiaries, taken as a whole.

     6.14 No Litigation — Other Parties. There is no suit, action, proceeding (other than any suit, action or proceeding in which any such party is the plaintiff and in which no counterclaim or cross-claim against any such party has been filed), including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or, to the best knowledge of Company, threatened or otherwise affecting any of the Subsidiaries nor has any such party or any of its officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by such party, except as otherwise disclosed in Schedule 6.14 attached hereto and except for miscellaneous suits, actions and proceedings which (i) do not have a reasonable likelihood of being adversely determined, or (ii) have a reasonable likelihood of being adversely determined but, if resolved adversely to such party, would not in the aggregate have a material adverse effect on Company and its Subsidiaries, taken as a whole. Except as so disclosed, there is not outstanding against any such party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor, to the best knowledge of Company, is any such party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such judgment, decree, injunction, rule or order or violation would have a material adverse effect on Company and its Subsidiaries, taken as a whole.

     6.15 Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by Company, of this Agreement, any of the other Loan Documents to which it is a party, or any other documents or instruments to be executed and/or delivered by Company in connection therewith or herewith; (ii) by each of the Subsidiaries, of this Agreement, the other Loan Documents to which it is a party or any other documents or instruments to be executed and/or delivered by the Subsidiaries in connection therewith or herewith; and (iii) by Company or any of its Subsidiaries, of the Liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect Liens in favor of Agent and Lenders. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Company, threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

     6.16 Agreements Affecting Financial Condition. Neither Company, nor any of its Subsidiaries is, as of the Restatement Date, party to any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the financial condition or operations of Company and its Subsidiaries, taken as a whole.

     6.17 No Investment Company; No Margin Stock. Neither Company, nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Letters of Credit and none of the proceeds of any of the Advances will be used by Company or any of the Subsidiaries to purchase or carry margin stock or will be made available by Company or any of the Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings. Neither Company, nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     6.18 ERISA. Neither a Reportable Event which is material to Company and its Subsidiaries, taken as a whole, nor an Accumulated Funding Deficiency (herein as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and any applicable regulations thereof (and, if applicable, any comparable foreign law provisions), except to the extent that any noncompliance, individually or in the aggregate, would not have a material adverse effect upon Company and its Subsidiaries, taken as a whole. No termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Pension Plan has arisen, during such five-year period. Neither Company nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan within the five year period prior to the date of this Agreement, nor does Company or any ERISA Affiliate presently intend to completely or partially withdraw from any Multiemployer Plan. To the best of Company’s knowledge, no such Multiemployer Plan is in bankruptcy or reorganization or insolvent. There is no pending or, to the best of Company’s knowledge, threatened litigation or investigation questioning the form or operation of any Pension Plan, nor, to the best of Company’s knowledge, is there any basis for any such litigation or investigation which if adversely determined could have a material adverse effect upon Company and its Subsidiaries, taken as a whole, as of the valuation date most closely preceding the date of this Agreement.

     6.19 Environmental Matters and Safety Matters. Except as set forth on Schedule 6.19:

(a)	Company and each Subsidiary is in compliance with all federal, state, provincial and local laws, ordinances and regulations relating to safety and industrial hygiene or the environment, including without limitation all applicable Hazardous Materials Laws in jurisdictions in which Company or any such Subsidiary owns or operates, a facility or site, or arranges for disposal or treatment of Hazardous Materials, solid waste, or other wastes, accepts for transport any Hazardous Materials, solid wastes or other wastes or holds any interest in real property or otherwise, except for matters which, individually or in the aggregate, would not have a material adverse effect upon the financial condition or business of Company and its Subsidiaries, taken as a whole.

(b)	All federal, state, provincial, local and foreign permits, licenses and authorizations required for present or (to the best of Company’s knowledge) past use of the facilities and other properties or activities of Company and each Subsidiary have been obtained, are presently in effect, and there is and has been full compliance with all such permits, licenses or authorizations, except, in all cases, where the failure to comply with the foregoing would not have a material adverse effect on Company and its Subsidiaries taken as a whole.

(c)	No written demand, claim, notice, suit (in law or equity), action, administrative action, investigation or inquiry (including, without limitation, the listing of any property by any domestic or foreign governmental entity which identifies sites for remedial, clean-up or investigatory action) whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any applicable Hazardous Materials Laws is pending or, to the best of Company’s knowledge, threatened against Company or any of its Subsidiaries in connection with any real property in which Company or any such Subsidiary holds or, to the best of Company’s knowledge, has held an interest or any present or, to the best of Company’s knowledge, past operation of Company or any such Subsidiary, except for such matters which, individually or in the aggregate, would not have a material adverse effect on the financial condition or business of Company and its Subsidiaries, taken as a whole.

(d)	Neither Company nor any of its Subsidiaries whether with respect to present or, to the best of Company’s knowledge, past operations or properties, (i) is, to the best of Company’s knowledge, the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment, (ii) has received any written notice of any Hazardous Materials in, or upon any of its properties in violation of any applicable Hazardous Materials Laws, or (iii) knows of any basis for any such investigation or notice under, or the existence of a violation of, Hazardous Materials Laws except for such matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition or business of Company and its Subsidiaries, taken as a whole.

(e)	To the best knowledge of Company or any of its Subsidiaries, no release, threatened release or disposal of Hazardous Materials, solid waste or other wastes is occurring or has occurred on, under or to any real property in which Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any applicable Hazardous Materials Laws, except for any such matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition or business of Company and its Subsidiaries, taken as a whole.

     6.20 Accuracy of Information. Each of Company’s audited or unaudited financial statements furnished to Agent and Lenders by Company prior to the date of this Agreement, is complete and correct in all material respects and fairly presents the financial condition of Company and its Subsidiaries, taken as a whole, and the results of their operations for the periods covered thereby; any projections of operations for future years previously furnished by Company to Agent or Lenders have been prepared as Company’s good faith estimate of such future operations, taking into account all relevant facts and matters known to Company; since December 31, 2007 there has been no material adverse change in the financial condition of Company or its Subsidiaries, taken as a whole; neither Company, nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 2007 balance sheet which is likely to have a material adverse effect on Company and its Subsidiaries, taken as a whole.

     7. AFFIRMATIVE COVENANTS

     Each of the Borrowers covenants and agrees that it will, and, as applicable, it will cause its Subsidiaries (excluding any Special Purpose Subsidiaries) to, so long as any of the Lenders are committed to make any Advances or issue any Letters of Credit under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:

     7.1 Preservation of Existence, Etc.

     Except as otherwise specifically permitted hereunder, preserve and maintain its corporate existence and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to the business and operations or ownership of properties, in each case of Company and its Subsidiaries, taken as a whole.

     7.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of the Consolidated financial statements of Company prepared in accordance with GAAP.

     7.3 Reporting Requirements. Furnish Agent with copies for each Lender:

(a)	as soon as possible, and in any event within five (5) calendar days after becoming aware of the occurrence of each Default or Event of Default, a written statement of the chief financial officer of Company (or in his/her absence, another Authorized Officer of Company) setting forth details of such Event of Default or event and the action which Company has taken or has caused to be taken or proposes to take or cause to be taken with respect thereto;

(b)	as soon as available, and in any event within one hundred twenty (120) days after and as of the end of each of Company’s fiscal years, a detailed Consolidated audit report of Company certified by independent certified public accountants satisfactory to Lenders together with an unaudited Consolidating report of Company and its Subsidiaries certified by the chief financial officer of Company (or in his/her absence, another Authorized Officer of Company) as to consistency (with prior financial reports and accounting periods), accuracy and fairness of presentation, and a Covenant Compliance Report;

(c)	as soon as available, and in any event within sixty (60) days after and as of the end of each of the first three quarters of each year, a Consolidated and Consolidating balance sheet and a statement of profit and loss and surplus reconciliation of Company and its Subsidiaries certified by the chief financial officer of Company (or in his/her absence, another Authorized Officer of Company) as to consistency (with prior financial reports and accounting periods), accuracy and fairness of presentation, and a Covenant Compliance Report.

(d)	as soon as possible, and in any event within five (5) calendar days after becoming aware (i) of any material adverse change in the financial condition of Company,

any of its Significant Subsidiaries or any of the Permitted Borrowers, a certificate of the chief financial officer of Company (or in his/her absence, another Authorized Officer of Company) setting forth the details of such change or (ii) of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a tax position (verbal or written) which could reasonably be expected to have a material adverse effect upon Company or any of its Significant Subsidiaries (or any such tax position taken by Company or any of its Subsidiaries) setting forth the details of such position and the financial impact thereof;

(e)	(i) as soon as available, Company’s 8-K, 10-Q and 10-K Reports filed with the federal Securities and Exchange Commission (or notification that the same have been filed, and are generally available, on EDGAR), and in any event, with respect to the 10-Q Report, within sixty (60) days of the end of each of Company’s fiscal quarters, and with respect to the 10-K Report, within one hundred twenty (120) days after the end of each of Company’s fiscal years; and (ii) as soon as available, copies of all filings, reports or other documents filed by Company or any of its Subsidiaries with the federal Securities and Exchange Commission or, as Agent may reasonably request, other federal regulatory or taxing agencies or authorities in the United States, or comparable agencies or authorities in any jurisdiction in which Company or any of its Subsidiaries does business, or any stock exchanges in such jurisdictions;

(f)	promptly as issued, all press releases, notices to shareholders and all other material communications transmitted by Company or any of its Subsidiaries to Company’s stockholders generally, and promptly following a Permitted Securitization, copies of the principal transaction documents relating to such Permitted Securitization;

(g)	together with the financial statements delivered pursuant to Section 7.3(b) hereof, annual financial projections for Company and its Significant Subsidiaries covering the period at least through Revolving Credit Maturity Date then in effect and otherwise in form and content reasonably acceptable to Agent and Lenders;

(h)	intentionally omitted;

(i)	promptly, and in form reasonably satisfactory to Agent and the requesting Lender or Lenders, such other information as Agent or any of the Lenders (acting through Agent) may request from time to time.

     7.4 Tangible Net Worth. Maintain, on a Consolidated basis, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending December 31, 2006, Tangible Net Worth in an amount not less than One Billion Dollars ($1,000,000,000), plus the sum of the Net Income Adjustment and the Equity Offering Adjustment.

     7.5 Leverage Ratio. Maintain, as of the last day of each fiscal quarter, a Leverage Ratio of not more than 3.50 to 1.00.

     7.6 Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 2.50 to 1.00.

     7.6A Senior Debt Ratio. Maintain, as of the last day of each fiscal quarter ending during the periods specified below, for the four fiscal quarters then ending, a ratio of Senior Debt to Consolidated EBITDA of not more than 2.00 to 1.00.

     7.7 Inspections. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives to examine Company’s and each of the Subsidiaries’ books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Agent; and permit Agent and each Lender or their authorized representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with its officers and independent certified public accountants, and by this provision Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. An examination of the records or properties of Company or any of its Subsidiaries may require revealment of proprietary and/or confidential data and information, and Agent and each of Lenders agrees upon request of the inspected party to execute a confidentiality agreement (reasonably satisfactory to Agent or the inspecting Lender, as the case may be, and such party) on behalf of Agent or such inspecting Lender and all parties making such inspections or examinations under its authorization; provided however that such confidentiality agreement shall not prohibit Agent from revealing such information to Lenders or prohibit the inspecting Lender from revealing such information to Agent or another Lender, in each case, so long as the Agent and/or Lender receiving such information has, at the request of the inspected party, executed a confidentiality agreement as described above.

     7.8 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is adequately reserved for, as may be required by GAAP on its books, or where the failure to pay any such matter would not have a material adverse effect on Company and its Subsidiaries, taken as a whole.

     7.9 Further Assurances and Information. (a) Execute and deliver or cause to be executed and delivered within a reasonable time following Agent’s request, and at Company’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents, and (b) provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Borrower or any of their respective Subsidiaries as required by Section 326 of the USA Patriot Act.

     7.10 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of occurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and then current practice would dictate. Upon the request of Agent or any Lender, certificates evidencing such policies shall be delivered to Agent or such Lender, as the case may be.

     7.11 Indemnification. With respect to the Company and the Domestic Permitted Borrowers, indemnify and save each Agent and Lenders harmless from all reasonable loss, cost, damage, liability or expenses, including reasonable attorneys’ fees and disbursements, incurred by Agent and Lenders by reason of an Event of Default or enforcing the obligations of the Borrowers under this Agreement, or the Borrowers or any of their Subsidiaries under the other Loan Documents, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement, or any of the other Loan Documents or any mortgage, stock pledge or security agreement released by Agent or Lenders from time to time hereunder, or relating in any way to the imposition (or attempted imposition) on Agent or Lenders (or any of them) of any liability for the violation of or non-compliance (or purported violation or non-compliance) with Hazardous Material Laws, other than in any case resulting from the gross negligence or willful misconduct of Agent or Lenders; and, with respect to each of the Foreign Permitted Borrowers, indemnify and save each Agent and Lenders harmless from all reasonable loss, cost, damage, liability or expenses, including reasonable attorneys’ fees and disbursements, incurred by Agent and Lenders with respect to a Foreign Permitted Borrower by reason of an Event of Default or enforcing the obligations of the Foreign Permitted Borrowers under this Agreement, or the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement, or any of the other Loan Documents or any mortgage, stock pledge or security agreement released by Agent or Lenders from time to time hereunder, or relating in any way to the imposition (or attempted imposition) on Agent or Lenders (or any of them) of any liability for the violation of or non-compliance (or purported violation or non-compliance) with Hazardous Material Laws, other than in any case resulting from the gross negligence or willful misconduct of Agent or Lenders.

     7.12 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by each of Company and its Subsidiaries of this Agreement, the other Loan Documents or any other documents or instruments to be executed and/or delivered to which such Persons are party.

     7.13 Compliance with Contractual Obligations and Laws. Comply in all material respects with all Contractual Obligations, and with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation Hazardous Materials Laws), in effect from time to time, except to the extent that failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, property or financial or other condition of the Borrowers and their respective Subsidiaries, taken as a whole, and could not reasonably be expected to materially adversely affect the ability of Company or any of the Significant Subsidiaries to perform their respective obligations under any of the Loan Documents to which they are a party.

     7.14 ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code (or comparable laws in applicable jurisdictions outside the United States of America relating to foreign pension plans) and promptly notify Lenders upon the occurrence of any of the following events:

(a)	the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise (other than any defined contribution plan not subject to Section 412 of the Code and any Multiemployer Plan) which could reasonably be expected to have a material adverse effect upon the Company and its Subsidiaries, taken as a whole;

(b)	the appointment of a trustee by a United States District Court to administer any Pension Plan pursuant to ERISA;

(c)	the commencement by the PBGC, or any successor thereto, of any proceeding to terminate any Pension Plan;

(d)	the failure of Company or any ERISA Affiliate to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e)	the withdrawal of Company or any ERISA Affiliate from any Multiemployer Plan which could reasonably be expected to have a material adverse effect upon Company and its Subsidiaries, taken as a whole;

(f)	the occurrence of an Accumulated Funding Deficiency or a Reportable Event; or

(g)	the occurrence of a Prohibited Transaction which could reasonably be expected to have a material adverse effect upon Company and its Subsidiaries, taken as a whole.

     7.15 Environmental Matters.

(a)	(i) Not permit any of its property (whether real or personal, or any portion thereof) to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Material, except in compliance with Hazardous Material Laws, and (ii) keep and maintain all of its other property (whether real or personal, and any portion thereof) in compliance with, and shall not cause or permit any activity at or condition of the Collateral, or any of its other property (whether real or personal, or any portion thereof) to be in violation of any Hazardous Material Laws, unless the failure to comply therewith or violation thereof could not reasonably be expected to have a material adverse effect on Company and its Subsidiaries, taken as a whole.

(b)	Promptly notify Agent in writing of: (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted or completed pursuant to any applicable Hazardous Material Laws which could reasonably be expected to have a material adverse effect on Company and its Subsidiaries, taken as a whole; (ii) any and all claims made by any Person against Company, any of its Subsidiaries, or the Permitted Borrowers, or any of its other property (whether real or personal, or any portion thereof) relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Material which could reasonably be expected to have a material adverse effect on Company and its Subsidiaries, taken as a whole; and (iii) Company’s or any of its Subsidiaries’ discovery of any occurrence or condition on any real property or fixtures constituting a part of, adjoining or in the vicinity of any of Company’s or its Subsidiaries’ property that could cause any such property (or any part thereof) to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Material Laws, which restrictions could reasonably be expected to have a material adverse effect on Company and its Subsidiaries, taken as a whole. Agent, on behalf of Lenders, shall have the right to join and participate in, as a party if it or they so elect, any legal proceedings or actions initiated in connection with any of the matters described in subparagraphs (b) (i) or (b) (ii), above, and Company agrees to pay Agent’s reasonable attorneys fees in connection therewith.

(c)	Take any remedial action as may be required under applicable law in response to the presence of any Hazardous Material on, under, or about any of its property (whether real or personal, or any part thereof), if the failure to take such action could reasonably be expected to have a material adverse effect upon the Company and its Significant Subsidiaries, taken as a whole, and, pursuant thereto, may enter into settlement agreements, consent decrees, or other compromises in respect of any of the matters described in subparagraphs (b) (i) through (iii), above, provided that, in each case, Company has given Lenders not less than thirty (30) days prior written notice of the remedial action required by this clause (c), except, however, in the event remedial action is necessary on an emergency basis or is required by any governmental authority with jurisdiction over Company or its Subsidiaries, in which case Company shall provide Lenders with reasonable notice promptly thereafter.

(d)	Agent may retain (on its own behalf and on behalf of Lenders, but at Company’s sole expense) such Environmental Auditors as reasonably necessary to evaluate and/or confirm Company’s environmental responses, reports or other matters, including Company’s compliance with Hazardous Material Laws generally, under this Section 7.15, or elsewhere herein.

     7.16 Significant Subsidiaries.

(a)	Equity Interests.

	(i)	With respect to the Equity Interests of each Significant Foreign Subsidiary listed on Schedule 7.16(a)(i) hereto which remains a Significant Foreign Subsidiary on the applicable execution date thereof, within 270 days of the Restatement Date (or such longer time period as Agent may consent to), execute and deliver or cause to be executed, and delivered to Agent a Pledge Agreement encumbering such Equity Interests with a first priority

Lien over (i) approximately 65% of the Equity Interests of each such Significant Foreign Subsidiary, but only with respect to, and only to the extent of, Equity Interests directly owned by Company and/or one or more of the Domestic Subsidiaries, to secure the Indebtedness of Company and the Domestic Permitted Borrowers; and (ii) 100% of the Equity Interests of such Significant Foreign Subsidiary to the extent owned directly or indirectly by Company solely to secure the Indebtedness of the Foreign Permitted Borrowers;

(ii)	With respect to the Equity Interests of each Person which is a Significant Foreign Subsidiary on the Restatement Date, which has previously executed and delivered a Pledge Agreement and which remains a Significant Foreign Subsidiary on the applicable execution date thereof, within 270 days of the Restatement Date (or such longer time period as Agent may consent to) execute and deliver or cause to be executed and delivered to Agent such reaffirmations, amendments and/or amendments and restatements which may be reasonably necessary to ensure the continuing validity and enforceability of such Pledge Agreement; provided that to the extent such Pledge Agreements secure the Indebtedness of the Company and its Domestic Subsidiaries, the related Lien established by such Pledge Agreements shall be limited to 65% of the Equity Interests of each such Significant Foreign Subsidiary that is owned directly by the Company and/or one or more of the Domestic Subsidiaries;

(iii)	With respect to the Equity Interests of each Person (a) which becomes a Significant Foreign Subsidiary subsequent to the Restatement Date, within 270 days (or such longer period of time as Agent may consent to) of the date such Person becomes a Significant Foreign Subsidiary or (b) over which a pledge for the benefit of Lenders was granted, and then released in order to effectuate any reorganization, merger or transfer of Equity Interests otherwise permitted under this Agreement, within 270 days (or such longer period of time as Agent may consent to) of the date of the release of such pledge, and provided that each such Significant Foreign Subsidiary remains a Significant Foreign Subsidiary on the applicable execution date, in each case, Company shall execute and deliver, or cause to be executed and delivered to Agent a Pledge Agreement encumbering with a first priority Lien: (i) approximately 65% of the Equity Interests of each such Significant Foreign Subsidiary, but only with respect to, and only to the extent of, Equity Interests that are directly owned by Company and/or one or more Domestic Subsidiaries, to secure the Indebtedness of Company and the Domestic Permitted Borrowers; and (ii) 100% of the Equity Interests of each such Significant Foreign Subsidiary to the extent owned, directly or indirectly, by Company to secure the Indebtedness of the Foreign Permitted Borrowers hereunder; and

(iv)	With respect to the Equity Interests of each Person which becomes a Significant Domestic Subsidiary subsequent to the Restatement Date,

within thirty days of the date such Person becomes a Significant Domestic Subsidiary, and provided that each such Significant Domestic Subsidiary so listed remains a Significant Domestic Subsidiary on the applicable execution date, Company shall execute and deliver, or cause to be executed and delivered to Agent a Pledge Agreement (or an amendment to an existing Pledge Agreement) encumbering with a first priority Lien 100% of the Equity Interests of such Significant Domestic Subsidiary to the extent owned, directly or indirectly, by Company to secure the Indebtedness of the Borrowers.

(b)	Guaranties.

	(i)	With respect to each Significant Foreign Subsidiary listed on Schedule 7.16(b)(ii) hereto, within 270 days of the Restatement Date (or such longer time period as Agent may consent to), and provided that each such Significant Foreign Subsidiary so listed remains a Significant Foreign Subsidiary on the applicable execution date, execute and deliver or cause to be executed, and delivered to Agent a Joinder Agreement to the Foreign Guaranty whereby such Significant Foreign Subsidiary becomes obligated as a Guarantor under the Foreign Guaranty;

	(ii)	With respect to each Significant Foreign Subsidiary on the Restatement Date which has previously executed and delivered a Joinder Agreement to the Foreign Guaranty, within 270 days of the Restatement Date (or such longer time period as Agent may consent to), and provided that each such Significant Foreign Subsidiary remains a Significant Foreign Subsidiary on the applicable execution date, execute and deliver or cause to be executed and delivered to Agent such reaffirmations, amendments and/or amendments and restatements which may be reasonably necessary to ensure the continuing validity and enforceability of such Joinder Agreement and the Foreign Guaranty;

	(iii)	With respect to each Person (a) which becomes a Significant Foreign Subsidiary subsequent to the Restatement Date, within 270 days (or such longer period of time as Agent may consent to) of the date such Person becomes a Significant Foreign Subsidiary or (b) which has executed and delivered the Foreign Guaranty (or any other Guaranty of the Indebtedness), where its obligations under the Foreign Guaranty have been released in order to effectuate any reorganization, merger or transfer of Equity Interests otherwise permitted under this Agreement, within 270 days (or such longer period of time as Agent may consent to) of the date of the release of its obligations, in each case, Company shall cause such Significant Foreign Subsidiary to execute and deliver to Agent a Joinder Agreement whereby such Significant Foreign Subsidiary becomes obligated as a Guarantor under the Foreign Guaranty provided that each such Significant Foreign Subsidiary remains a Significant Foreign Subsidiary on the applicable execution date;

(iv)	With respect to each Person which becomes a Significant Domestic Subsidiary subsequent to the Restatement Date, within thirty days of the date such Person becomes a Significant Domestic Subsidiary, cause such new Significant Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement whereby such Significant Domestic Subsidiary becomes obligated as a Guarantor under the Domestic Guaranty and provided that each such Significant Domestic Subsidiary remains a Significant Domestic Subsidiary on the applicable execution date; and

(v)	With respect to the Significant Foreign Subsidiaries listed on Schedule 7.16(b)(v), Lenders hereby waive any obligation of Company otherwise set forth in this Agreement to execute and deliver, or cause to be executed and delivered to Agent any Guaranty.

     All Loan Documents delivered pursuant to this Section shall be in form satisfactory to Agent and the Required Lenders, in their reasonable discretion, together with such supporting documentation, including without limitation financing statements, acknowledgments, stock powers, registrations and like documents, corporate authority items, certificates and opinions of counsel, as reasonably required by Agent and the Required Lenders and Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the Liens granted under clause (a).

     Execution and delivery of Pledge Agreements, Guaranties and Joinder Agreements specified by this Section 7.16 shall only be required to the extent such Liens, Guaranties and Joinder Agreements are enforceable under applicable local law, as determined in Agent’s reasonable discretion. If execution and delivery of any of the Pledge Agreements, Guaranties and Joinder Agreements specified by this Section 7.16 cannot, in Agent’s determination, be obtained with the exercise of commercially reasonable efforts by Company and any applicable Subsidiary, Agent may, in its sole discretion, waive delivery of such Pledge Agreements, Guaranties and Joinder Agreements.

     Provided, notwithstanding the foregoing, to the extent that any existing Pledge Agreements and/or Guaranties continue, in the Agent’s sole determination based upon the advice of its local counsel in any applicable jurisdiction, to secure the Indebtedness under this Agreement as required hereby after giving effect to the amendment and restatement of the Prior Credit Agreement by this Agreement, no replacement Pledge Agreement and/or Guaranty need be delivered by the applicable Borrowers and their Subsidiaries.

     7.17 Security and Defense of Collateral. Except to the extent that Liens for the benefit of Agent and Lenders are not required on certain Collateral under the terms of Section 13.21 hereof, take such actions as Agent or the Required Lenders may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral in favor of Agent on behalf of Lenders, subject only to Liens permitted under Section 8.5 hereof; and defend the Collateral from any Liens other than Liens permitted by Section 8.5.

     7.18 Vishay Israel. Within forty-five (45) days following the end of each fiscal year ending after the Effective Date, cause Vishay Israel to request from Israel’s Comptroller of Foreign Exchange authorization to increase the limit on the Pledge Agreement executed and delivered by Vishay Israel encumbering the shares of Vishay Europe, to the extent of any increases after the Effective Date in the amount of Vishay Israel’s investment in Vishay Europe and as soon as reasonably practicable following receipt of such approval, execute and deliver an amendment in form satisfactory to Agent and the Required Lenders, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent and the Required Lenders and Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the Liens granted under such Pledge Agreement as amended thereby.

     7.19 Use of Proceeds. Use the Advances of the Revolving Credit made to any Borrower solely for general corporate purposes, including without limitation working capital, acquisitions, prepayment or repayment of the New Convertible Subordinated Debt and/or the BCc Refinancing, including any interest, fees or expenses related thereto (or any refinancing of such Debt otherwise permitted under this Agreement) and use the proceeds of the Term Loan as set forth in Section 4.10 hereof. None of the proceeds of the Advances made under this Agreement will be used in violation of any applicable law or regulation including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

     8. NEGATIVE COVENANTS

     Each of the Borrowers covenant and agree that, so long as any of the Lenders are committed to make any Advances or issue any Letters of Credit under this Agreement and thereafter so long as any Indebtedness remains outstanding, it will not, and it will not allow its Subsidiaries to:

     8.1 Capital Structure, Business Objects or Purpose. Except as otherwise specifically permitted under this Agreement,

(a)	purchase, acquire or redeem any of its Equity Interests (whether in connection with the conversion of any Debt to Equity Interests or otherwise), except for (i) non-vested stock granted to participants under the Company’s stock plan existing, and as in effect, on the date hereof and (ii) repurchases by Company of its common stock in an aggregate amount, from and after December 31, 2006, not to exceed five percent (5%) of Tangible Net Worth (determined, in the case of each such repurchase of shares, on the date of repurchase), provided, however, that both before and after giving effect to each such repurchase, no Default or Event of Default has occurred and is continuing; and

(b)	make any material change in its capital structure or in its general business objects or purpose or enter into any business, directly or through any Subsidiary except for those businesses in which Company and its Subsidiaries are engaged on the date of this Agreement or other businesses in the electronic components industry or which are directly related thereto which could reasonably be expected to have a material adverse effect on (i) Company and the Subsidiaries taken as a whole or (ii) the rights or interests of Agent and Lenders hereunder.

     8.2 Limitations on Fundamental Changes. Enter into any transaction of merger, consolidation or amalgamation, or purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets, business interests or Equity Interests of any Person or in any other manner effectuate an expansion of present business of Company and its Subsidiaries by acquisition or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all, substantially all or any part of its property, business or assets, or make any material change in its present method of conducting business, except:

(a)	any Subsidiary may be merged or consolidated with or into Company (so long as Company shall be the continuing or surviving corporation); any Domestic Subsidiary may be merged or consolidated with or into any Wholly Owned Domestic Subsidiary (so long as such Wholly Owned Domestic Subsidiary shall be the continuing or surviving corporation); and any Foreign Subsidiary may be merged or consolidated with or into any Wholly Owned Domestic Subsidiary or into any Wholly Owned Foreign Subsidiary (excluding the Israeli Subsidiaries) so long as such Wholly Owned Domestic Subsidiary or such Wholly Owned Foreign Subsidiary shall be the continuing or surviving corporation);

(b)	any Israeli Subsidiary owned directly by Company or any Domestic Subsidiary may merge with or into another such Israeli Subsidiary; and any Israeli Subsidiary not owned directly by Company or any Domestic Subsidiary may merge with or into another such Israeli Subsidiary;

(c)	any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Company;

(d)	any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Domestic Subsidiary and any Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Domestic Subsidiary or to any other Foreign Subsidiary, provided, in each case, that such Subsidiary is a Wholly Owned Subsidiary;

(e)	Permitted Transfers and any Permitted Securitization;

(f)	other sales, transfers or other dispositions of any assets of Company and its Subsidiaries to Persons that are not otherwise permitted by any other clause of this Section 8.2, from and after the Effective Date in an aggregate amount not to exceed (i) 15% of Tangible Net Worth in any fiscal year and (ii) 20% of Tangible Net Worth for any period of three consecutive fiscal years (or portion thereof) beginning with fiscal year 2007, determined on the basis of Tangible Net Worth for the fiscal quarter ending immediately prior to the date of determination; and

(g)	Permitted Acquisitions.

     8.3 Guaranties. Become obligated on any Guaranty Obligations or otherwise guarantee, endorse, or otherwise become liable for or upon the obligations of others, except by endorsement of cash items for deposit in the ordinary course of business and except for:

(a)	the Guaranties;

(b)	Guaranty Obligations of the Company or any Subsidiary of (i) Hedging Obligations entered into by Company or any Subsidiary, (ii) Commodities Hedging Obligations entered into by Company or any Subsidiary, or (iii) reimbursement obligations in respect of Special Letters of Credit issued for the account of any Subsidiary;

(c)	Guaranty Obligations relating to any Debt permitted hereunder (i) as set forth on Schedule 8.3 attached hereto or (ii) permitted (as Investments) under clauses (d), (e) and (g) of Section 8.7 hereof;

(d)	customary clean up call provisions under any Permitted Securitization; or

(e)	any other Guaranty Obligations entered into in the ordinary course of business and not otherwise permitted pursuant to this Section 8.3, provided that (i) no Default or Event of Default has occurred and is continuing at the time of entering into such Guaranty Obligations and (ii) the aggregate amount of such Guaranty Obligations shall not exceed $50,000,000.

     8.4 Debt. Become or remain obligated for any Debt for borrowed money, or for any Debt incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a)	Indebtedness to Lenders (or their Affiliates) hereunder, including without limitation, Hedging Obligations and Special Letters of Credit;

(b)	Debt not otherwise permitted hereunder which is in existence as of the Restatement Date and disclosed on Schedule 8.4(b) attached hereto, and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on terms no less favorable to Company and its Subsidiaries than in effect on the Restatement Date and otherwise in compliance with this Agreement, except for any less favorable terms which may result from changes in market rates;

(c)	current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business and any unsecured letters of credit undertaken by such parties in the ordinary course of business outside the United States of America (and necessary under local customs and practices) to support such accounts payable;

(d)	(i) purchase money Debt for fixed assets (including operating leases and capitalized leases or other non-cancelable leases having a term of 12 months or longer), (ii) Debt in respect of equipment leasing agreements (based on the aggregate lease payments during the term of such leases and all available extensions), (iii) Debt in respect of real property leases (based on the aggregate lease payments during the term of such leases and all available extensions) provided that the aggregate amount of the Debt permitted under clauses (i)-(iii) herein (excluding such Debt as is set forth on Schedule 8.4(d) attached hereto) shall not exceed ten percent (10%) of Tangible Net Worth;

(e)	any Debt assumed pursuant to an acquisition conducted in compliance with this Agreement, provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition and provided further that the aggregate amount of all such Debt at any time outstanding shall not exceed ten percent (10%) of Tangible Net Worth;

(f)	Debt to third parties issued by any Foreign Subsidiary of Company in an aggregate amount at any time outstanding not to exceed seven and a half percent (7.5%) of Tangible Net Worth; provided that such Debt be issued and at all times maintained on a pari passu basis with the Indebtedness, if any, of such Foreign Subsidiary, or on a basis subordinate thereto, and pursuant to documentation containing covenants not more restrictive in the aggregate than the covenants contained in this Agreement (as determined by Agent and Required Lenders in their reasonable discretion) and provided further, however, that immediately before and immediately after such Debt is incurred, and giving effect thereto, no Default or Event of Default has occurred and is continuing (it being understood that for purposes of this Section 8.4(f), the granting of Liens which are permitted under Section 8.5 hereof shall not be deemed to constitute the entry into more restrictive covenants or to be other than on a pari passu basis);

(g)	Intercompany Loans, but only to the extent permitted under the other applicable terms and limitations of this Agreement, including but not limited to Section 8.7 hereof, and guaranties permitted under Section 8.3 hereof;

(h)	unsecured Debt issued under Rule 144A of the Securities Act of 1933 or pursuant to a private placement in an aggregate amount for all such Debt issued under this subparagraph (but without giving effect to any repayments or principal reductions thereof) not to exceed Two Hundred Million Dollars ($200,000,000); provided that such Debt be issued and all times maintained on a basis subordinate hereto, and pursuant to documentation containing covenants not more restrictive in the aggregate than the covenants contained in this Agreement (as determined by Agent and the Required Lenders in their reasonable discretion); provided further, however, that immediately before and immediately after such Debt is incurred, and giving effect thereto, no Default or Event of Default has occurred and is continuing; and provided further that prior to or concurrently with the issuance of such Debt, the Company shall prepay the Term Loan Advances by an amount equal to not less than 50% of the proceeds of such Debt, net of normal and customary expenses of issuance payable to third parties;

(i)	customary representations, warranties and indemnification provisions entered into in connection with the sale, transfer or other disposition of securities or other assets of the Company and its Subsidiaries permitted pursuant to Section 8.2(f);

(j)	the BCc Replacement Financing, the New Convertible Subordinated Debt and any other Subordinated Debt disclosed on Schedule 8.13 attached hereto, together with any refinancing of such Debt, subject to the following requirements: that such refinancing shall (i) be on terms and conditions substantially similar or more favorable for the Company and its Subsidiaries to the existing Debt being refinanced, (ii) not increase the then outstanding principal amount of the Debt being refinanced, (iii) not take place while any Default or Event of Default shall have occurred and be continuing, or when any Default or Event of Default shall reasonably be expected to result from such refinancing; and (iv) be subject to loan documentation for which draft copies (in substantially final form) are delivered to Agent not less than five (5) days prior to the date of such refinancing (or a shorter time period if consented to by Agent); and

(k)	unsecured Commodities Hedging Obligations.

     8.5 Liens. Permit or suffer any Lien to exist on any of its properties, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except:

(a)	Liens in favor of Agent, as security for the Indebtedness hereunder, and, including without limitation, any Indebtedness under any Hedging Obligations or Commodities Hedging Obligations (to the extent such Commodities Hedging Obligations are “Indebtedness” as defined in this Agreement”) or to secure Special Letters of Credit;

(b)	purchase money security interests in fixed assets to secure purchase money Debt permitted under Section 8.4(d) hereof, provided that such security interest is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed assets so financed;

(c)	any Lien securing third-party indebtedness assumed pursuant to any Permitted Acquisition conducted in compliance with this Agreement, provided that such Lien is limited to the property so acquired and was not entered into, extended or renewed in contemplation of such acquisition;

(d)	Permitted Liens and the Liens described on Schedule 8.5 hereto;

(e)	Liens securing Debt of a Foreign Subsidiary (and not supported by any Guaranty Obligations of Company or any Domestic Subsidiary) for overdraft or similar credit facilities permitted under clause (f) of Section 8.4 hereof encumbering cash or cash equivalents owned by any Foreign Subsidiary that do not exceed, in the aggregate, Fifty Million Dollars ($50,000,000);

(f)	Liens securing Debt (such Debt being permitted under this Agreement), provided that the aggregate principal amount of all such Debt which is secured by such Lien shall not exceed Twenty Million Dollars ($20,000,000); and

(g)	any Lien encumbering property interests, rights or proceeds which are subject of a transfer or encumbrance pursuant to a Permitted Securitization.

     8.6 Dividends. Declare or pay any dividends on or make any other distribution with respect to (whether by reduction of Stockholders’ Equity or otherwise) any Equity Interests, except for stock dividends and except for (a) cash dividends by any Wholly Owned Subsidiary to Company or any other Wholly Owned Subsidiary which has executed a Guaranty hereunder, (b) dividends paid in cash or in kind by any Subsidiary which is not a Wholly Owned Subsidiary or by any Joint Venture, provided that such dividends are paid to each holder of Equity Interests therein (including Company or any of its other Subsidiaries) on a pro rata basis (based on the relative amounts of share capital held by each such holder) and provided further that such dividends are paid to Company or its other Subsidiaries on substantially the same (or better) terms as (and contemporaneously with) any dividends paid to Persons other than Company and its Subsidiaries, (c) cash dividends issued by any Wholly Owned Subsidiary which are reinvested in compliance with Section 8.7, provided that in the case of clauses (b) and (c) above, no Default or Event of Default has occurred and is continuing as of the date of the issuance of such dividends, or could reasonably be expected to result therefrom.

     8.7 Investments. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in Equity Interests, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a)	Company’s and its Subsidiaries’ Equity Interests in the Subsidiaries as of the Restatement Date;

(b)	Additional cash investment in the Foreign Permitted Borrowers, which is applied by the applicable Borrower concurrently with such investment to reduce its Indebtedness under this Agreement, if the Indebtedness repaid is in substantially the amount of such additional investment and provided, further, such investment shall not be made, without the prior written consent of Agent, after the occurrence and during the continuance of a Default or Event of Default, or where a Default or Event of Default could reasonably be expected to result therefrom, provided, however, that if no Indebtedness of such Foreign Permitted Borrower is outstanding under this Agreement, cash investment in the Foreign Permitted Borrowers shall be governed by clause (d) hereof;

(c)	The existing investments, loans and/or advances in or to Subsidiaries set forth or referred to on Schedule 8.7 hereto, in addition to any other matters set forth in this Section 8.7;

(d)	Intercompany Loans, Advances, or Investments made on or after the Effective Date hereunder to Company, or by Company or any Subsidiary to Company or

any Wholly Owned Subsidiary (excluding the Israeli Subsidiaries), provided that any Intercompany Loan (other than a guaranty) included therein be evidenced by and funded under an Intercompany Note and further provided that both before and after giving effect to any such loans, advances or investments, no Default or Event of Default has occurred and is continuing under this Agreement (or would result from the making of such Intercompany Loan, Advance or Investment), and in the case of Intercompany Loans from a Domestic Subsidiary or Company to a Domestic Subsidiary or Company and Intercompany Loans from a Foreign Subsidiary to a Foreign Subsidiary, notice has been given by Agent (upon the direction of the Required Lenders) that no such Intercompany Loans shall be made, provided that no repayments of such Intercompany Loan shall be made while a Default or Event of Default has occurred and is continuing, or could reasonably be expected to result from such payment, and provided, further, that the terms governing each such loan or advance to Company or any Subsidiary shall specifically state that no payments shall be made thereunder if a Default or Event of Default under this Agreement has occurred and is continuing, or could reasonably be expected to result therefrom unless Agent otherwise consents in writing;

(e)	Intercompany Loans, Advances or Investments made on or after the Effective Date by Company or any Subsidiary to the Israeli Subsidiaries’ or to any Subsidiary which does not constitute a Wholly Owned Subsidiary (provided (i) that any Intercompany Loan (other than a guaranty) included therein be evidenced by and funded under an Intercompany Note), (ii) that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing, (iii) that the aggregate amount of all such loans, advances and investments shall not exceed, at any time outstanding, 15% of Tangible Net Worth and (iv) that the terms governing each such loan or advance to Company or any Subsidiary shall specifically state that no payments shall be made thereunder if a Default or Event of Default under this Agreement has occurred and is continuing, or could reasonably be expected to result therefrom unless Agent otherwise consents in writing;

(f)	Intercompany Loans, Advances or Investments made on or after the Effective Date by one Israeli Subsidiary to another Israeli Subsidiary (provided (i) that any Intercompany Loan (other than a guaranty) included therein be evidenced by and funded under an Intercompany Note), (ii) that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing, and (iii) that the terms governing each such loan or advance to such Israeli Subsidiary shall specifically state that no payments shall be made thereunder if a Default or Event of Default under this Agreement has occurred and is continuing, or could reasonably be expected to result therefrom unless Agent otherwise consents in writing;

(g)	loans, advances or investments made on or after the Effective Date (without regard to any repayment of such loans, advances or investments, other than the repayment of capital or principal) to any Joint Venture or other Person, including without limitation any Guaranty Obligations of Company or any Subsidiary (valued on the basis of the aggregate amount of indebtedness covered by such Guaranty Obligations) of third-party indebtedness of any such Joint Venture or other Person, which loans, advances or investments are not otherwise permitted under this Section 8.7, in an aggregate amount at any time outstanding not to exceed seven and one-half percent (7.5%) of Tangible Net Worth;

(h)	intentionally omitted;

(i)	investments, whether by acquisition of Equity Interests, indebtedness or other obligations or security of, any Person (other than a Subsidiary or an Affiliate) which is a customer of Company or any Subsidiary, which investment was made in exchange for amounts owed by such customer to Company or any Subsidiary (and incurred in the ordinary course of business) or as an advance on the provision of goods and services in the ordinary course of business;

(j)	Hedging Obligations and guaranties by Company or any Subsidiary of Hedging Obligations entered into by Company or any Subsidiary and Commodities Hedging Obligations and guaranties by Company or any Subsidiary of Commodities Hedging Obligations entered into by Company or any Subsidiary, as applicable;

(k)	Permitted Investments; and

(l)	Investments in any Subsidiary (including, without limitation, any Special Purpose Subsidiary) from and after the date hereof consisting of (x) dispositions of specific foreign accounts receivable made pursuant to any Permitted Securitization and the resultant Debt issued by a Special Purpose Subsidiary to another Subsidiary as part of such Permitted Securitization, in each case to the extent constituting Investments hereunder; and (y) the repurchase or replacement from and after the date hereof of accounts receivable pursuant to any representations or warranties or clean up call provisions included in such Permitted Securitization in accordance with the definition thereof.

In valuing any investments, loans and advances for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such investments, loans and advances shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

     8.8 Accounts Receivable. Sell or assign any account, note or trade acceptance receivable, except to Agent on behalf of Lenders, and except the sale or assignment of foreign accounts receivable pursuant to any Permitted Securitization.

     8.9 Transactions with Affiliates. Enter into any transaction with any of its or their stockholders or officers or its or their affiliates, except in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length and except for (i) transactions otherwise permitted by this

Agreement and (ii) transactions between Company and any Wholly Owned Subsidiary or between any Wholly Owned Subsidiary and any other Wholly Owned Subsidiary.

8.10

Intentionally Omitted. Prohibition Against Certain Restrictions. Enter into or otherwise become subject to any agreement or arrangement (excluding this Agreement and excluding any such agreement by a Special Purpose Subsidiary pursuant to a Permitted Securitization, but only to the extent such agreement applies only to such Special Purpose Subsidiary) with any lender or other third party (i) which prohibits, restricts or otherwise limits the ability of Company to make loans, advances or investments to its Subsidiaries or which prohibits, restricts or otherwise limits the ability of any Subsidiary to make loans, advances or investments in any other Subsidiary, (ii) which prohibits, restricts or otherwise limits the ability of any Subsidiary to declare or pay any dividends on or make any other distribution with respect to any Equity Interests, or (iii) which prohibits, restricts or otherwise limits the execution, delivery, undertaking or performance by Company or any Subsidiary of any Guaranty Obligations, indemnity or similar undertaking in favor of Agent or Lenders; and

(b)

Except in connection with Liens permitted by Section 8.5, to the extent of the property encumbered by such Permitted Liens, enter into any agreement, document or instrument which would restrict or prevent Company and its Subsidiaries from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens.

     8.12 Intentionally omitted.

     8.13 Amendment of Subordinated Debt and Other Debt Documents and Permitted Securitizations. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.13 or any other Subordinated Debt (including the New Convertible Subordinated Debt and the BCc Refinancing) or any Permitted Securitization, except for those amendments, modifications or other alterations which could not reasonably be determined to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, (b) the ability of Company or any of its Subsidiaries to perform their respective obligations under this Agreement or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or Lenders hereunder or thereunder, or except as may be approved by Agent and the Required Lenders.

     8.14 Payment or Prepayment of Other Debts. Prepay, purchase, redeem or defease the New Convertible Subordinated Debt, the BCc Refinancing, any Subordinated Debt or any other Debt set forth on Schedule 8.13 (whether in connection with the conversion of any such Debt or otherwise), or in each case any refinancing thereof, except for (a) payments or prepayments on the New Convertible Subordinated Debt and/or the BCc Refinancing (or, in each case, any refinancing thereof), provided in each case that no Default or Event of Default shall have occurred and be continuing at the time of such payment or prepayment or could be reasonably expected to result therefrom, provided further, (i) that the Company shall (A) repay the New Convertible Subordinated Debt (to the extent such bonds are tendered pursuant to the put scheduled for August 1, 2008 pursuant to that certain Indenture dated as of August 6, 2003 between Company and Wachovia Bank, National Association, as Trustee) in cash with all of the proceeds of the Term Loan, and (B) make a repayment in cash on the New Convertible Subordinated Debt (to the extent such bonds are tendered pursuant to the put scheduled for August 1, 2008 pursuant to that certain Indenture dated as of August 6, 2003 between Company and Wachovia Bank, National Association, as Trustee) simultaneously with the payment required under clause (A) above in an amount at least equal to the original principal amount of the Term Loan, such repayment to be made from the Company’s and its Subsidiaries’ normal operations and (ii) at the time of any repayment of the New Convertible Subordinated Debt, the Agent shall receive a certificate in form and substance reasonably acceptable to it, from an Authorized Officer of the Company dated as of the date of the repayment of the New Convertible Subordinated Debt and evidencing that the Borrowers as of such date have an excess availability under the Revolving Credit (after giving effect to all Advances made in connection with the repayment of the New Convertible Subordinated Debt) of at least $50,000,000; and (b) the conversion of the BCc Replacement Financing, the New Convertible Subordinated Debt or other Subordinated Debt or Debt set forth on Schedule 8.13 (or, in each case, any refinancing thereof) into stock pursuant to the put or other conversions rights relating thereto. The Company may also request Revolving Credit Advances to repay the New Convertible Subordinated Debt, provided that the Company is in compliance with the requirements of clause (a)(ii) above.

     9. DEFAULTS

     9.1 Events of Default. Any of the following events is an “Event of Default”:

(a)	non-payment when due of the principal or interest of any Advance in accordance with the terms thereof or of any reimbursement obligation under Section 3.6 hereof, and in the case of interest payments, continuance thereof for three (3) days;

(b)	default in the payment of any money by any of the Borrowers under this Agreement (other than as set forth in subsection (a), above) or the other Loan Documents, and continuance thereof for three (3) days of the date the same is due and payable;

(c)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any party thereto (provided that, with respect to the covenants set forth in Sections 7.8, 7.10, 7.12, 7.13 and 7.14 hereof, such event has continued for thirty (30) consecutive days) or the occurrence of any other default or Event of Default, as the case may be hereunder or thereunder;

(d)	any representation or warranty made by any of the Borrowers herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue in any material adverse respect when made; provided that, with respect to any misrepresentation or breach of warranty arising subsequent to the date hereof under Sections 6.7, 6.8, 6.13 through 6.15 and 6.18 of this Agreement solely by virtue of the nature of the representations and warranties hereunder as continuing, (i) as to Section 6.8, hereof, any applicable cure period existing in respect of such matters shall have expired and (ii) as to the remaining Sections of this Agreement specified in this subparagraph (d), such misrepresentation or breach of warranty hereunder shall have continued for a period of thirty (30) consecutive days;

(e)	any provision of any Guaranty, or any Collateral Document shall at any time for any reason (other than in accordance with its terms or the terms of this Agreement) cease to be valid and binding and enforceable against Company or the Subsidiaries party thereto, as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Person, or Company or any of the Subsidiaries party thereto shall deny that it has any or further liability or obligation under any Guaranty, or any Collateral Document, as applicable, or any Guaranty, or any Collateral Document shall be terminated, invalidated or set aside or in any way cease to give or provide to Lenders and Agent the benefits purported to be created thereby;

(f)	default (after giving effect to any applicable period of grace or cure) in the payment of any other obligation of Company, its Significant Subsidiaries, any Guarantor or any Person obligated under a Pledge Agreement for borrowed money in excess of Ten Million Dollars ($10,000,000) (or the equivalent thereof in an Alternative Currency), individually or in the aggregate; or default in the observance or performance of any conditions, covenants or agreements related or given with respect to any other obligations for borrowed money in an aggregate amount in excess of Ten Million Dollars ($10,000,000) (or the equivalent thereof in an Alternative Currency), which is sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(g)	the rendering of any judgment or judgments for the payment of money in excess of the sum of Ten Million Dollars ($10,000,000) (or the Alternative Currency equivalent thereof) in the aggregate against Company, any of its Significant Subsidiaries, any Guarantor, or any Person obligated under a Pledge Agreement, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

(h)	(i) any Person shall engage in any Prohibited Transaction involving any Pension Plan, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of Company or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) Company or any ERISA Affiliate shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency, bankruptcy or reorganization of, a Multiemployer Plan and in each case in clauses (i) through (v) above, (x) a period of sixty (60) days, or more, has elapsed from the occurrence of such event or condition and (y) such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Company and its Subsidiaries taken as a whole;

(i)	(A) any one Person or group of Persons acting in concert shall acquire or control, directly or indirectly, whether by ownership, proxy, voting trust or otherwise, twenty percent (20%) or more of the voting power of the issued and outstanding Equity Interests of Company, other than (x) any Person or group of Persons beneficially owning, directly or indirectly, as of the date hereof Equity Interests of Company with twenty percent (20%) or more of such voting power or (y) any Permitted Transferee; or (B) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Company’s directors (for purposes of this Section 9.1(i)(B), “Continuing Director” means any director who was a director as of the Effective Date and any director who is nominated or elected by a majority of Continuing Directors who are then directors);

(j)	If a creditors’ committee shall have been appointed for the business of Company, any of its Significant Subsidiaries, any Guarantor or any Person obligated under a Pledge Agreement; or if Company, any Significant Subsidiary, any Guarantor or any Person obligated under a Pledge Agreement shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company, any Significant Subsidiary, any Guarantor or any Person obligated under a Pledge Agreement) and such appointment has not been dismissed or stayed within thirty (30) days from the date of appointment or if an order for relief or otherwise approving any petition for reorganization of Company, any Significant Subsidiary, any Guarantor or any Person obligated under a Pledge Agreement shall be entered; or if an involuntary petition is filed against Company, any Significant Subsidiary, any Guarantor or any Person obligated under a Pledge

Agreement and shall not be dismissed or stayed within thirty (30) days from the date of filing thereof; and

(k)	until such Debt has been converted into common stock of the Company or has been repaid in full, if any “Fundamental Change” shall have occurred as defined in that certain Indenture entered into by Company in connection with the New Convertible Subordinated Debt, without giving effect to any amendments thereto or modifications thereof subsequent to the Effective Date.

     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Required Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Required Lenders, declare the entire unpaid principal amount of the Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Required Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Required Lenders, notify Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.9 and 4.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Prime-based Rate plus three percent (3%); and (f) the Agent may, and shall, upon being directed to do so by the Required Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

     9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights of Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

     9.4 Waiver by Company and Permitted Borrowers of Certain Laws. To the extent permitted by applicable law, each of the Borrowers hereby agrees to waive, and do as hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on any principal of any Advance. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

     9.5 Waiver of Defaults. No Event of Default shall be waived by Lenders except in a writing signed by an officer of Agent in accordance with Section 13.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude any other or further exercise of Lenders’ rights by Agent. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Agent in enforcing any of the Lenders’ rights shall constitute a waiver of any of their rights. The Borrowers expressly agree that this Section may not be waived or modified by Lenders or Agent by course of performance, estoppel or otherwise.

     10. PAYMENTS, RECOVERIES AND COLLECTIONS.

     10.1 Payment Procedure.

(a)	All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 11:00 a.m. (Detroit time) on the date such payment is required or intended to be made and shall be made in Dollars in respect of Term Loan Advances, Domestic Advances or Fees payable in Dollars in immediately available funds to Agent at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289 for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations and for the ratable benefit of the Term Loan Lenders in case of payments in respect of the Term Loan. Payments made in respect of any Revolving Credit Advance in any Alternative Currency or any Fees payable in any Alternative Currency shall be made in such Alternative Currency in immediately available funds for the account of Agent’s Eurocurrency Lending Office, at Agent’s Correspondent, for the ratable account of Lenders, not later than 11:00 a.m. (the time of Agent’s Correspondent) for the ratable benefit of the Revolving Credit Lenders. Any payment received by the Agent after 11:00 a.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurocurrency-based Advances, such Lender’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b)	Unless Agent shall have been notified by Company prior to the date on which any payment to be made by any of the Borrowers is due that such Borrower does not intend to remit such payment, Agent may, in its discretion but without any obligation, assume that such Borrower has remitted such payment when so due and Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If any of the Borrowers has not in fact remitted such payment to Agent, each Lender shall forthwith on demand repay to Agent in the applicable currency the amount of such assumed payment made available to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate, as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(c)	Whenever any payment to be made hereunder (other than payments in respect of any Eurocurrency-based Advance or a Quoted Rate Advance) shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment. Whenever any payment of principal of, or interest on, a Eurocurrency-based Advance or a Quoted Rate Advance shall be due on a day which is not a Business Day the date of payment thereof shall be extended to the next succeeding Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be shortened to the next preceding Business Day and, in the case of a payment of principal, interest thereon shall be payable for such extended or shortened time, if any.

(d)	All payments to be made by any of the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without set-off or counterclaim, as aforesaid, and without deduction for or on account of any present or future withholding or other taxes of any nature (other than a tax based upon the net income of any Lender or Agent by any jurisdiction where a Lender or Agent is located) imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless any of the Borrowers, as the case may be, is compelled by law to make payment subject to such tax. In such event, such Borrower shall:

(i) pay to Agent for Agent’s own account and/or, as the case may be, for the account of Lenders (and, in the case of any Swing Line Advances, pay to Swing Line Lender which funded such Advances) such additional amounts as may be necessary to ensure that Agent and/or such Lender or Lenders receive a net amount in the applicable Permitted Currency equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to Agent such certificates or certified copy receipts as Agent or any Lender shall reasonably require as proof of the payment by such Borrower of any such taxes payable by such Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax (whether assessed against any Borrower, Agent or any of the Lenders), but subject to compliance by the applicable Lender with Section 13.14 hereof.

     10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, following the occurrence of any Event of Default under Section 9.1(j) and following the occurrence of any other Event of Default and the termination of the Revolving Credit Aggregate Commitment, the acceleration of any Indebtedness arising under this Agreement or the other Loan Documents, or the exercise of any other remedy in each case by the requisite Lenders under Section 9.2 hereof, Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by Company or the Permitted Borrowers or others and any other sums received or collected in respect of the Indebtedness, first, to pay all incurred and unpaid fees and expenses of Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and the Term Loan, on a pro rata basis, next to any obligations owing by the Borrowers or any Subsidiary under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Borrowers.

     10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Revolving Credit Percentages or Term Loan Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     10.4 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Company but subject to the provisions of Section 10.3 hereof, (any requirement for such notice being expressly waived by Company) set off and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to such Lender or any other Lender or Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of such Borrower and any property of such Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness, provided, however, that a Lender may not set off and apply against any obligations of Company or any Domestic Permitted Borrower any deposits or property of, or other indebtedness owing to, or for the credit or account of any Foreign Permitted Borrower. Promptly following any such setoff, such Lender shall give written notice to Agent and to Company and the applicable Permitted Borrower of the occurrence thereof. The rights of each Lender under this Section 10.4 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

     11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

     11.1 Reimbursement of Prepayment Costs. If any Borrower makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if any Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if any Borrower fails to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by such Borrower to Agent in accordance with the terms hereof requesting such Advance, or if any Borrower fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the applicable Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, on demand for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the applicable Borrower to Agent for itself and/or on behalf of any Lender, as the case may be, may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Lenders shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     11.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Lender, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

     11.3 Availability of Alternative Currency. Agent and Lenders shall not be required to make any Advance in an Alternative Currency if, at any time prior to making such Advance, Agent or the Required Lenders (after consultation with Agent) shall determine, in its or their sole discretion, that (i) deposits in the applicable Alternative Currency in the amounts and maturities required to fund such Advance will not be available to Agent and Lenders; (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or (iii) it has become otherwise materially impractical for Agent or Lenders, as applicable, to make such Advance in the applicable Alternative Currency. Agent or the applicable Lender, as the case may be, shall promptly notify Company and Lenders of any such determination.

     11.4 Refunding Advances in Same Currency. If pursuant to any provisions of this Agreement, any of the Borrowers repays one or more Advances and on the same day borrows an amount in the same currency, Agent (or Swing Line Lender, in the case of a Swing Line Advance) shall apply the proceeds of such new borrowing to repay the principal of the Advance or Advances being repaid and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be remitted by Agent to such Borrower, or by such Borrower to Agent, as the case may be.

     11.5 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Required Lenders (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or in any applicable Alternative Currency, as the case may be, in the applicable amounts are not being offered to Agent or such Lenders for such Interest Period, then Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Eurocurrency-based Advances (other than in any applicable Alternative Currency with respect to which deposits are available, as required hereunder), and the right of the Borrowers to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be (other than in any applicable Alternative Currency with respect to which deposits are available, as required hereunder), shall be suspended, and (ii) the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby in the applicable Permitted Currency, together with accrued interest thereon, any amounts payable under Sections 11.1 and 11.8 hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

     11.6 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, or in an Alternative Currency, such Lender shall forthwith give notice thereof to Company and to Agent. Thereafter, (a) the obligations of Lenders to make Eurocurrency-based Advances or Advances in any such Alternative Currency and the right of any Borrower to convert an Advance into or refund an Advance as a Eurocurrency-based Advance or as an Advance in any such Alternative Currency shall be suspended and thereafter the Borrowers may select as Applicable Interest Rates or as Alternative Currencies only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Lenders may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance or in such Alternative Currency, the applicable Advance shall immediately be converted to a Prime-based Advance (in the Dollar Amount thereof) and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

     11.7 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)	shall subject any of the Lenders (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurocurrency Lending Offices imposed by the jurisdiction in which such Lender’s principal executive office or Eurocurrency Lending Office is located); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Lenders

(or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or as an Advance in any Alternative Currency or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of a Eurocurrency-based Advance or any Advance in an Alternative Currency, whether with respect to Advances to any of the Borrowers, then such Lender shall promptly notify Agent (or, in the case of a Swing Line Advance, shall notify the applicable Borrower directly, with a copy of such notice to Agent), and Agent (or such Lender, as aforesaid) shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Sections 11.1 and 11.8 hereof, provided that Agent shall incur no liability whatsoever to Lenders, or Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error. For purposes of this Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

     11.8 Indemnity. The Borrowers will indemnify Agent and each of Lenders against any loss or expense (but excluding loss of any Applicable Margin) which may arise or be attributable to Agent’s and each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Advances (a) as a consequence of any failure by any of the Borrowers to make any payment when due of any amount due hereunder in connection with a Eurocurrency-based Advance, (b) due to any failure of any Borrower to borrow, refund or convert on a date specified therefor in a Request for Advance or (c) due to any payment, prepayment or conversion of any Eurocurrency-based Advance on a date other than the last day of the Interest Period for such Advance. Such loss or expense shall be calculated based upon the present value, as applicable, of payments due from such Borrower with respect to a deposit obtained by Agent or any of the Lenders in order to fund such Advance to such Borrower. Agent’s and each Lender’s, as applicable, calculations of any such loss or expense shall be furnished to Company and shall be conclusive, absent manifest error.

     11.9 Judgment Currency. The obligation of the Borrowers to make payments of the principal of and interest on the outstanding Advances and any other amounts payable hereunder in the currency specified for such payment herein shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of Lenders of the full amount of the particular Permitted Currency expressed to be payable herein. Agent (or Swing Line Lender, as applicable) shall, using all amounts obtained or received from the Borrowers pursuant to any such tender or recovery in payment of principal of and interest on the outstanding Advances, promptly purchase the applicable Permitted Currency at the most favorable spot exchange rate determined by Agent to be available to it. The obligations of the Borrowers to make payments in the applicable Permitted Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Permitted Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Permitted Currency expressed to be payable herein.

     11.10 Capital Adequacy and Other Increased Costs. In the event that after the Restatement Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Company, and thereafter the Borrowers shall pay to such Lender or Agent, as the case may be, from time to time, upon request by such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder; provided, however that the Borrowers shall not be obligated to reimburse any Lender for any Increased Costs pursuant to this Section 11.10 unless such Lender notifies Company and Agent within 180 days after such affected Lender has obtained actual knowledge of such Increased Costs (but in any event within 365 days after such affected Lender is required to comply with the applicable change in law). A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Company, reasonably promptly after becoming aware of any event described in this Section 11.10 and shall be conclusive, absent manifest error in computation.

     11.11 Substitution of Lenders. If (a) any Lender has failed to fund its Revolving Credit Percentage of any Revolving Credit Advance, or to fund a Revolving Credit Advance to repay a Swing Line Advance or any Reimbursement Obligations, (b) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4, (c) any Lender has demanded compensation under Section 3.4(d), 11.5 or 11.6 or (d) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Required Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then Agent or the Company shall have the right to make written demand on the Affected Lender (with a copy to the Company in the case of a demand by Agent or with a copy to Agent in the case of a demand by the Company) to assign and the Affected Lender shall assign, to one or more financial institutions that comply with the provisions of Section 14.8 hereof (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit, the Term Loan and the Swing Line, as the case may be, of such Affected Lender (including, without limitation, its participating interests in outstanding Swing Line Advances and Letters of Credit) and assume the commitment of the Affected Lender to extend credit under the Revolving Credit (including without limitation its obligation to purchase participation interests in Swing Line Advances and Letters of Credit) under this Agreement. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit, the Term Loan and the Swing Line, as the case may be, and assign its commitment to extend credit under the Revolving Credit (including without limitation its obligations to purchase participation interests in Swing Line Advances and Letters of Credit) to such Purchasing Lender or Purchasing Lenders within ten (10) days after receiving notice from the Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Company shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Company or the applicable Permitted Borrower had prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.5, 11.6, 11.7, 11.6 and 11.7 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, the Company and the Permitted Borrowers and Agent, shall enter into an Assignment Agreement pursuant to Section 14.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Term Loan Percentage and a Revolving Credit Percentage equal to its ratable share of the then applicable aggregate outstanding amount pursuant to the Term Loan and the Revolving Credit Aggregate Commitment of the Affected Lender. In connection with any assignment pursuant to this Section 14.2, the Company and the Permitted Borrower or the Purchasing Lender shall pay to Agent the administrative fee for processing such assignment referred to in Section 14.8.

     11.12 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Company or any Permitted Borrower.

     12. AGENT

     12.1 Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and appoints and authorizes Agent to exercise such powers hereunder and thereunder as are specifically delegated to or required of Agent, as the case may be, by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including, without limitation, the power to execute or authorize the execution of financing or similar statements or notices and other documents. Each Lender agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including in-house and outside attorneys’ fees) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of any of the Borrowers under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto (to the extent of Agent’s powers hereunder or thereunder, as aforesaid), and for which Agent is not reimbursed by the applicable Borrower, pro rata according to such Lender’s Weighted Percentage, but excluding any such expenses resulting from the gross negligence or willful misconduct of such Agent, as applicable. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by Lenders against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     12.2 Deposit Account with Agent or any Lender. Each of the Borrowers hereby authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to such Borrower to charge its general deposit account, if any, maintained with Agent or such Lender for the amount of any principal, interest, or other amounts or costs due from such Borrower under this Agreement when the same become due and payable under the terms of this Agreement.

     12.3 Exculpatory Provisions. Agent shall have no duties or responsibilities except those expressly set forth herein and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against Agent). None of Agent, its Affiliates, nor any of their respective directors, officers, attorneys, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith, except for its or their own willful misconduct or gross negligence, nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto, or any security thereunder, or to make any inquiry respecting the performance by Company or any of its Subsidiaries (including but not limited to the Permitted Borrowers) of their respective obligations hereunder or thereunder or (c) the satisfaction of any condition hereunder or thereunder, including, without limitation, in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to Lenders (except as to money or property received by them or their authorized agents) for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     12.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to Company and all Lenders. If Agent at any time shall resign or if a vacancy shall occur in the office of Agent for any other reason, Required Lenders shall, by written instrument, appoint a successor Agent(s) (“Successor Agent”) satisfactory to such Required Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Company (which approval shall not be unreasonably withheld or delayed); provided, however that any such Successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Required Lenders and, if applicable, Company, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Required Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Required Lenders and, if applicable, Company, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder.

     12.5 Loans by Agent. Agent shall have the same rights and powers with respect to the credit extended by it as any Lender and may exercise the same as if it were not an agent hereunder, and the term “Lender” and, when appropriate, “holder” shall include Agent in its individual capacity.

     12.6 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of the Borrowers and their Subsidiaries and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each

Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     12.7 Intentionally Omitted.

     12.8 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, Company shall pay to Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in the Fee Letter on the terms set forth therein. Agent’s Fees described in this Section 12.8 shall not be refundable under any circumstances.

     12.9 Nature of Agency. The appointment of Agent as Agent is for the convenience of Lenders, and the Borrowers in making Advances of the Revolving Credit, the Term Loan or any other Indebtedness of the Borrowers hereunder, collecting fees, and principal and interest on the Indebtedness, and otherwise administering this Agreement and the other Loan Documents according to the express terms hereof and thereof. No Lender is purchasing any Indebtedness from Agent; and this Agreement is not intended to be a purchase or participation agreement (except to the extent of the participations or risk participations acquired pursuant to Sections 2.5(e)(iii) and 3.6(c) hereof).

     12.10 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement grants Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection of the Indebtedness and enforcement of this Agreement and the other Loan Documents and to file such proofs of debt or other documents as may be necessary to have the claims of Lenders allowed in any proceeding relative to Company, any of its Subsidiaries (including but not limited to the Permitted Borrowers) or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Indebtedness, this Agreement or the other Loan Documents, but in each case only to the extent of any required approval or direction of the Required Lenders or Lenders, as applicable, obtained by or given to Agent hereunder.

     12.11 Indemnification. Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify Agent and its Affiliates (to the extent not reimbursed by the applicable Borrowers, but without limiting any obligation of any of the Borrowers to make such reimbursement as set forth herein and in the other Loan Documents), pro rata according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of in-house and outside counsel) which may be imposed on, incurred by, or asserted against Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of in-house and outside counsel) incurred by Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that Agent and its Affiliates are not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement as otherwise set forth herein or in the other Loan Documents. Each Lender agrees to reimburse Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to Agent and its Affiliates by Lenders pursuant to this Section, provided that, if Agent or its Affiliates are subsequently reimbursed by Borrowers for such amounts, they shall refund to Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to Agent and its Affiliates under this Section shall become impaired as determined in Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, Agent may cease, or not commence, to take any action. Any amounts paid by Lenders hereunder to Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder. For purposes of this Section 12.11, “Agent” shall be deemed to include Comerica Bank in its capacity as Swing Line Lender and Issuing Lender.

     12.12 Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

     12.13 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever Agent is authorized and empowered hereunder on behalf of Lenders to give any approval or consent, or to make any request, or to take any other action, on behalf of Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Required Lenders or Lenders, as applicable hereunder. Action that may be taken by Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan Lenders, any other specified level(s) of Revolving Credit Percentages, Term Loan Percentages, or Weighted Percentages or all of the Lenders, as the case may be (as provided for hereunder), may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which Agent has made a good faith, diligent effort to give all of Lenders reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of Lenders as required hereunder, provided that all of Lenders are given reasonable advance notice of the requests for such consent.

     12.14 Enforcement Actions by Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Required Lenders or all of Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that Agent shall not be required to act or omit to act if, in the reasonable judgment of Agent, such action or omission may expose Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

     12.15 Collateral Matters.

(a)	Authorization. Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)	Release.

	(i)	Each of the Lenders agree to release, and hereby irrevocably authorize Agent to release any Lien over the Equity Interests of a Significant Subsidiary, or any Guaranty or Joinder Agreement executed by a Significant Subsidiary, where such Subsidiary is no longer a Foreign Significant Subsidiary or a Domestic Significant Subsidiary as defined herein.

	(ii)	Each of the Lenders agree to release, and hereby irrevocably authorize Agent to release any Lien over the Equity Interests of a Foreign Significant Subsidiary, or any Guaranty or Joinder Agreement executed by a Foreign Significant Subsidiary (a) where following the enactment of any local law, statute, regulation or following the opinion of any local court or other regulatory authority, such Lien or Guaranty violates such law, statute, regulation or opinion, and where the applicable Pledge Agreement, Guaranty or Joinder Agreement cannot be amended, modified or otherwise updated to comply with such applicable law, statute, regulation or opinion, (b) to permit a Foreign Significant Subsidiary to change its corporate form or where, due to a reorganization or restructuring performed in compliance with this Agreement such Lien, Guaranty or Joinder Agreement must be released to effectuate such change in corporate form or such reorganization or restructuring, or (c) where retaining such Lien, Guaranty or Joinder Agreement would violate Section 956 of the Internal Revenue

Code, provided, however, in each case that where a change in law, regulation or opinion, or the completion of a change in corporate form, reorganization or restructuring shall no longer prohibit such Lien, Guaranty or Joinder Agreement, Company shall comply or cause compliance once again with the requirements of Section 7.16 within such reasonable time period as Agent may specify, provided, further, where a change in Section 956 of the Internal Revenue Code permits a grant of a broader Lien or Guaranty than what is specifically required by Section 7.16, Company shall cause a grant of Lien and/or Guaranty to the full extent permitted under the modified Section 956 of the Internal Revenue Code.

(iii)	Each of Lenders agrees to release, and hereby irrevocably authorizes Agent to release, (x) any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any express disposition permitted hereunder or constituting property in which the applicable Borrower or Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (y) the Guaranty of any Subsidiary in connection with the sale of all of the Equity Interests of such Subsidiary and only to the extent that such sale is expressly permitted hereunder, and (z) any Lien granted to or held by Agent upon any Collateral or any Guaranty issued hereunder, but only if and to the extent (i) required to be released pursuant to any other provisions of this Agreement or any of the other Loan Documents, or (ii) approved, authorized or ratified in writing by the Required Lenders as provided in Section 13.11.

     Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral, any Guaranty or Joinder Agreement pursuant to this Section 12.15(b)(i)-(iii).

     Agent shall not be required to execute any release described in this Agreement on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Guaranty, Joinder Agreement or Lien without recourse or warranty. Such release shall not in any manner discharge, affect or impair the Indebtedness or the Liens upon any Collateral retained.

     12.16 Syndication Agent and Documentation Agents. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     12.17 No Reliance on Agent’s Customer Identification Program.

(a)	Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b)	Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to provision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

     13. MISCELLANEOUS

     13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

     13.2 Consent to Jurisdiction. Each of the Borrowers, Agent and Lenders hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and each of the Borrowers, Agent and Lenders hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Each of the Permitted Borrowers irrevocably appoints Company as its agent for service of process. Each of the Borrowers irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of this Agreement. Nothing in this Section shall affect the right of Lenders and Agent to serve process in any other manner permitted by law or limit the right of Lenders or Agent (or any of them) to bring any such action or proceeding against any of the Borrowers or any of their respective property in the courts with subject matter jurisdiction of any other jurisdiction. Each of the Borrowers hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     13.3 Law of Michigan. This Agreement has been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.4 Interest. In the event the obligation of any of the Borrowers to pay interest on the principal balance of the outstanding Advances is or becomes in excess of the maximum interest rate which such Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to any Lender’s Revolving Credit Percentage or Term Loan Percentage, as applicable, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest, provided, however, in the case of any Foreign Permitted Borrower which is prohibited from making its full interest payment as otherwise required by this Agreement, the Company and the Domestic Permitted Borrowers hereby agree to pay to Agent, for distribution to Lenders, a non-refundable fee quarterly in arrears, in an amount equal to any interest which would otherwise be due from a Foreign Permitted Borrower pursuant to the terms of this Agreement prior to reduction of such interest amount due to operation of this Section 13.4.

     13.5 Closing Costs; Other Costs. Borrowers shall pay or reimburse Agent for their own accounts or on behalf of Lenders for payment of, on demand (a) all closing costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, title and lien search fees, and required travel costs, incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto), or in connection with any refinancing or restructuring of the loans or advances provided under this Agreement or the other Loan Documents, or any amendment thereof or waiver or consent with respect thereto requested by Borrowers; and (b) all stamp and other taxes and fees payable or determined to be payable (by either of Agent or any Lender) in connection with the execution, delivery, filing or recording of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, and costs and expenses to Environmental Auditors retained by Agent hereunder, incurred by Agent in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against any of the Borrowers, or otherwise incurred by Agent and by Lenders (using a single law firm retained by Agent, with the approval of the Required Lenders) in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent or any Lender which would not have been asserted were it not for Agent’s or such Lender’s relationship with the Borrowers hereunder or otherwise, shall also be paid by the Borrowers. All of said amounts required to be paid by Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent at the Prime-based Rate, plus three percent (3%).

13.6	Notices. Except as otherwise expressly set forth in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the administrative detail forms on file with Agent or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set-up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by Agent or any Lender to Company shall be deemed a notice to all of Company’s Subsidiaries.

(b)	Notices and other communications provided to any Agent and Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Agent. Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by them. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to an E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

     13.7 Further Action. The Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action, as may be required to carry out the intent and purpose of this Agreement, and to provide for Advances under this Agreement, according to the intent and purpose herein and therein expressed.

     13.8 Successors and Assigns; Assignments and Participations.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and Lenders and their respective successors and assigns.

(b)	The foregoing shall not authorize any assignment by any of the Borrowers, of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of Lenders.

(c)	The Borrowers and Agent acknowledge that each of Lenders may at any time and from time to time, subject to the terms and conditions hereof (including Section 13.14 hereof), (i) assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar financial institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (x) the approval of Company shall not be required upon the occurrence and during the continuance of a Default or Event of Default and (y) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Lender, any other Lender or any Federal Reserve Bank and (ii) grant to an SPFV the option to fund all or any part of any Advance that the Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided, however, that (A) nothing herein shall constitute a commitment by any SPFV to fund any Advance, but if an SPFV elects not to fund all or any part of an Advance hereunder, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof; (B) the funding of any Advance by an SPFV hereunder shall be credited against the applicable commitment of the Granting Lender to fund such Advance to the same extent as, and as if, such Advance were funded by such Granting Lender and any payments in respect of an Advance (or portion thereof) previously funded by any

SPFV shall be paid, for the account of such SPFV, to its Granting Lender, as agent for such SPFV; (C) each SPFV shall have all the rights that a Lender making such Advances or any portion thereof would have had under this Agreement (provided that each SPFV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and the other Loan Documents and to exercise on behalf of such SPFV all such SPFV’s voting rights under this Agreement) and no additional Note or other instrument shall be required to evidence the Advances or portion thereof funded by any SPFV, each related Granting Lender being deemed to hold its Note as agent for such SPFV to the extent of the Advances or portion thereof funded by such SPFV; (D) Company and Agent agree that no SPFV shall be liable for any indemnity or payment under this Agreement for which a Granting Lender would otherwise be liable so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment, as the case may be; and (E) an SPFV may, at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Advances to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of SPFV to support the funding or maintenance of Advances (provided that the rights of any such assignee or participant shall be subject to and limited as set forth in this clause (ii) of Section 13.8(c)). Each of the Borrowers authorize each Lender to disclose to any prospective assignee or participant, once approved by Company and Agent and to any assignee under an assignment not required to be approved by Company pursuant to clauses (x) and (y) of the first proviso of this Section 13.8(c) and to an SPFV (and on a confidential basis to any Rating Agency, commercial paper dealer or provider of any surety or guaranty to such SPFV), any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.13 hereof. Clause (ii), the definition of “Granting Lender,” and the immediately preceding sentence of this Section 13.8(c) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by an SPFV at the time of any such amendment; and each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPFV, it will not, on the basis of any claim or matter arising under or in connection with or otherwise relating to this Agreement, institute against, or join any other person in instituting against such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state or political subdivision thereof.

(d)	Each assignment by a Lender of any portion of its rights and/or obligations hereunder and under the other Loan Documents, other than assignments to such Lender’s Affiliates or to a Federal Reserve Bank under Section 13.8(c)(ii) hereof, shall be made pursuant to an Assignment Agreement (“Assignment Agreement”) substantially (as determined by Agent), in the form attached hereto as Exhibit E

(with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

	(i)	each partial assignment shall be made as an assignment of a part of all of the assigning Lender’s rights and obligations hereunder;

	(ii)	each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) and (y) the entire remaining amount of assigning Lender’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000;

	(iii)	no assignment shall be effective unless Agent has received from the assignee (or from the assigning Lender) an assignment fee of $3,500 for each such assignment.

In connection with any assignment subject to this Section 13.8(d), each of the Borrowers and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (x) Agent shall have received a notice of assignment duly executed by the assigning Lender and an Assignment Agreement (with respect thereto) duly executed by the assigning Lender and each assignee; and (y) the assigning Lender shall have delivered to Agent the original of each Note, if any, issued to such Lender, held by the assigning Lender under this Agreement. From and after the date on which Agent shall notify Company and Lender which has accepted an assignment subject to this Section 13.8(d) that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Lender, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents. Schedule 1.1 to this Agreement shall be deemed to be amended to reflect the applicable new Percentages of Lenders (including the assignee Lender), taking into account such assignment.

(e)	Each Lender agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable participation agreement):

	(i)	such Lender shall remain the holder of its interest in the Indebtedness hereunder, notwithstanding any such participation;

	(ii)	except as expressly set forth in this Section 13.8(e) with respect to rights of setoff and the benefits of Section 11 hereof, a participant shall have no direct rights or remedies hereunder;

	(iii)	such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to this Agreement and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except in the case of participations granted to an Affiliate of such Lender and except for those matters covered by Section 13.11(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and the Borrowers, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder); and

	(iv)	such Lender shall maintain at its principal office a copy of such participation agreement and a register for the recordation of the names and addresses of the participants, the Percentages of the Indebtedness (and related commitments) held by such participants and the principal amount of each type of Advance to which each such participation agreement relates.

Each of the Borrowers agrees that each participant shall be deemed to have the right of setoff under Section 10.4 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Lender under this Agreement, shall be subject to the pro rata recovery provisions of Section 10.3 hereof and shall be entitled to the benefits of Section 11 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between Issuing Lender and the Person purchasing such participation, and the Borrowers, Agent and the other Lenders shall not have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Lender of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

(f)	Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, Agent, and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender upon reasonable notice to Agent and a copy of such information shall be provided to any such party on their prior written request. Agent shall give prompt written notice to Company of the making of any entry in the Register or any change in such entry.

(g)	Nothing in this Agreement, or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, or the other Loan Documents.

     13.9 Indulgence. No delay or failure of Agent and Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights of Agent and Lenders hereunder are cumulative and are not exclusive of any rights or remedies which Agent and Lenders would otherwise have.

     13.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     13.11 Amendment and Waiver. Except as otherwise specified herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, nor any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders (or by the Agent at the written request of the Required Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (a) increase the stated amount of such Lender’s commitment hereunder, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan

Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (e) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (f) change the definitions of “Revolving Credit Percentage”, “Term Loan Percentage”, “Weighted Percentage”, “Interest Periods”, “Required Lenders”, “Required Revolving Credit Lenders”, “Required Term Loan Lenders”, “Alternative Currencies”, “Permitted Borrower”, Sections 10.2 or 10.3 hereof or this Section 13.11.

     Notwithstanding the foregoing,

(i)	The Revolving Credit Maturity Date may be postponed or extended only with the consent of all of the Revolving Credit Lenders;

(ii)	The Term Loan Maturity Date may be postponed or extended only with the consent of all the Term Loan Lenders;

(iii)	No amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note;

(iv)	No amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents;

(v)	No amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document; and

(vi)	Any amendment or waiver of or consent to any variation from the mandatory prepayment provisions in Section 4.9 of the Agreement may be made with the consent of the Required Term Loan Lenders.

     All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Required Lenders (or the like).

     The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Required Lenders, or all the Lenders, as the case may be, as provided in this Section 13.11; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranties) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation of the Agent or any Lender or entail any consequence other than the release of such Liens without recourse or warranty and such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

     13.12 Taxes and Fees. Should any tax (other than a tax based upon the net income of any Lender or Agent by any jurisdiction where a Lender or Agent is located), recording or filing fee become payable in respect of the execution and/or delivery of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, each of the Borrowers agree to pay the same together with any interest or penalties thereon and agree to hold Agent and Lenders harmless with respect thereto.

     13.13 Confidentiality. Each Lender agrees that without the prior consent of Company, it will not disclose (other than to its employees or to employees of any of its Affiliates, to another Lender or to any of their respective auditors or counsel who have agreed or are otherwise bound to maintain the confidentiality of such information in accordance with this Section 13.13) any information with respect to Company or any of its Subsidiaries or any of the Permitted Borrowers which is furnished pursuant to the terms and conditions of this Agreement or any of the other Loan Documents or which is designated (in writing) by any of the Borrowers to be confidential; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to such Borrower known to such Lender after reasonable inquiry, (b) as may be required in any report, statement or testimony submitted to, or in respect of any inquiry by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency, or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, an interest in this Agreement and the other Loan Documents, as aforesaid.

     13.14 Withholding Taxes. If any Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under this Agreement) deliver to Agent (and Agent will exercise good faith diligent efforts to promptly deliver the same to Company) two executed copies of (i) Internal Revenue Service Form W-8 BEN or applicable successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8 ECI or applicable successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to (i) Advances to any Foreign Subsidiary which is or becomes a Permitted Borrower hereunder or (ii) with respect to Advances to Company or any Domestic Subsidiary which is or becomes a Permitted Borrower hereunder, if such Lender has assigned its interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder) and the Term Loan and any Notes issued to it by Company, or any Domestic Subsidiary (if any) which is or subsequently becomes a Permitted Borrower hereunder, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrowers, each Lender and Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow the Borrowers to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of Lender or Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

     13.15 ERISA Restrictions. To the extent any Advance hereunder is funded by or on behalf of an insurance company, bank, or other Person deemed to hold assets of any employee benefit plan subject to ERISA or other plan as defined in and subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code pursuant to applicable Department of Labor regulations (the “Plan Asset Regulations”), or any such plan acting on its own behalf, such insurance company, bank, entity or plan warrants and represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such insurance company, bank, entity or plan to fund the Advance(s) hereunder:

(a)	the Source consists of plan assets subject to the discretionary authority or control of an in-house asset manager (“INHAM”) as such term is defined in Section IV(a) of Prohibited Transaction Class Exemption 96-23 (issued April 10, 1996) (“PTCE 96-23”), and the funding of the Advance(s) hereunder is exempt under the provisions of PTCE 96-23; or

(b)	the Source is an “insurance company general account” as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) (“PTCE 95-60”), and the funding of the Advance(s) hereunder is exempt under the provisions of PTCE 95-60; or

(c)	the Source is either (x) an insurance company pooled separate account, within the meaning of Prohibited Transaction Class Exemption 90-1 (issued January 29, 1990) (“PTCE 90-1”) or (y) a bank collective investment fund, within the meaning of Prohibited Transaction Class Exemption 91-38 (issued July 12, 1991) (“PTCE 91-38”) and, except as such insurance company or bank has disclosed to Company in writing pursuant to this paragraph (ii), no plan or group of plans maintained by the same employer or employee organization, beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; and, in either such case, all records necessary to establish the availability of each exemption by reason thereof will be maintained and made available as required by the terms of such exemption; or

(d)	the Source is an “investment fund” (within the meaning of Part V of Prohibited Transaction Class Exemption 84-14 (issued March 13, 1984) (the “QPAM Exemption”)) managed by a “qualified professional asset manager” (“QPAM”) within the meaning of Part V of the QPAM exemption) which has been identified pursuant to this paragraph (iii), such that the funding of the Advance(s) by or on behalf of such investment fund is exempt from the application of the prohibited transaction rules of ERISA and Section 4975 of the Internal Revenue Code, provided that no party to the transactions described in this Agreement and no affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such party has, or at any time during the immediately preceding year exercised, the authority to appoint or terminate the identified QPAM as manager of the assets of any employee benefit plan that has an interest in such investment fund (which plans have been identified pursuant to this paragraph (iii)) or to negotiate the terms of said QPAM’s management agreement on behalf of any such identified plan; or

(e)	the Source is a “governmental plan” as defined in Title 1, Section 3(32) of ERISA; or

(f)	the Source is one or more “employee benefit plans” (or other plan as defined in and subject to Section 4975 of the Internal Revenue Code) or a separate account, trust fund, or other entity comprised of one or more such plans (determined after giving effect to the Plan Asset Regulations) each of which has been identified to Company in writing pursuant to this paragraph (v); or

(g)	the Source does not include assets of any employee benefit plan or other plan, other than a plan exempt from coverage under ERISA and from the prohibited transactions of Section 4975 of the Internal Revenue Code.

     13.16 Restatement Date. This Agreement shall become effective upon the Restatement Date, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder remains outstanding. Those Permitted Borrowers not signatories to this Agreement on the Restatement Date shall become obligated hereunder (and shall be deemed parties to this Agreement) upon the execution and delivery, according to the terms and conditions set forth in Section 2.1 hereof, of a Permitted Borrower Addendum.

     13.17 Severability. In case any one or more of the obligations of any of the Borrowers under this Agreement, or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of or such Borrower under this Agreement or any of the other Loan Documents in any other jurisdiction.

     13.18 Table of Contents and Headings; Construction of Certain Provisions. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. If any provision of this Agreement or any of the other Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     13.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

     13.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers or any other Person party to any of the Loan Documents made herein or in any of the other Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any such Person in connection with this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 11.8 hereof (together with any other indemnities of the Borrowers contained elsewhere in this Agreement or in any of the other Loan Documents and of Lenders set forth in Sections 12.1, 12.12 and 13.13 hereof shall, notwithstanding anything to the contrary contained in this Agreement, survive the repayment in full of the Indebtedness and the termination of any commitments to make Advances hereunder.

     13.21 WAIVER OF JURY TRIAL. LENDERS, AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR

AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER LENDERS, AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDERS AND AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     13.22 Complete Agreement; Amendment and Restatements. This Agreement, the Notes (if issued), any Requests for Advance or Letters of Credit or any Term Loan Rate Requests hereunder, the other Loan Documents and any agreements, certificates, or other documents given to secure the Indebtedness, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.

     13.23 Patriot Act Notice.

     Pursuant to Section 326 of USA Patriot Act, Agent and Lenders hereby notify the Borrowers that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for Agent and the applicable Lender to comply with the USA Patriot Act.

     13.24 Advertisements.

     Agent and Lenders may disclose the names of the Borrowers and the existence of the Indebtedness in general advertisements and trade publications, subject to the confidentiality provisions contained in Section 13.13 hereof and any confidentiality provisions contained in the other Loan Documents.

     13.25 Electronic Transmissions.

(a)	Each of the Agent, the Borrowers, on their own behalf and on behalf of their respective Subsidiaries, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower, on its own behalf and on behalf of their respective Subsidiaries hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)	All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.25, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, any Borrower and its any of its Subsidiaries and the Lenders in connection with the use of such E-System.

(c)	All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrowers on their own behalf and on behalf of their respective Subsidiaries and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

     WITNESS the due execution hereof as of the day and year first above written.

COMPANY:

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Steven Klausner

Its:	Vice President and Treasurer
63 Lancaster Avenue
Malvern, Pennsylvania 19355

PERMITTED BORROWERS:

SILICONIX INCORPORATED

By:	/s/ William M. Clancy

Its:	Secretary

AGENT:

COMERICA BANK, as Agent and as
Lender, Swing Line Lender and Issuing
Lender

By:	/s/

Its:	Vice President
One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Corporate Finance

2

BANK OF AMERICA N.A., as
Co-Syndication Agent and Lender

By:	/s/

Its:

3

JPMORGAN CHASE BANK, N.A., as
Co-Syndication Agent and Lender

By:	/s/

Its:

4

WACHOVIA BANK NATIONAL
ASSOCIATION

By:	/s/

Its:

5

BANK LEUMI U.S.A.

By:	/s/

Its:

6

BANK OF TOKYO-MITSUBISHI
UFJ TRUST COMPANY

By:	/s/

Its:

7

HSBC BANK USA, NATIONAL
ASSOCIATION, as Co-Documentation
Agent and Lender

By:	/s/

Its:

8

BANK HAPOALIM B.M.

By:	/s/

Its:

9

PNC BANK, NATIONAL
ASSOCIATION

By:	/s/

Its:

10

INTESA SANPAOLO S.P.A.

By:	/s/

Its:

11

TD BANK, N.A.

By:	/s/

Its:

12